UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

CARDINAL HEALTH, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

N/A

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 3, 2010

DATE AND TIME:	Wednesday, November 3, 2010 at 2:00 p.m. Local Time

LOCATION:	Cardinal Health, Inc., 7000 Cardinal Place, Dublin, OH 43017

PURPOSE:

(1)    To elect each of the 12 nominees named in the accompanying proxy statement (or, if necessary, any substitute nominees selected by the Board of Directors) as a director, each to serve until the 2011 annual meeting and until his or her successor is duly elected and qualified;

(2) To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011;

(3) To approve an amendment to our Restated Code of Regulations allowing the Board of Directors to amend our Restated Code of Regulations;

(4)    To vote on three shareholder proposals described in the accompanying proxy statement, if properly presented at the meeting, regarding performance-based stock options, an amendment to our Restated Code of Regulations to require that the Chairman of the Board be an independent director, and special shareowner meetings; and

(5) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

WHO MAY VOTE:	Shareholders of record at the close of business on September 7, 2010 are entitled to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors.

/s/ Stephen T. Falk
STEPHEN T. FALK
September 15, 2010	Executive Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on November 3, 2010:

This Notice of Annual Meeting of Shareholders and proxy statement and our 2010 Annual Report to Shareholders can be viewed at www.edocumentview.com/cah.

NOTICE: This is the first year that brokers are not permitted to vote on the election of directors without instructions from the beneficial owner, as discussed in more detail in the proxy statement. Therefore, if your shares are held in “street name” through a broker, trustee, bank or other nominee, they will not be voted in the election of directors unless you affirmatively vote your shares in one of the ways described in the proxy statement.

Page
GENERAL INFORMATION	1

PROPOSAL 1—ELECTION OF DIRECTORS	3

PROPOSAL 2—RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	9

PROPOSAL 3—APPROVAL OF AMENDMENT TO OUR RESTATED CODE OF REGULATIONS ALLOWING THE BOARD OF DIRECTORS TO AMEND OUR RESTATED CODE OF REGULATIONS	10

PROPOSAL 4—SHAREHOLDER PROPOSAL REGARDING PERFORMANCE-BASED STOCK OPTIONS	12

PROPOSAL 5—SHAREHOLDER PROPOSAL REGARDING AMENDMENT TO OUR RESTATED CODE OF REGULATIONS TO REQUIRE THAT THE CHAIRMAN OF THE BOARD BE AN INDEPENDENT DIRECTOR	14

PROPOSAL 6—SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREOWNER MEETINGS	17

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD	19
Board of Directors	19
Committees of the Board of Directors	19

CORPORATE GOVERNANCE	23
Shareholder Recommendations for Director Nominees	23
Communicating with the Board	23
Corporate Governance Guidelines	24
Director Independence	24
Board Leadership Structure	25
Risk Oversight	26
Director Qualification Standards and Performance Assessment	26
Policies on Business Ethics; Chief Legal and Compliance Officer	27
Resignation Policy for Incumbent Directors Not Receiving Majority Votes	27

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	28
Policies and Procedures	28
Related Party Transactions	28

AUDIT COMMITTEE REPORT	29

INDEPENDENT ACCOUNTANTS	30
Fees Paid to Independent Accountants	30
Audit Committee Audit and Non-Audit Services Pre-Approval Policy	30

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	31

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	32

COMPENSATION DISCUSSION AND ANALYSIS	33
Introduction	33
Impact of the Spin-Off	33
Objectives of Our Compensation Program	34
The Design of Our Compensation Program	34
Our Fiscal 2010 Compensation Decisions	35
Our Policies, Guidelines and Practices Related to Executive Compensation	41

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PROXY STATEMENT

GENERAL INFORMATION

These proxy materials are being furnished to solicit proxies on behalf of the Board of Directors (the “Board”) of Cardinal Health, Inc., an Ohio corporation (“Cardinal Health,” “we” or “us”), for use at our Annual Meeting of Shareholders to be held on Wednesday, November 3, 2010, at our corporate office located at 7000 Cardinal Place, Dublin, Ohio 43017, at 2:00 p.m., local time (the “Annual Meeting”), and at any adjournment or postponement thereof. These proxy materials include our Notice of Annual Meeting and Proxy Statement and our Annual Report to Shareholders for the fiscal year ended June 30, 2010. In addition, these proxy materials may include a proxy card for the Annual Meeting. A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 filed with the U.S. Securities and Exchange Commission (the “SEC”) will be provided (free of charge) to any shareholder upon request to our Investor Relations department. These proxy materials are first being sent or made available to our shareholders on or about September 15, 2010.

References to our fiscal years in this proxy statement mean the fiscal year ended or ending on June 30 of such year. For example, “fiscal 2010” refers to the fiscal year ended June 30, 2010.

Notice of Internet Availability of Proxy Materials

This year, in accordance with the rules and regulations adopted by the SEC, we are providing our proxy materials to some of our shareholders exclusively over the Internet. Accordingly, on or about September 15, 2010, a Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to these shareholders. The Notice contains instructions on how to access our proxy materials over the Internet. If you received the Notice, you will not receive a printed copy of our proxy materials by mail unless you request one by following the instructions set forth on the Notice.

Principal Executive Office

The address of our principal executive office is 7000 Cardinal Place, Dublin, Ohio 43017.

Voting Information

Record Date.    The close of business on September 7, 2010 has been fixed as the record date for the determination of our shareholders entitled to notice of and to vote at the Annual Meeting. On that date, we had outstanding 348,816,864 common shares, without par value. Holders of common shares at the record date are entitled to one vote per share for the election of each of our 12 director nominees and upon all matters on which shareholders are entitled to vote.

Quorum.    We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Annual Meeting, either in person or by proxy.

How to Vote.    We encourage you to vote promptly. Telephone and Internet voting are available through 2:00 a.m. Eastern Time on Wednesday, November 3, 2010. If your shares are registered in your name, then you are a “registered holder” and you may vote in person at the Annual Meeting or by proxy. If you decide to vote by proxy, you may do so in any one of the following three ways:

•	By Telephone. You may vote your shares by calling the toll free number 1-800-652-VOTE (8683) within the United States, U.S. territories or Canada and following instructions provided by the recorded message. You may vote by telephone 24 hours a day. You will need to enter information that is set forth on your proxy card or the Notice. The telephone voting system allows you to confirm that the system has properly recorded your votes.

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By Internet.    You may vote your shares over the Internet by logging onto www.envisionreports.com/CAH and following the steps outlined on the secure website. You will need to enter information that is set forth on your proxy card or the Notice. As with the telephone voting system, you will be able to confirm that the system has properly recorded your votes.

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By Mail.    You may mark, sign and date your proxy card and return it by mail in the enclosed postage-paid envelope. If you received the Notice and wish to vote by mail, you may obtain a proxy card to do so by following the instructions set forth in the Notice.

If you are a beneficial holder of shares held in “street name” through a broker, trustee, bank or other nominee that holds shares on your behalf, you may vote in person at the Annual Meeting by obtaining a legal proxy from the nominee that holds your shares. Alternatively, you may vote by proxy by completing and signing the voting instruction form provided to you by the nominee that holds your shares, or by using telephone or Internet voting arrangements described on the voting instruction form, the Notice or other materials provided you by the nominee that holds your shares.

Changing or Revoking Your Proxy.    Your presence at the Annual Meeting will not automatically revoke your proxy. If you are a registered holder, you may revoke your proxy at any time before a vote is taken at the meeting by giving notice to us in writing or in open meeting or by executing and forwarding a later-dated proxy to us or voting a later proxy by telephone or the Internet. With respect to any shares as to which you are a beneficial shareholder, you should check with the broker, trustee, bank or other nominee that holds your shares to determine how to change or revoke your vote.

Shares Held Under Plans.    If you hold shares through our retirement and savings plans, you will receive voting instructions from that plan’s administrator, which may have a different deadline for determining the manner in which such shares will be voted. If you hold shares under our equity incentive and employee stock purchase plans, your proxy includes the number of shares held through such plans.

How Shares Will Be Voted.    The common shares represented by your proxy will be voted in accordance with specifications you provide on your proxy or voting instruction card or with specifications you provide by telephone or Internet. Proxies returned without any such specifications will be voted for the election of each of the 12 director nominees as set forth under “Proposal 1—Election of Directors” below, in favor of Proposals 2 and 3 and against Proposals 4, 5 and 6. If any other matters shall properly come before the Annual Meeting, the persons named in your proxy, or their substitutes, will determine how to vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting.

The Board recommends that you vote FOR the election of the 12 director nominees listed in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposals 4, 5 and 6.

Attending the Annual Meeting

Only persons with an admission ticket or proof of share ownership will be admitted to the Annual Meeting. If you are a registered shareholder, your admission ticket is attached to your proxy card or the Notice. Please bring it with you to the Annual Meeting together with photo identification. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with photo identification) to be admitted to the Annual Meeting. Directions to the Annual Meeting can be obtained by calling our Investor Relations department at (614) 757-4757.

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote by telephone, the Internet or mail using the instructions provided with the proxy, voting instruction form or the Notice.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of 12 members. At the Annual Meeting, our shareholders will be asked to vote for the election of the 12 nominees named below, each to serve until the next annual meeting and until his or her successor is duly elected and qualified.

Common shares represented by proxies, unless otherwise specified, will be voted for the election of the 12 nominees. If, due to death or other unexpected occurrence, any one or more of the nominees should not be available for election, the proxies will be voted for the election of any substitute nominee(s) as the Board may nominate. Proxies may not be voted at the Annual Meeting for more than 12 nominees. Votes will be tabulated by or under the direction of inspectors of election, who will certify the results of the voting at the Annual Meeting.

Our Amended and Restated Articles of Incorporation (the “Articles”) provide for a majority voting standard for the election of directors in uncontested elections of directors. The election of directors at the Annual Meeting is an uncontested election, so for a nominee to be elected to the Board, the number of votes cast FOR the nominee’s election must exceed the number of votes cast AGAINST his or her election. Abstentions and broker non-votes will not be considered votes cast FOR or AGAINST a nominee. Under recent rule changes, if your shares are held in “street name” and you do not provide voting instructions to your broker, trustee, bank or nominee, then your shares will not be voted in the election of directors. If a nominee is not elected because he or she did not receive a greater number of votes FOR his or her election than AGAINST such election, he or she will be required to tender his or her resignation for the Board’s consideration of whether to accept it in accordance with the policy set forth in our Corporate Governance Guidelines. See “Corporate Governance—Resignation Policy for Incumbent Directors Not Receiving Majority Votes” on page 27. Our Articles and our Restated Code of Regulations (the “Regulations”) do not provide for cumulative voting in elections of directors. Accordingly, no shareholder has the right to cumulate his or her voting power in the election of directors at the Annual Meeting.

Set forth below is the following information regarding those persons nominated for election as our directors: their names; ages; the year in which he or she first became one of our directors; principal occupations and positions held during the past five years or such shorter period of time, as indicated; public company directorships held during the last five years; and the experience, qualifications, attributes or skills that led the Nominating and Governance Committee and the Board to conclude that he or she should serve as a director. Each nominee was elected at the 2009 Annual Meeting of Shareholders, except for Carrie S. Cox and James J. Mongan, M.D., who were appointed as directors by our Board in December 2009 and January 2010, respectively. We believe that each of our director nominees has demonstrated an ability to exercise sound judgment, possesses integrity and is able to commit sufficient time and attention to the activities of the Board.

Colleen F. Arnold, 53, Director since 2007
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Senior Vice President, Application Management Services, IBM Global Business Services of International Business Machines Corporation (“IBM”), a provider of systems, financing, software and services, since January 2010

•	General Manager of GBS Strategy, Global Consulting Services and SOA Solutions, Global Industries and Global Application Services of IBM from 2007 to January 2010
•	General Manager of IBM Northern and Eastern Europe, Russia, the Middle East and South Africa from 2005 to 2007
•	General Manager of Global Communications Sector, Sales and Distribution Group of IBM, from 2002 to 2005

Director Qualifications:    As an executive officer of IBM, Ms. Arnold brings to the Board valuable experience in information technology that contributes to the Board’s understanding of the impact of this important and changing technology on our business. She also brings to the Board more than 25 years of relevant experience in the areas of operations, management, leadership, strategic planning and international markets.

George S. Barrett, 55, Director since August 2009
•	Chairman of the Board (“Chairman”) and Chief Executive Officer of Cardinal Health since August 2009
•	Vice Chairman of Cardinal Health and Chief Executive Officer—Healthcare Supply Chain Services from January 2008 to August 2009
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President and Chief Executive Officer of Teva North America and Executive Vice President—Global Pharmaceutical Markets and a member of the Office of the Chief Executive Officer of Teva Pharmaceutical Industries Limited (“Teva”), a generic and branded pharmaceutical company, from 2006 to 2008

•	President and Chief Executive Officer of Teva North America and Group Vice President—North America of Teva from 2005 to 2006
•	President of Teva USA from 1998 to 2005

Director Qualifications:    Mr. Barrett, who has experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning and international markets, provides the Board with unique perspective and insights regarding our businesses, industry, challenges and opportunities, and communicates management’s perspective on important matters to the Board. He brings to the Board valuable experience in the pharmaceutical and healthcare fields gained from more than 25 years in the pharmaceutical industry.

Glenn A. Britt, 61, Director since October 2009
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Chairman, President and Chief Executive Officer of Time Warner Cable Inc. (“Time Warner Cable”), a cable operator, since March 2009, having served as Time Warner Cable’s President and Chief Executive Officer from 2006, and, prior to that, as the Chairman and Chief Executive Officer of Time Warner Cable and its predecessors from 2001

•	Held other positions with Time Warner Cable and its predecessors from 1972 to 2001, including Chief Financial Officer of Time Inc. from 1988 to 1990
•	Other current directorships:
• Time Warner Cable since 2003
• Xerox Corporation (“Xerox”), a developer, manufacturer, marketer, servicer and financier of document equipment, software, solutions and services, since 2004

Director Qualifications:    Through his current and prior leadership positions at Time Warner Cable, a publicly-traded company, Mr. Britt brings to the Board relevant experience in the areas of finance, operations, management, executive leadership, strategic planning, human resources and corporate governance. He held several finance positions, including the Chief Financial Officer position, with Time Inc., providing valuable experience in the areas of financial reporting and accounting and controls. He also brings to the Board valuable perspective and insights from his position as Chairman of Time Warner Cable’s board of directors and from his service on Xerox’s board of directors, including its Audit Committee.

Carrie S. Cox, 53, Director since December 2009
•	Chief Executive Officer of Humacyte Inc., a development stage company focused on regenerative medicine, effective September 20, 2010
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Executive Vice President and President, Global Pharmaceuticals, of Schering-Plough Corporation (“Schering-Plough”), a branded pharmaceutical company, from 2003 until Schering-Plough’s acquisition by Merck & Co., Inc. (“Merck”) in November 2009

•	Other current directorships:
• Texas Instruments Incorporated (“Texas Instruments”), a developer, manufacturer and marketer of semiconductors, since 2004
• Celgene Corporation, a biopharmaceutical company, since 2009

Director Qualifications:    A former executive officer of Schering-Plough and a pharmacist, Ms. Cox brings to the Board valuable experience in the pharmaceutical aspects of our business. She has nearly 30 years of experience in the pharmaceutical industry, including relevant experience in the areas of healthcare, operations, management, regulatory compliance, executive leadership, strategic planning and international markets. She also brings to the Board valuable perspective and insights from her service on Texas Instruments’ board of directors, including its Audit Committee. She is a member of the Harvard School of Public Health’s Health Policy and Management Executive Council, contributing to her perspective on healthcare policy issues.

Calvin Darden, 60, Director since 2005
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Senior Vice President of U.S. Operations of United Parcel Service, Inc. (“UPS”), a package delivery company and provider of specialized transportation and logistics services, from 2000 until his retirement in 2005

•	Other current directorships:
• Target Corporation (“Target”), an operator of large-format general merchandise discount stores, since 2003
• Coca-Cola Enterprises, Inc. (“Coca-Cola Enterprises”), a marketer, seller, manufacturer and distributor of nonalcoholic beverages, since 2004

Director Qualifications:    A former executive officer of UPS, Mr. Darden brings to the Board valuable experience in supply chain networks and logistics that contributes to the Board’s understanding of this important aspect of our business. He has over 30 years of relevant experience in the areas of operations, management, executive leadership, efficiency and quality control, strategic planning and labor relations. He also brings to the Board valuable perspective and insights from his service on Target’s board of directors, including its Compensation Committee, and on Coca-Cola Enterprises’ board of directors, including its Human Resources and Compensation Committee.

Bruce L. Downey, 62, Director since August 2009
•	Partner of NewSpring Health Capital II, L.P., a venture capital firm, since March 2009
•	Chairman and Chief Executive Officer of Barr Pharmaceuticals, Inc. (“Barr”), a generic pharmaceutical company, from 1994 through December 2008
•	Other current directorship: Momenta Pharmaceuticals, Inc., a biotechnology company, since 2009
•	Prior directorship: Barr from 1993 through 2008

Director Qualifications:    Having spent 14 years as Chairman and Chief Executive Officer of Barr, a publicly-traded generic pharmaceutical manufacturer until its acquisition in 2008, Mr. Downey brings to the Board relevant experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources and corporate governance. He also brings to the Board valuable experience in the pharmaceutical aspects of our business as well as valuable perspective and insights from his position as Chairman of Barr’s board of directors. Before his career at Barr, he practiced as an attorney for 20 years.

John F. Finn, 62, Director since 1994
•	President and Chief Executive Officer of Gardner, Inc. (“Gardner”), a supply chain management company serving industrial and consumer markets, since 1985
•	Other current directorships:
• J.P. Morgan Funds, a registered investment company, since 1998
• Greif, Inc., an industrial package products and services company, since 2007

Director Qualifications:    As Chief Executive Officer of supply chain management company Gardner for more than 25 years, Mr. Finn brings to the Board valuable experience in supply chain management that contributes to the Board’s understanding of this important aspect of our business. He also brings relevant experience in the areas of operations, management, finance, executive leadership, strategic planning and human resources. He also has healthcare knowledge and historical perspective gained from over 16 years of service on our Board. His service on the Board lends continuity after the addition of five new Board members during fiscal 2010. He also brings to the Board valuable perspective and insights from his service as a trustee of the J.P. Morgan Funds and on Greif’s board of directors, including their Audit Committees.

Gregory B. Kenny, 57, Director since 2007
•	President and Chief Executive Officer of General Cable Corporation (“General Cable”), a manufacturer of aluminum, copper and fiber-optic wire and cable products, since 2001
•	Other current directorships:
• General Cable since 1997
• Corn Products International, Inc. (“Corn Products”), a corn refining and ingredient company, since 2005
•	Prior directorship: IDEX Corporation (“IDEX”), an applied solutions business that sells pumps, flow meters and other fluidics systems and components and engineered products, from 2002 to 2007

Director Qualifications:    As Chief Executive Officer of General Cable, a publicly-traded company, Mr. Kenny brings to the Board relevant experience in the areas of operations, management, finance, executive leadership, strategic planning, human resources, corporate governance and international markets. He also brings to the Board valuable perspective and insights from his service on Corn Products’ board of directors, including its Corporate Governance and Nominating Committee, and on IDEX’s board of directors, including chairing its Compensation Committee. He is also a member of the board of directors of the Federal Reserve Bank of Cleveland (Cincinnati branch).

James J. Mongan, M.D., 68, Director since January 2010
•	Professor of health care policy and professor of social medicine at Harvard Medical School since 1996
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President and Chief Executive Officer of Partners HealthCare System, Inc. (“Partners HealthCare”), an integrated healthcare system that includes Brigham and Women’s Hospital and Massachusetts General Hospital, from 2003 until his retirement in December 2009

Director Qualifications:    As the former Chief Executive Officer of Partners HealthCare, a large and highly respected integrated healthcare system, Dr. Mongan brings to the Board valuable experience with the provider side of healthcare as well as more than 25 years of relevant experience in hospital operations, regulatory compliance, finance, executive leadership and human resources. In addition, his expertise in healthcare policy and social medicine contributes to the Board’s understanding of the potential implications of healthcare reform for our businesses and the changing nature of healthcare. Dr. Mongan currently serves on the board of the Commonwealth Fund, a private foundation promoting a high performing healthcare system, chairing its Commission on a High Performance Health System. He formerly held several healthcare policy positions from 1970 to 1981, including serving on the Senate Finance Committee staff working on Medicare and Medicaid legislation and serving as Deputy Assistant Secretary for Health and as White House Associate Director for Domestic Policy.

Richard C. Notebaert, 63, Director since 1999
•	Chairman and Chief Executive Officer of Qwest Communications International Inc. (“Qwest”), a telecommunications systems company, from 2002 until his retirement in 2007
•	Other current directorship: Aon Corporation (“Aon”), a provider of risk management services, insurance and reinsurance brokerage, and human capital consulting, since 1998
•	Prior directorship: Qwest from 2002 to 2007

Director Qualifications:    Having spent more than 11 years as Chairman and Chief Executive Officer of publicly-traded companies Qwest and Ameritech Corporation (“Ameritech”), Mr. Notebaert brings to the Board relevant experience in the areas of operations, management, finance, executive leadership, strategic planning, human resources, corporate governance and international markets. He has healthcare knowledge and historical perspective gained from over 10 years of service on our Board, and he lends continuity to the Board after the addition of five new Board members during fiscal 2010. He also brings to the Board valuable perspective and insights from his positions as Chairman of Qwest’s and Ameritech’s boards of directors and from his service on Aon’s board of directors.

David W. Raisbeck, 60, Director since 2002
•	Vice Chairman of Cargill, Incorporated (“Cargill”), a marketer, processor and distributor of agricultural, food, financial and industrial products and services, from 1999 until his retirement in 2008
•	Other current directorships:
• Eastman Chemical Company (“Eastman Chemical”), a plastics, chemicals and fibers manufacturer, since 2000
• Canadian Pacific Railway Limited, a railway holding company, and its subsidiary, Canadian Pacific Railway Company, a railway operating company, since 2009

Director Qualifications:    Having spent over 35 years as an executive and served on the board of directors of Cargill, including holding the position of Vice Chairman for nine years with significant operational responsibilities, Mr. Raisbeck brings to the Board relevant experience in the areas of operations, management, risk management, finance, leadership, strategic planning, human resources and international markets. He has healthcare knowledge and historical perspective gained from over eight years of service on our Board, and he lends continuity to the Board after the addition of five new Board members during fiscal 2010. He also brings to the Board valuable perspective and insights from his service on Eastman Chemical’s board of directors, including its Nominating and Corporate Governance and Compensation and Management Development Committees.

Jean G. Spaulding, M.D., 63, Director since 2002
•	Private medical practice in psychiatry since 1977
•	Consultant, Duke University Health System, a non-profit academic healthcare system, since 2002
•	Associate Clinical Professorships at Duke University Medical Center, a non-profit academic hospital, since 1998
•	Trustee, The Duke Endowment, a charitable trust, since 2002

Director Qualifications:    With more than 30 years of experience in delivering healthcare through a private medical practice in psychiatry, Dr. Spaulding brings to the Board valuable experience in healthcare and healthcare delivery systems. She has historical perspective gained from over eight years of service on our Board, and she lends continuity to the Board after the addition of five new Board members during fiscal 2010. Dr. Spaulding has served as Vice Chancellor of Health Affairs with Duke University Health System, a large and highly respected healthcare system, and held Associate Clinical Professorships at Duke University Medical Center, contributing to her perspectives on healthcare issues.

The Board recommends that you vote FOR the election of these nominees.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for fiscal 2011, and we are asking our shareholders to ratify this selection at the Annual Meeting. Although ratification is not required by the Regulations, Ohio law or otherwise, the Board has determined to annually submit the selection of our independent registered public accounting firm to our shareholders for ratification as a matter of good corporate governance practices. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interest and the best interest of our shareholders.

Representatives of Ernst & Young, which served as our independent registered public accountants for fiscal 2010, are expected to be present at the Annual Meeting. At the Annual Meeting, representatives of Ernst & Young will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders.

Vote Required and Recommendation of the Board of Directors

Approval of the proposal to ratify the selection of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board recommends that you vote FOR the proposal to ratify the selection of Ernst & Young as our independent registered public accounting firm for our fiscal year ending June 30, 2011.

PROPOSAL 3—APPROVAL OF AMENDMENT TO OUR RESTATED CODE OF REGULATIONS

ALLOWING THE BOARD OF DIRECTORS TO AMEND OUR RESTATED CODE OF REGULATIONS

Under this Proposal 3, we are asking our shareholders to approve an amendment to our Regulations allowing the Board of Directors to adopt amendments to the Regulations to the extent permitted by Ohio law. Our Regulations currently require our shareholders to adopt all amendments.

Many jurisdictions, such as Delaware, have historically allowed the directors of a corporation to amend that corporation’s bylaws (the Delaware equivalent of Ohio’s regulations) without shareholder approval. In 2006, Ohio law was amended to allow directors of Ohio corporations to make certain amendments to their regulations without shareholder approval, if the authority is provided in the corporation’s articles of incorporation or regulations, and so long as the amendments do not divest or limit the shareholders’ power to adopt, amend or repeal the corporation’s regulations. After the 2006 amendment, Ohio law provides Ohio corporations with flexibility similar to Delaware corporations, subject to statutory limitations that prohibit directors from amending the regulations to effect changes in specified areas deemed by the Ohio legislature to be important rights reserved to the shareholders.

If shareholders approve Proposal 3, they would retain sole authority to approve amendments to our Regulations that are reserved for shareholders by Ohio law, which currently include the following:

•	changing the percentage of common shares needed to call a special shareholders’ meeting;

•	changing the length of the time period required for notice of shareholders’ meetings;

•	changing the requirement for a quorum at shareholders’ meetings;

•	prohibiting shareholder or director actions from being authorized or taken without a meeting;

•	defining terms of office for directors or providing for classification of directors;

•	requiring greater than a majority vote of shareholders to remove directors without cause;

•	changing the requirements for a quorum at directors’ meetings or the required vote for an action of the directors; or

•	including a requirement that a control share acquisition of the corporation be approved by the corporation’s shareholders.

In addition, if shareholders approve Proposal 3, the Board may not delegate its authority to adopt, amend or repeal our Regulations to a committee of the Board.

If shareholders approve Proposal 3, Article 10 of our Regulations would be revised to allow the Board to amend our Regulations in the future to the extent permitted by Ohio law. Accordingly, the Board would be able to make ministerial and other changes to our Regulations without the time-consuming and expensive process of seeking shareholder approval. The amendment also clarifies that the power to amend the Regulations, whether exercised by the Board or shareholders, includes the power to repeal a provision in the Regulations. If shareholders approve Proposal 3, we will be required to promptly notify our shareholders of any amendments that the Board makes to our Regulations by filing a report with the SEC or by sending a notice to shareholders of record as of the date of the adoption of the amendment. Under Ohio law, shareholders retain the power to adopt, amend and repeal the Regulations without action by the Board, so shareholders will have the ability to change any amendments made by the Board should they determine that to be appropriate.

The actual text of the revised Article 10 of our Regulations, marked with deletions indicated by strike-outs and additions indicated by underlining to indicate the proposed amendment, is set forth below. The amendment would become effective at the time of the shareholder vote.

ARTICLE 10

Amendment of Regulations

These regulations may be amended or repealed or new regulations may be adopted: (a) at any meeting of the shareholders held for such purpose by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal; ~~or~~ (b) without a meeting of the shareholders, by the written consent of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal; or (c) by the board of directors (to the extent permitted by the Ohio Revised Code).

Vote Required and Recommendation of the Board of Directors

Approval of the proposed amendment to our Regulations allowing the Board to adopt amendments to our Regulations requires the affirmative vote of the holders of a majority of the issued and outstanding common shares. Abstentions and broker non-votes will have the same effect as votes against the proposal.

The Board recommends that you vote FOR the proposed amendment to our Regulations allowing the Board to adopt amendments to our Regulations.

PROPOSAL 4—SHAREHOLDER PROPOSAL REGARDING PERFORMANCE-BASED STOCK OPTIONS

We received notice that a shareholder intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board of Directors accepts responsibility, are set forth below. John C. Liu, Comptroller, City of New York, submitted this proposal on behalf of the Boards of Trustees of the New York City Pension Funds, 1 Centre Street, New York, New York 10007-2341, a shareholder owning over $2,000 in market value of our common shares as of May 12, 2010.

The shareholder proposal and the supporting statement read as follows:

RESOLVED: That the shareholders of Cardinal Health, Inc. (the “Company”) request the Board of Directors to adopt a policy requiring that stock options, which are granted to senior executives, as part of their compensation package, are performance-based. For the purposes of this proposal, performance-based stock options are defined as either of the following:

(1)	Performance Vesting Stock Options—grants which do not vest or become exercisable unless specific business performance goals are met.

(2)	Index Options—grants with a variable option exercise price geared to a relative external measure such as a comparable peer group or S&P industry index.

(3)	Performance Accelerated Stock Options—grants whose vesting is accelerated upon achievement of specific business performance goals.

Supporting Statement

Institutional investors increasingly are urging that, in order to align the interests of executives with the interests of stockholders, stock options which are granted as part of executive compensation packages are linked to goals of long-term growth and superior performance.

Stock options too often facilitate a disconnect between reward and long term performance at many companies. They afford opportunities to manipulate stock price, backdate or spring load options, or simply take advantage of volatility in stock price to reap gains from exercising options—gains often related more to timing than to performance. Performance-based options, options tied to business performance goals or exceeding peers’ performance, may better serve to align the interests of executives and stockholders.

Cardinal Health, Inc. has received weak pay-for-performance ratings from one or more proxy rating agencies. We strongly urge the Company to adopt a policy that options granted to senior executives be performance based. We also recommend that the company avoid large sign-on grants. Assigning grants in smaller more frequent amounts may reduce incentives to benefit from gains unrelated to performance.

For these reasons, we urge shareholders to vote FOR this proposal.

The Board of Directors’ Statement in Opposition to Proposal 4

Your Board recommends a vote against Proposal 4 because we believe that our current long-term incentives are performance-based and effectively align participants’ interests with those of our shareholders. We believe that stock options, which historically have been an important part of Cardinal Health’s long-term incentive program, are an important form of performance-based compensation because a stock option provides no realizable value to a recipient until he or she meets the vesting requirements and the trading price of our common shares increases. We believe that it is important to be able to use stock options as an element of compensation that focuses primarily on stock price performance and retention, and to use other elements of compensation to focus on other aspects of performance on an annual or long-term basis, as appropriate. As a result, the Compensation Committee believes that fixed-price stock options provide an objective performance measure that directly aligns with the interests of shareholders.

The Board also believes that the Compensation Committee, composed solely of independent directors, is best suited to formulate executive compensation principles and practices that reflect the interests of shareholders, while retaining the ability to address the needs of our business and the many regulatory and financial aspects of our executive compensation programs. A wide range of complex factors influence executive compensation practices, including changes in strategic goals, competitive compensation practices of other companies, changing economic and industry conditions, evolving governance and regulatory trends and accounting requirements and tax laws. The Board believes that the Compensation Committee should continue to have the flexibility to structure our executive compensation programs using a variety of incentives and performance-based arrangements that balance these influences so that Cardinal Health can attract and retain executives of outstanding ability and motivate them to achieve superior performance.

For the reasons cited above, the Board believes adoption of this proposal is unnecessary because our current approach to long-term incentives effectively aligns the interests of participating executives with those of our shareholders and maintains the flexibility needed to continue to attract and retain qualified executives.

Vote Required and Recommendation of the Board of Directors

If properly presented at the Annual Meeting, approval of the shareholder proposal requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board recommends a vote AGAINST the adoption of this shareholder proposal. Proxies solicited by the Board will be so voted unless shareholders otherwise specify in their proxies.

PROPOSAL 5—SHAREHOLDER PROPOSAL REGARDING AMENDMENT TO OUR RESTATED

CODE OF REGULATIONS TO REQUIRE THAT THE CHAIRMAN OF THE BOARD BE

AN INDEPENDENT DIRECTOR

We received notice that a shareholder intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board of Directors accepts responsibility, are set forth below. Michael J. Barry submitted this proposal on behalf of Norges Bank Investment Management, P.O. Box 1179 Sentrum, 0107 Oslo, Norway, a shareholder owning over $2,000 in market value of our common shares as of May 19, 2010.

The shareholder proposal and supporting statement reads as follows:

RESOLVED: Pursuant to Section 1701.11 of the Ohio Revised Code, the shareholders hereby amend the Code of Regulations to add the following text where designated:

Add a new Section 3.8:

“Notwithstanding any other provision of these regulations, the chairman of the board shall be a director who is independent from the Company. For purposes of this regulation, ‘independent’ has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards, unless the Company’s common stock ceases to be listed on the NYSE and is listed on another exchange, in which case such exchange’s definition of independence shall apply. If the board of directors determines that a chairman who was independent at the time he or she was selected is no longer independent, the board of directors shall select a new chairman who satisfies the requirement of this regulation within 60 days of such determination. Compliance with this regulation shall be excused if no director who qualifies as independent is elected by the shareholders or if no director who is independent is willing to serve as chairman of the board. This regulation shall apply prospectively, so as not to violate any contractual obligation of the Company in effect when this regulation was adopted.”

Add to the end of Section 3.1:

“except that no person shall serve concurrently as chief executive officer and chairman of the board.”

SUPPORTING STATEMENT

A goal of Norges Bank, the central bank of Norway, is to safeguard long-term financial interests through active ownership. In furtherance of that goal, Norges Bank believes that corporate boards should be structured to ensure independence and accountability to shareholders. The roles of chairman of the board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of the responsibilities between these positions to ensure a balance of power and authority on the board. Approximately 49% of S&P 1500 companies have separate CEO and chairman positions.

The board should be led by an independent chairman. Such a structure will put the board in a better position to make independent evaluations and decisions, hire management, decide a remuneration policy that encourages performance, provide strategic direction, and support management in taking a long-term view in the development of business strategies. An independently led board is better able to oversee and give guidance to Company executives, help prevent conflict or the perception of conflict, and effectively strengthen the system of checks-and-balances within the corporate structure and thus protect shareholder value.

An independent chairman will be a strength to the Company when the board must make the necessary strategic decisions and prioritizations to create shareholder value over time.

We therefore urge shareholders to vote FOR this proposal.

The Board of Directors’ Statement in Opposition to Proposal 5

Your Board recommends a vote AGAINST Proposal 5, a proposed amendment to Cardinal Health’s Regulations to require that the Chairman be independent. We believe that our shareholders benefit from a governance structure that allows the Board appropriate flexibility to implement the leadership structure that best serves the interests of Cardinal Health and our shareholders at any given time. We further believe that our current board structure and governance practices, including an independent Presiding Director, provide strong leadership as well as effective, independent oversight of management at this time. Our current practice of combining the Chief Executive Officer and Chairman positions is something we review as part of our regular review of Cardinal Health’s overall corporate governance practices.

As stated in our Corporate Governance Guidelines, the Board believes that it is in the best interests of Cardinal Health for the Board to retain the flexibility to decide who should serve as Chairman and Chief Executive Officer, and whether the offices should be combined or separate, based upon the circumstances facing us at any given time. This enables the Board to assess our opportunities and challenges and organize our leadership structure appropriately. The proposal to amend the Regulations to require an independent chairman would limit the ability of the Board to select the director the Board believes is best suited to serve as Chairman at any given time.

At the present time, as we address the challenges of a difficult economy and continuing changes in the healthcare markets, the Board believes that the most effective leadership structure is for our Chief Executive Officer to serve as Chairman. This structure fosters clear accountability, effective decision-making and alignment between the Board and management, and allows one person to speak on behalf of the company to its customers, vendors, regulators and employees. Furthermore, it enables Mr. Barrett to ensure that the Board’s agenda responds to our strategic challenges, that the Board is presented with information required for it to fulfill its responsibilities, and that Board meetings are as productive and effective as possible.

Additionally, of the largest 100 public companies recently surveyed by Shearman & Sterling LLP (as reported in its 2010 Trends in Corporate Governance of the Largest US Public Companies—General Governance Practices report), only 17 had an independent chairman. Furthermore, according to the 2009 Spencer Stuart US Board Index (released October 2009) available at www.spencerstuart.com, 16% of the boards of directors of S&P 500 companies had an independent chairman and 63% had the Board’s current structure with a combined Chairman and Chief Executive Officer.

As noted above, the Board is committed to effective corporate governance and promoting a strong, independent Board. A substantial majority of our directors are independent as defined under the New York Stock Exchange regulations and the Corporate Governance Guidelines, and each of the Audit, Nominating and Governance and Compensation Committees is comprised entirely of independent directors. In addition, the independent directors annually elect an independent director to serve as the Presiding Director. The Presiding Director’s responsibilities and authority include the following: presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; having the authority to call additional executive sessions of the independent directors as appropriate; serving as a liaison between the Chairman and the independent directors; advising on the flow of information sent to the Board; reviewing the agenda, materials and schedule for Board meetings; and being available, as deemed appropriate by the Board, for consultation and direct communication with major shareholders.

Accordingly, the Board believes that the proposal to amend the Regulations to require that the Chairman be independent regardless of the circumstances is a rigid, one-size-fits-all approach that unnecessarily limits the flexibility of the Board to implement the governance structures for Cardinal Health that best serve the interests of our shareholders and Cardinal Health. The Board believes that our Corporate Governance Guidelines already provide strong corporate governance and promote independent leadership, and that the combined role of Chairman and Chief Executive Officer is in the best interests of Cardinal Health and our shareholders at this time.

Vote Required and Recommendation of the Board of Directors

If properly presented at the Annual Meeting, approval of the shareholder proposal requires the affirmative vote of the holders of a majority of the issued and outstanding common shares. Abstentions and broker non-votes will have the same effect as votes against the proposal.

The Board recommends a vote AGAINST the adoption of this shareholder proposal. Proxies solicited by the Board will be so voted unless shareholders otherwise specify in their proxies.

PROPOSAL 6—SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREOWNER MEETINGS

We received notice that a shareholder intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board of Directors accepts responsibility, are set forth below. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, New York 11021, a shareholder owning over $2,000 in market value of our common shares as of June 4, 2010, submitted this proposal.

The shareholder proposal and supporting statement read as follows:

“RESOLVED, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our relevant governing documents to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a special shareowner meeting. Many small shareowners can be part of this 10%-threshold.

A special meeting allows shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. This proposal does not impact our board’s current power to call a special meeting. This proposal topic won more than 60% support at the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R. R. Donnelley (RRD).

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “High Concern” in Executive Pay. Although our company did not achieve threshold target performance goals, our executive pay committee used “discretion” to fund executive incentive pay and determined the actual amount of each named executive officer’s annual incentive pay. Our company targeted annual pay incentives at the 75th percentile of its comparator group, which raised concerns that it was our executive pay committee’s intent to pay our executives well above the median regardless of performance.

Our executives’ long-term incentive pay plan for 2009 was composed of stock options, performance cash award, and restricted stock units (RSU). Long-term incentive payouts should not be in the form of cash as it does little to align the risk and interests of management with that of shareholders. In addition, the three-year performance period can only be correctly considered as medium-term. Furthermore, the performance metric of earnings before interest and tax was the same metric used for the annual incentive plan. This raised concerns that executives were being rewarded twice for the same achievement. Lastly, stock options and RSUs, which represented 75% of the long-term equity grants, were time-vested over only a medium-term of three-years.

David Raisbeck was designated a “flagged (problem) director” by The Corporate Library due to his involvement with the board of Armstrong Holdings, which with two subsidiaries, filed for Chapter 11 Bankruptcy. Nonetheless Mr. Raisbeck was assigned to our audit, executive pay and nomination committees. John Finn had 16-years director tenure which was an independence concern—yet was assigned to our audit and nomination committees. We did not have the right to an independent board chairman or to use cumulative voting.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Special Shareowner Meetings—Yes on 6.”

The Board of Directors’ Statement in Opposition to Proposal 6

Your Board recommends a vote AGAINST Proposal 6 because the Board believes that it is not in the best interests of our shareholders to enable holders of only 10% of our outstanding common shares to have an unlimited ability to call special meetings for any purpose at any time. Our Regulations currently permit shareholders owning 25% of our common shares to call special meetings. We believe that our existing provision is appropriate for a public company of our size as it strikes a proper balance between ensuring accountability to shareholders and enabling the Board and management to run the company in an effective manner.

A special meeting is very expensive and disruptive for a company with as many shareholders as Cardinal Health. Our Board and management must commit the time to prepare for the meeting and address the matters to be considered at the meeting. We also incur the costs to prepare, print and mail the required disclosure documents. Share ownership thresholds to call special meetings are intended to strike a balance between the shareholders’ right to call a special meeting in appropriate circumstances and the risk that shareholders representing a minority position would seek to disrupt the company with a special meeting. The proposal would permit minority shareholders holding a relatively small portion of our capital stock to use a special meeting, even if the majority of shareholders holding up to 90% of our outstanding shares have little interest in or oppose the matters to be considered at the meeting. These objectives could be more efficiently and cost-effectively addressed through communications with management or the Board or at our annual meeting of shareholders.

Moreover, we believe that providing the platform of a special meeting to shareholders who are not able to gain the support of 25% of our shares is unnecessary in light of our practices of open communication with shareholders and our corporate governance structures. We maintain open communication with large and small shareholders, financial analysts and shareholder advisory services about important issues relating to our business and governance. Shareholders are currently able to communicate directly with management and the Board. They also can use our annual meeting of shareholders to communicate their concerns to management, the Board and other shareholders, including through shareholder proposals. Our directors are accountable to shareholders through their election at each annual meeting and our majority voting standard for election of directors in uncontested elections. In light of the appropriate balance struck by our existing special meeting provision, the Board believes that adoption of the proposal is not necessary.

Vote Required and Recommendation of the Board of Directors

If properly presented at the Annual Meeting, approval of the shareholder proposal requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board recommends a vote AGAINST the adoption of this shareholder proposal. Proxies solicited by the Board will be so voted unless shareholders otherwise specify in their proxies.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board of Directors

Our Board of Directors currently consists of 12 members, five of whom joined the Board during fiscal 2010. Effective August 31, 2009, we separated the clinical and medical products businesses from our other businesses through a pro rata distribution to shareholders of 81% of the then outstanding common stock of a wholly-owned subsidiary, CareFusion Corporation (“CareFusion”). We refer to this transaction as the “Spin-Off.” In connection with the Spin-Off, R. Kerry Clark, who served as our Chairman and Chief Executive Officer, retired immediately after the Spin-Off was effective, and George S. Barrett became our Chairman and Chief Executive Officer. Also effective August 31, 2009, three directors, Philip L. Francis, J. Michael Losh and Michael D. O’Halleran, resigned from our Board and joined the CareFusion board of directors, and Bruce L. Downey joined our Board. After the Spin-Off, Glenn A. Britt joined our Board effective October 1, 2009, Carrie S. Cox joined our Board effective December 1, 2009, and James J. Mongan, M.D. joined our Board effective January 22, 2010.

Our Board of Directors held four regular meetings and four special meetings during fiscal 2010. Each director attended 75% or more of the meetings of the Board and Board committees on which he or she served during fiscal 2010. All members of the Board at the time of the 2009 Annual Meeting of Shareholders attended that meeting. Absent unusual circumstances, each director is expected to attend the Annual Meeting.

Committees of the Board of Directors

The Board has established the Audit Committee, the Nominating and Governance Committee, the Executive Committee and the Human Resources and Compensation Committee (the “Compensation Committee”). The charters for each of these committees are available on our website, at www.cardinalhealth.com, under “Investors—Corporate Governance: Board Committees/charters.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department at (614) 757-4757.

During fiscal 2010, each member of the Audit Committee, Nominating and Governance Committee and Compensation Committee was determined by the Board to be independent as defined by the rules of the NYSE and in accordance with our Corporate Governance Guidelines discussed in more detail below, and with respect to the members of the Compensation Committee, in accordance with Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The following table identifies the current committee members.

Name	Audit (1)	Nominating and Governance (1)	Executive (1)	Human Resources and Compensation (1)
Colleen F. Arnold (2)		X
George S. Barrett (3)			Chair
Glenn A. Britt (4)	X
Carrie S. Cox (5)	X
Calvin Darden				X
Bruce L. Downey (6)	X
John F. Finn (7)	Chair	X	X
Gregory B. Kenny		X	X	Chair
James J. Mongan, M.D. (8)	X
Richard C. Notebaert			X
David W. Raisbeck (9)		Chair	X	X
Jean G. Spaulding, M.D.				X

(1)

Philip L. Francis and Michael D. O’Halleran each served on the Audit Committee, and J. Michael Losh served as Chair of the Audit Committee and on the Nominating and Governance and Executive Committees, until they resigned from the Board to join the CareFusion board of directors upon completion of the Spin-Off on August 31, 2009. R. Kerry Clark served as Chair of the Executive Committee until he retired from the

Board on August 31, 2009. John B. McCoy served as Chair of the Nominating and Governance Committee and on the Executive and Compensation Committees until he retired from the Board on July 1, 2009.

(2)	Ms. Arnold served on the Audit Committee until February 1, 2010. The Board appointed her to serve on the Nominating and Governance Committee, effective May 4, 2010.

(3)	The Board appointed Mr. Barrett to serve as Chair of the Executive Committee effective upon his appointment as our Chairman and Chief Executive Officer and a director on August 31, 2009.

(4)	The Board appointed Mr. Britt to serve on the Audit Committee effective upon his appointment as a director on October 1, 2009.

(5)	The Board appointed Ms. Cox to serve on the Audit Committee, effective January 22, 2010.

(6)	The Board appointed Mr. Downey to serve on the Audit Committee effective upon his appointment as a director on August 31, 2009.

(7)	The Board appointed Mr. Finn to serve as Chair of the Audit Committee and on the Executive Committee, effective August 31, 2009.

(8)	The Board appointed Dr. Mongan to serve on the Audit Committee effective upon his appointment as a director on January 22, 2010.

(9)

Mr. Raisbeck served on the Audit Committee until January 22, 2010. The Board appointed him to serve as Chair of the Nominating and Governance Committee and on the Executive Committee, effective July 2, 2009, and on the Compensation Committee, effective August 31, 2009.

The Audit Committee.    The Board has determined that each of Messrs. Britt, Downey, Finn and Mongan is an “audit committee financial expert” for purposes of the rules of the SEC. The Board also determined that during his service on the Audit Committee during fiscal 2010, each of Messrs. Francis, Losh, O’Halleran and Raisbeck was an “audit committee financial expert” for purposes of such rules. The Board determined that Mr. Losh’s simultaneous service on the audit committees of more than two other public companies did not impair his ability to effectively serve on the Audit Committee of our Board. In reaching this determination, the Board considered Mr. Losh’s ability to devote sufficient and substantial time to service on our Audit Committee. During fiscal 2010, the Audit Committee met eight times.

The Audit Committee’s duties and responsibilities are stated in a written charter, which was adopted by our Board and was most recently amended on November 4, 2009. The Audit Committee’s primary responsibilities are to represent and assist the Board with the oversight of:

•	the integrity of our financial statements;

•	the ethics and compliance program;

•	legal and regulatory compliance;

•	our process for assessing and managing risk;

•	the qualifications, independence and performance of our independent auditor; and

•	the qualifications and performance of our internal audit function.

In performing its oversight role with respect to our financial statement and disclosure matters, the Audit Committee reviews quarterly and annual financial statements prior to filing or announcement and considers matters such as the judgment by management and by the independent auditors as to the quality and appropriateness of the application of accounting principles, certain changes or alternatives in financial or accounting practices, proposed or pending changes in accounting or regulatory requirements and the adequacy and effectiveness of our internal control over financial reporting and disclosure controls and procedures.

The Audit Committee reviews our ethics and compliance program, including compliance procedures regarding our Standards of Business Conduct, and obtains periodic reports from our Chief Legal and Compliance

Officer on the ethics and compliance program. The Audit Committee assists the Board in its oversight responsibilities by overseeing and monitoring our overall risk management processes and major financial and regulatory risk exposures.

With respect to our independent auditor, the Audit Committee pre-approves all services provided by the independent auditor and is responsible for its appointment, compensation and retention and the oversight of its work, including any disagreements with management, its independence from us and any regulatory or peer review matters. The Audit Committee also reviews our internal audit plan and the functions and structure of our internal audit department.

The Nominating and Governance Committee.    During fiscal 2010, the Nominating and Governance Committee met six times.

The Nominating and Governance Committee’s duties and responsibilities are stated in a written charter adopted by the Board and most recently amended on August 4, 2010. The Nominating and Governance Committee’s primary responsibilities are to:

•	identify individuals qualified to become Board members (consistent with criteria approved by the Board);

•	recommend director candidates to the Board;

•	develop and review our Corporate Governance Guidelines;

•	perform a leadership role in shaping our corporate governance practices; and

•	oversee the annual evaluation of the Board’s effectiveness and performance.

In fulfilling this role, the Nominating and Governance Committee considers and recommends criteria to the Board for identifying and evaluating potential Board candidates, identifies and reviews the qualifications of such candidates, establishes procedures for the consideration of Board candidates recommended by our shareholders, assesses the contributions and independence of individual incumbent directors, recommends to the Board changes in the structure, composition and function of the Board’s committees, oversees the evaluation of the Board’s effectiveness and performance and considers and makes recommendations to the Board regarding director resignations.

The Executive Committee.    The members of the Executive Committee include the Chairman and Chief Executive Officer, the chairpersons of each of the Audit, Nominating and Governance and Compensation Committees and the Presiding Director. A majority of the members must be independent in accordance with the definition of “independent director” in our Corporate Governance Guidelines. During fiscal 2010, the Executive Committee met two times.

The Executive Committee operates under a written charter. The Executive Committee is empowered to exercise substantially all powers and perform all duties of the Board, subject to certain limitations, when specific authority is delegated to it by the Board or when, in the intervals between meetings of the Board, it is necessary to consider or act upon a matter promptly. The Executive Committee does not have the authority to fill vacancies on the Board or on any committee of the Board, declare dividends, elect our Chief Executive Officer, submit matters for shareholder approval or act on matters specifically reserved for full Board authority.

Human Resources and Compensation Committee.    During fiscal 2010, the Compensation Committee met seven times and acted four times by written action without a meeting.

The Compensation Committee’s duties and responsibilities are stated in a written charter adopted by the Board and most recently amended on May 4, 2010. The Compensation Committee’s primary duties and responsibilities are to:

•

develop an executive compensation policy to support overall business strategies and objectives, attract and retain key executives, link compensation with business objectives and organizational performance, and provide competitive compensation;

•	approve compensation for the Chief Executive Officer, including relevant performance goals and objectives, and evaluate his performance;

•	approve compensation for our other executive officers and oversee their evaluations;

•	make recommendations to the Board with respect to the adoption of equity-based compensation plans and incentive compensation plans;

•	review the outside directors’ compensation program for competitiveness and plan design, and recommend changes to the Board as appropriate;

•	oversee the management succession process for the Chief Executive Officer and senior executives;

•	oversee workplace diversity initiatives and progress;

•	consult with management on major policies affecting employee relations; and

•	oversee and assess the appropriateness of any material risks arising from or related to compensation programs or arrangements.

Compensation decisions for our executive officers are made by the Compensation Committee. The details of the processes and considerations involved in making these compensation decisions, including the role of management, are described under “Compensation Discussion and Analysis” beginning on page 33. The Compensation Committee also acts as the administrator with respect to our equity and non-equity incentive plans covering executive officers and other senior management. The Compensation Committee may delegate authority for administration of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to our officers and other key employees. However, the Compensation Committee may not delegate any authority under those plans for selection of participants, determination of award amounts or amendments or modifications of awards with respect to our executive officers.

The Compensation Committee’s Compensation Consultant.    During fiscal 2010, the Compensation Committee retained and was advised by Towers Watson with respect to executive compensation matters. This engagement was a continuation of the Compensation Committee’s work with Towers Perrin, which merged with Watson Wyatt to form Towers Watson effective January 1, 2010. During fiscal 2010, the Towers Watson consultant attended all seven of the Compensation Committee’s meetings. The nature and scope of Towers Watson’s engagement and the material elements of their instructions consisted primarily of the following:

•	participating in meetings of the Compensation Committee;

•	providing compensation data on similarly situated companies reviewed by the Compensation Committee, referred to as the “Comparator Group”; and

•

providing consulting support, advice and recommendations related to, among other things, compensation for the Chairman and Chief Executive Officer and the other executive officers, the design of our executive compensation program, including the plan design for the annual and long-term incentives, the composition of our Comparator Group and director compensation levels and practices.

In addition, Towers Watson’s engagement during fiscal 2010 included executive compensation assistance related to the Spin-Off, which occurred in August 2009. Towers Watson’s fees for executive compensation consulting to the Compensation Committee for fiscal 2010 were $284,000.

In determining to retain Towers Watson for executive compensation consulting services during fiscal 2010, the Compensation Committee considered Towers Watson’s relationships with us, the level of fees paid to Towers Watson, and the Towers Watson policies described below. The Compensation Committee also considered the quality of the services Towers Watson provided to the Compensation Committee in the past and the ability of Towers Watson personnel to provide objective and independent assistance and advice to the Compensation Committee.

Towers Watson confirmed to the Compensation Committee that it maintained policies and processes to mitigate potential issues of independence when it provided consulting services to the Compensation Committee and provided other services to us. These included the following:

•	the individual who provided consulting services to the Compensation Committee was not personally involved in doing work in any of the other areas in which Towers Watson provided services to us;

•

the individual who provided consulting services to the Compensation Committee did not share information about the specific work he did on behalf of the Compensation Committee with other Towers Watson staff who provided assistance to us on other engagements; and

•

the individual who provided consulting services to the Compensation Committee was not directly compensated for increasing the total revenues that Towers Watson generated from us or expanding the range of services that Towers Watson provided to us.

In May 2010, the Compensation Committee charter was amended to provide that the Compensation Committee has sole authority to approve any engagement of a compensation consulting firm by us, in addition to its existing authority to retain and terminate a compensation consulting firm and approve the terms and fees of any such firm. Management approved Towers Watson’s engagement to provide various consulting services in the normal course of business. In May 2010, the Compensation Committee ratified and approved Towers Watson’s engagement to provide these services to us for fiscal 2010. The aggregate fees paid for these services for fiscal 2010 were $216,000.

The individual providing executive compensation consulting services to the Compensation Committee left Towers Watson and joined Pay Governance LLC. The Compensation Committee has engaged Pay Governance LLC to provide it with executive compensation consulting services beginning July 1, 2010.

CORPORATE GOVERNANCE

Shareholder Recommendations for Director Nominees

In nominating candidates for election as director, the Nominating and Governance Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend a candidate may do so by writing to the Nominating and Governance Committee in care of the Office of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. Recommendations submitted for consideration by the committee in preparation for the 2011 annual meeting of shareholders should be received no later than May 18, 2011, and must contain the following information:

•	the name and address of the shareholder;

•	the name and address of the person recommended for nomination;

•	a representation that the shareholder is a holder of our common shares entitled to vote at the meeting;

•	a statement in support of the shareholder’s recommendation, including a description of the candidate’s qualifications;

•	information regarding the candidate as would be required to be included in a proxy statement filed in accordance with SEC rules; and

•	the candidate’s written, signed consent to serve if elected.

Communicating with the Board

The Board of Directors has established procedures by which shareholders and other interested parties may communicate with the Board, any committee of the Board, any individual director (including the Presiding Director) or the non-management directors as a group. Such parties can send communications by mail to the Board in care of the Office of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio

43017 or by e-mail to bod@cardinalhealth.com, as posted at www.cardinalhealth.com, under “Investors—Corporate Governance: Contact the Board of Directors.” The name of any specific Board recipient should be noted in the communication. Communications from shareholders are distributed to the Board or to the committee or director(s) to whom the communication is addressed. In that regard, the Board has requested that the Corporate Secretary not distribute communications that are unrelated to the duties and responsibilities of the Board, such as spam, junk mail and mass mailings, business solicitations and advertisements, and communications that advocate our engaging in illegal activities or that, under community standards, contain offensive, scurrilous or abusive content.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, the full text of which is available on our website, at www.cardinalhealth.com, under “Investors—Corporate Governance: Corporate Governance Guidelines.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

Director Independence

The Board has established categorical standards to assist it in making its determination of director independence. Under standards that the Board has adopted to assist it in assessing independence and as embodied in our Corporate Governance Guidelines, the Board defines an “independent director” to be a director who:

•	is not and has not been during the last three years an employee of, and whose immediate family member is not and has not been during the last three years an executive officer of, Cardinal Health;

•

has not received, and whose immediate family member has not received other than for service as an employee (who is not an executive officer), more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), in any 12-month period during the last three years;

•

(a) is not a current partner or employee of our internal or external auditor; (b) does not have an immediate family member who is a current partner of our internal or external auditor; and (c) is not and was not during the last three years, and whose immediate family member is not and was not during the last three years, a partner or employee of our internal or external auditor who personally worked on our audit within that time;

•

is not and has not been during the last three years employed, and whose immediate family member is not and has not been during the last three years employed, as an executive officer of another company during a time when any of our present executive officers serve on that other company’s compensation committee;

•

is not, and whose immediate family member is not, serving as a paid consultant or advisor to us or to any of our executive officers, or a party to a personal services contract with us or with any of our executive officers;

•

is not a current employee of, and whose immediate family member is not a current executive officer of, a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•

is not, and whose spouse is not, an executive officer of a non-profit organization to which we or our foundation has made contributions during the past three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (excluding amounts that we contribute under matching gifts programs); and

•	has no other material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us).

The Board assesses on a regular basis and at least annually the independence of directors and, based on the recommendation of the Nominating and Governance Committee, makes a determination as to which members are independent.

In addition to the independence standards applicable to directors generally, Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries, other than director fees and any regular benefits that other directors receive for services on the Board or Board committees. In addition, no Audit Committee member can be an affiliated person of us or any of our subsidiaries.

The Board has determined that each of Messrs. Britt, Downey, Darden, Finn, Francis, Kenny, Losh, McCoy, O’Halleran and Raisbeck, Mmes. Arnold and Cox, and Drs. Mongan and Spaulding is (or was, during his service on the Board in the case of Messrs. Francis, Losh, McCoy and O’Halleran) independent under the listing standards of the NYSE and our Corporate Governance Guidelines.

In determining that Ms. Arnold, an executive officer of IBM, is independent, the Nominating and Governance Committee and the Board considered our relationship with IBM, from which we purchase equipment and services in the ordinary course of business. IBM is the major service provider on a project to transform several important information technology systems for our Medical segment. Consistent with our independence standards, our aggregate payments to IBM did not exceed the greater of $1 million or 2% of IBM’s consolidated gross revenues for 2008, 2009 or 2010.

Board Leadership Structure

Under our Corporate Governance Guidelines, the Board is responsible for the selection of the Chairman of the Board and the Chief Executive Officer. The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer and separately appoints an independent director to serve as Presiding Director. At this time, as we address the challenges of a difficult economy and continuing changes in the healthcare markets, the Board believes that this structure provides the most effective leadership model for us. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making and alignment between the Board and management, and allows one person to represent and speak on our behalf to customers, vendors, regulators and employees.

The Board believes that the appointment of an independent Presiding Director and the use of regular executive sessions of the non-management directors, along with the Board’s independent committee system and substantial majority of independent directors, allow it to maintain effective oversight of management. The Board recognizes that depending on the circumstances, other leadership models, such as a separate chairman of the Board, might be appropriate. Accordingly, the Board regularly reviews and reassesses its leadership structure.

Mr. Notebaert served as our Presiding Director until the Spin-Off became effective on August 31, 2009. The independent directors first elected him as independent Presiding Director in November 2007. In December 2008, the Board determined that Mr. Notebaert no longer qualified as an independent director because his brother had become an executive of one of our customers. The Board considered the change in Mr. Notebaert’s status and the independent directors determined that he should continue as Presiding Director through the Spin-Off to promote continuity in that role at that time. In August 2009, and effective following the Spin-Off, the independent directors acted to again provide that the Presiding Director be an independent director elected annually by the remaining independent directors and, in that regard, the independent directors elected Mr. Finn to serve as Presiding Director effective September 1, 2009.

The Presiding Director’s responsibilities and authority include the following: presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; having the authority to call additional executive sessions of the independent directors as appropriate; serving as a liaison between the Chairman and the independent directors; advising on the flow of information sent to the Board; reviewing the agenda, materials and schedule for Board meetings; and being available, as deemed appropriate by the Board, for consultation and direct communication with major shareholders.

During fiscal 2010, the independent directors met in executive session two times and the non-management directors met in executive session three times.

Risk Oversight

The Board’s Role in Risk Oversight.    The Board is responsible for overseeing our policies and procedures for assessing and managing risk. In turn, management is responsible for assessing and managing our exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies and procedures. Management also is responsible for bringing to the Board’s attention our most significant risks as well as our plans for managing those risks. To assist the Board and management in exercising the above-described responsibilities, we have developed an enterprise risk management program overseen by our Chief Legal and Compliance Officer, who reports to the Chair of the Audit Committee and to the Chief Executive Officer and also is a member of management’s senior leadership committee. Under this program, management is responsible for identifying and prioritizing enterprise risks and developing systems to assess the significance of, and monitor and mitigate, these risks. Those risks deemed significant at the enterprise level are reviewed and discussed by senior management with the full Board. Additional review or reporting on additional risks is conducted as needed or as requested by the Board or its committees. The Audit Committee assists the Board in its oversight responsibilities by overseeing and monitoring our overall risk management processes and major financial and regulatory risk exposures.

Risk Assessment in Compensation Programs.    Our management, under the Compensation Committee’s oversight and with assistance from human resources, legal and compliance personnel, has assessed our compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. This risk assessment process included a review of the design and operation of our compensation programs, identifying and evaluating situations or compensation elements that may raise material risks, and an evaluation of other controls and processes designed to identify and manage risk. In addition to company personnel, the Compensation Committee’s compensation consultant provided input on the risk assessment process and analysis. The risk assessment was presented to and discussed by the Compensation Committee.

Director Qualification Standards and Performance Assessment

The Nominating and Governance Committee reviews with the Board the appropriate skills and characteristics required of Board members in the context of the composition of the Board and develops criteria for identifying and evaluating qualified candidates for the Board. Candidates recommended by shareholders are evaluated based on the same criteria as candidates from other sources. These criteria, as described in our Corporate Governance Guidelines, include an individual’s business experience, qualifications, attributes and skills (including skills in core areas such as relevant industry knowledge, operations, management, technology, accounting and finance, leadership, strategic planning and international markets), independence, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board as well as the absence of potential conflicts with our interests. The Nominating and Governance Committee considers these criteria in the context of an assessment of the operation and goals of the Board as a whole and seeks to achieve diversity of occupational and personal backgrounds on the Board, including personal characteristics such as race and gender, as well as experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a complex healthcare business. The Nominating and Governance Committee assesses the effectiveness of these criteria by referring to the criteria when it periodically assesses the composition of the Board and by gathering data and discussing the diversity of the Board membership in the Nominating and Governance Committee’s and Board’s annual self-assessment process. The Board actively seeks to consider diverse candidates for Board membership when it has a vacancy to fill.

If the Nominating and Governance Committee believes that a potential candidate may be appropriate for recommendation to the Board, there is generally a mutual exploration process, during which the committee seeks to learn more about the candidate’s qualifications, background and interest in serving on the Board, and the candidate has the opportunity to learn more about us, the Board and its governance practices. The Board is responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Governance Committee.

During fiscal 2010, the Nominating and Governance Committee engaged and paid fees to a search firm to assist with indentifying and screening potential candidates, which referred such candidates to the Nominating and Governance Committee. Ms. Cox and Dr. Mongan were initially identified by such search firm for consideration by the Nominating and Governance Committee as candidates to become members of our Board.

The Nominating and Governance Committee assesses Board performance by overseeing an annual evaluation of the Board’s effectiveness and performance, the results of which are discussed with the full Board. Each of the Audit, Compensation and Nominating and Governance Committees conducts an annual self-assessment. In addition, the Nominating and Governance Committee periodically conducts an individual evaluation of each director, the results of which are shared with such individual director.

Policies on Business Ethics; Chief Legal and Compliance Officer

All of our employees, including our senior executives, and our directors are required to comply with our Standards of Business Conduct, which outline our corporate values and the standards of integrity and responsible conduct that all of our employees and directors are required to follow to protect and promote the reputation of our company. The Sarbanes-Oxley Act of 2002 requires companies to have procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Our procedures for these matters are set forth in the Standards of Business Conduct.

The full text of the Standards of Business Conduct is posted on our website, at www.cardinalhealth.com, under “Investors—Corporate Governance: Ethics and Compliance.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department. Any waiver of the Standards of Business Conduct for directors or executive officers must be approved by the Audit Committee. We will disclose future amendments to our Standards of Business Conduct, or waivers from our Standards of Business Conduct for our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions, on our website within four business days following the date of the amendment or waiver. In addition, we will disclose any waiver from our Standards of Business Conduct for our other executive officers and our directors on our website.

Our Chief Legal and Compliance Officer has responsibility for our ethics and compliance functions and authority to implement and maintain an effective ethics and compliance program. He also has responsibility to provide reports reviewing our ethics and compliance program on a quarterly basis to the Audit Committee and at least annually to the Board.

Resignation Policy for Incumbent Directors Not Receiving Majority Votes

Our Corporate Governance Guidelines provide that any nominee for director who is not elected by shareholders in an uncontested election because he or she did not receive a greater number of votes FOR his or her election than AGAINST such election, and who remains on the Board as a director in accordance with Section 2.5 of our Regulations, will promptly tender his or her resignation to the Chairman following certification of the shareholder vote. Within 90 days following the certification of the shareholder vote, the Nominating and Governance Committee will make a recommendation to the Board as to whether to accept the tendered resignation. Thereafter, the Board will promptly act on the tendered resignation and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision. Any director who tenders his or her resignation pursuant to this policy is expected to recuse himself or herself from voting on the recommendation of the Nominating and Governance Committee or the decision of the Board with respect to his or her resignation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

The Board follows written Related Party Transaction Policy and Procedures that require the approval or ratification by the Audit Committee of any transactions exceeding $120,000 in any calendar year, in which we are a participant and any related person has a direct or indirect material interest. Related persons include our directors, nominees for election as a director, persons controlling over 5% of our common shares and executive officers and the immediate family members of each of these individuals.

Once a transaction has been identified as requiring approval, the Audit Committee will review all of the relevant facts and circumstances and approve or disapprove of the transaction. The Audit Committee will take into account such factors as it considers appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

If advance approval of a transaction is not feasible, the transaction will be considered for ratification at the Audit Committee’s next regularly scheduled meeting. If a transaction relates to a director, that director will not participate in the Audit Committee’s deliberations. In addition, the Audit Committee Chairman may pre-approve or ratify any related party transactions in which the aggregate amount is expected to be less than $1 million.

The following types of transactions have been deemed by the Audit Committee to be pre-approved or ratified, even if the aggregate amount involved will exceed $120,000:

•	compensation paid by us for service as one of our directors reported in our annual proxy statement;

•

employment arrangements, compensation or benefits paid by us for service as one of our executive officers approved by the Compensation Committee or otherwise generally available to employees and reported in our annual proxy statement; and

•	transactions where the related person’s only interest is as a holder of our common shares and all holders receive proportional benefits, such as the payment of regular quarterly dividends.

Related Party Transactions

Since July 1, 2009, there have been no transactions, or currently proposed transactions, involving an amount exceeding $120,000 in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest, except as described below.

Ms. Cox, who was appointed to the Board on December 1, 2009, previously served as Executive Vice President and President, Global Pharmaceuticals, of Schering-Plough until November 3, 2009 when Schering-Plough merged with Merck. In addition, Ms. Cox was previously Schering-Plough’s executive sponsor for the Merck/Schering-Plough Cholesterol Joint Venture (the “Joint Venture”). Since the beginning of fiscal 2010 through the date that Ms. Cox ceased to be an executive officer of Schering-Plough, we made payments for products totaling approximately $414 million to Schering-Plough and payments for products totaling approximately $359 million to the Joint Venture. The transactions with Schering-Plough and the Joint Venture were not required to be approved by our Audit Committee because Ms. Cox was not affiliated with us when the transactions occurred and was no longer employed by Schering-Plough when she joined our Board.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of five members of our Board of Directors, each of whom the Board has determined is independent, as defined by the rules of the NYSE. The Audit Committee’s activities are governed by a written charter, approved in its current form by the Board in November 2009, which specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2010 (the “Fiscal 2010 Audited Financial Statements”) with our management and with Ernst & Young, our independent accountants. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from Cardinal Health. The Audit Committee also has considered whether the provision of non-audit services to Cardinal Health is compatible with the independence of Ernst & Young.

Based on the review and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board that the Fiscal 2010 Audited Financial Statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 filed with the SEC.

Submitted by the Audit Committee of the Board of Directors.

John F. Finn, Chairman

Glenn A. Britt

Carrie S. Cox

Bruce L. Downey

James J. Mongan, M.D.

INDEPENDENT ACCOUNTANTS

Fees Paid to Independent Accountants

Our Audit Committee approved, and our shareholders ratified, the selection of Ernst & Young as our independent registered public accounting firm for fiscal 2010.

Audit Fees.    Audit fees include fees paid by us to Ernst & Young related to the annual audit of our consolidated financial statements, the annual audit of the effectiveness of our internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q and statutory audits of various international subsidiaries. Audit fees also include fees for services performed by Ernst & Young that are closely related to the audit and in many cases could only be provided by our independent accountant, such as comfort letters and consents related to SEC registration statements. The aggregate fees billed to us by Ernst & Young for audit services for fiscal 2009 and fiscal 2010 were $10,286,141 and $7,046,806, respectively.

Audit-Related Fees.    Audit-related services include services related to acquisitions and divestitures of certain businesses, audit-related research and assistance, employee benefit plan audits and the Spin-Off, including the audit of financial statements included in CareFusion’s Form 10 registration statement filed with the SEC and related consents, which primarily occurred during fiscal 2009. The aggregate fees billed to us by Ernst & Young for audit-related services for fiscal 2009 and fiscal 2010 were $5,901,265 and $1,623,948, respectively.

Tax Fees.    Tax fees include tax compliance and other tax-related services. The aggregate fees billed to us by Ernst & Young for tax services for fiscal 2009 and fiscal 2010 were $1,470,548 and $1,049,018, respectively. The aggregate fees billed to us by Ernst & Young for tax compliance and other tax-related services for fiscal 2009 were $1,031,058 and $439,490, respectively, and for fiscal 2010 were $211,827 and $837,191, respectively.

All Other Fees.    The aggregate fees billed to us by Ernst & Young for all other services, including fees relating to consultation services related to the Spin-Off and international and subsidiary matters, for fiscal 2009 and fiscal 2010 were $192,650 and $0, respectively.

Audit Committee Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent accountants. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent accountants in order to monitor the accountants’ independence from us. To implement these provisions of the Sarbanes-Oxley Act of 2002, the SEC and the Public Company Accounting Oversight Board have issued rules specifying the types of services that independent accountants may not provide to an audit client as well as the Audit Committee’s administration of the engagement of the independent accountants. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”), which sets forth the procedures and conditions under which services proposed to be performed by the independent accountants must be pre-approved by the Audit Committee.

Pursuant to the Pre-Approval Policy, certain proposed services may be pre-approved on a periodic basis so long as the services do not exceed certain pre-established fee levels. If not covered or encompassed by a periodic pre-approval, proposed services must be separately pre-approved. In addition, any engagement of the independent auditor to provide non-audit services related to internal control over financial reporting must be separately pre-approved by the Audit Committee at the time it is proposed. In the event that the actual expenditure for a pre-approved project is anticipated to exceed the pre-approved fee level, the incremental amount is subject to the requirements of the Pre-Approval Policy.

In adopting the Pre-Approval Policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for proposed services to be performed by the independent accountants for up to $500,000. Services pre-approved by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regular quarterly meeting. Proposed services to be performed by the independent accountants equal to or exceeding $500,000 require full Audit Committee approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares and the percentage of our common shares outstanding represented by such ownership by:

•	our directors;

•	each person who is known by us to own beneficially more than 5% of our outstanding common shares;

•	our Chairman and Chief Executive Officer and the other executive officers named in the Summary Compensation Table; and

•	our current executive officers and directors as a group.

Except as otherwise described in the notes below, all information is as of September 7, 2010 and the listed beneficial owners have sole voting and investment power with respect to all common shares set forth opposite their names:

	Common Shares		Additional Restricted Share Units (13)
Name of Beneficial Owner	Number Beneficially Owned	Percent of Class
Wellington Management Company, LLP (1)	31,825,415	8.8%	—
BlackRock, Inc. (2)	23,061,935	6.4%	—
Capital World Investors (3)	20,100,500	5.5%	—
Colleen F. Arnold (4)(7)	19,276	*	6,960
George S. Barrett (5)	706,078	*	227,812
Glenn A. Britt (4)(7)	13,093	*	5,705
R. Kerry Clark (5)(8)	757,616	*	218,529
Carrie S. Cox	0	*	3,697
Calvin Darden (4)(7)	29,620	*	6,999
Bruce L. Downey (4)	10,652	*	5,778
John F. Finn (4)(7)(9)	85,325	*	7,686
Jeffrey W. Henderson (5)(6)	442,267	*	55,633
Michael C. Kaufmann (5)(6)(10)	174,466	*	48,812
Gregory B. Kenny (4)(7)	23,628	*	6,975
Michael A. Lynch (5)	282,486	*	42,339
James J. Mongan, M.D.	0	*	3,754
Craig S. Morford (5)	75,754	*	33,371
Richard C. Notebaert (4)(7)	68,957	*	6,999
David W. Raisbeck (4)(7)	49,054	*	6,999
Jean G. Spaulding, M.D. (4)(7)(11)	48,945	*	6,999
All Executive Officers and Directors as a Group (19 Persons) (12)	2,300,940	*	529,904

*	Indicates beneficial ownership of less than 1% of the outstanding common shares.

(1)

Based on information obtained from a Schedule 13G filed with the SEC on February 12, 2010 by Wellington Management. The address of Wellington Management is 75 State Street, Boston, Massachusetts 02109. Wellington Management reported that, as of December 31, 2009, it had shared voting power with respect to 11,056,737 common shares and shared dispositive power with respect to all common shares shown in the table. Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own such shares, which are held of record by clients of Wellington Management. The number of common shares held by Wellington Management may have changed since the filing of the Schedule 13G.

(2)

Based on information obtained from a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. BlackRock, Inc. reported that, as of December 31, 2009, it had sole voting power and sole dispositive power with respect to all common shares shown in the table. The number of common shares held by BlackRock, Inc. may have changed since the filing of the Schedule 13G.

(3)

Based on information obtained from a Schedule 13G filed with the SEC on February 11, 2010 by Capital World Investors, a division of Capital Research and Management Company. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071. Capital World Investors reported that, as of December 31, 2009, it had sole voting power with respect to 5,000,000 common shares and sole dispositive power with respect to all common shares shown in the table. The number of common shares held by Capital World Investors may have changed since the filing of the Schedule 13G.

(4)

Common shares and the percent of class listed as being beneficially owned by our non-management directors include outstanding stock options that are currently exercisable or will be exercisable within 60 days of September 7, 2010, as follows: Ms. Arnold—18,071 shares; Mr. Britt—11,391 shares; Mr. Darden—25,023 shares; Mr. Downey—10,652 shares; Mr. Finn—42,634 shares; Mr. Kenny—18,175 shares; Mr. Notebaert—42,636 shares; Mr. Raisbeck—39,147 shares; and Dr. Spaulding—39,138 shares.

(5)

Common shares and the percent of class listed as being beneficially owned by our named executive officers include (a) outstanding stock options that are currently exercisable or will be exercisable within 60 days of September 7, 2010 (or September 9, 2009 in the case of Mr. Clark as explained in footnote (8) below), as follows: Mr. Barrett—590,494 shares; Mr. Clark—737,510 shares; Mr. Henderson—370,454 shares; Mr. Kaufmann—144,553 shares; Mr. Lynch—244,788 shares; and Mr. Morford—69,857 shares; and (b) outstanding restricted share units (“RSUs”) that will be settled in common shares within 60 days of September 7, 2010, as follows: Mr. Barrett—52,155 shares; Mr. Henderson—9,875 shares; and Mr. Lynch—8,464 shares.

(6)

Common shares and the percent of class listed as being beneficially owned by our named executive officers include common shares in our employee stock purchase plan as of September 7, 2010, as follows: Mr. Henderson—2,329 shares; and Mr. Kaufmann—633 shares.

(7)

Common shares and the percent of class listed as being beneficially owned by our non-management directors include phantom stock over which the participants solely have voting rights under our Deferred Compensation Plan as of September 7, 2010, as follows: Ms. Arnold—1,205 shares; Mr. Britt—1,702 shares; Mr. Darden—3,462 shares; Mr. Finn—10,914 shares; Mr. Kenny—5,453 shares; Mr. Notebaert—12,236 shares; Mr. Raisbeck—6,422 shares; and Dr. Spaulding—9,657 shares.

(8)	Mr. Clark ceased to be Chairman and Chief Executive Officer immediately after the Spin-Off was effective on August 31, 2009. The information included herein for Mr. Clark is as of September 9, 2009.

(9)	Includes 3,170 common shares held by Mr. Finn’s spouse.

(10)	Includes 32 common shares held by Mr. Kaufmann’s spouse.

(11)	Includes 150 common shares held in Dr. Spaulding’s 401(k) plan sponsored by her employer.

(12)

Common shares and percent of class listed as being beneficially owned by all executive officers and directors as a group include (a) outstanding stock options for an aggregate of 1,890,464 common shares that are currently exercisable or will be exercisable within 60 days of September 7, 2010; and (b) an aggregate of 80,343 outstanding RSUs that will be settled in common shares within 60 days of September 7, 2010.

(13)	Additional Restricted Share Units include vested and unvested RSUs that will not be settled in common shares within 60 days of September 7, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during fiscal 2010 and written representations regarding the same, we believe that all of our officers and directors and all beneficial owners of 10% or more of any class of our registered equity securities timely filed all reports required under Section 16(a) of the Exchange Act during fiscal 2010, except that Mr. Finn, due in part to company administrative error, filed two late Forms 5 reporting two non-market transactions involving the gifting of shares in prior fiscal years.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Fiscal 2010 was a transition year for us as we completed the spin-off of CareFusion, elected a new management team, added four new non-management Board members, initiated a number of key programs to enhance and refocus our operations and responded to the challenging economic environment and uncertain healthcare industry landscape. Several significant actions are reflected in the compensation reported for fiscal 2010 for the executive officers in the tables beginning on page 46, whom we refer to as our “named executives,” including:

•

the Board selected George S. Barrett to serve as Chairman and Chief Executive Officer following the Spin-Off and determined the terms of his compensation, which are reflected in our employment agreement with him;

•

the Compensation Committee approved a revised Comparator Group and reduced targeted total direct compensation as well as targets for the individual compensation elements to the median of the new Comparator Group, which resulted in fiscal 2010 target total direct compensation for our named executives being reduced significantly from their predecessors’ target compensation in fiscal 2009;

•	our company and management team far exceeded the performance goals that the Compensation Committee established under our Management Incentive Plan (“MIP”) at the beginning of fiscal 2010;

•

in light of the challenging economic environment and expected company performance for fiscal 2010, the Compensation Committee agreed with the recommendation of management that our executive officers receive no annual merit salary increases for fiscal 2010;

•

the Compensation Committee more heavily weighted stock options in determining our long-term incentive mix and terminated our long-term incentive cash program in order to reinforce our post-Spin-Off focus on increasing shareholder value; and

•

the Compensation Committee made equity award grants in addition to annual grants to reflect our executives’ responsibilities in guiding the company and to reinforce the alignment of their interests with those of our shareholders following the Spin-Off.

Impact of the Spin-Off

On August 31, 2009, we completed the Spin-Off, in which we separated the clinical and medical products businesses from our other businesses through a pro rata distribution to shareholders of 81% of the then outstanding common stock of a wholly-owned subsidiary, CareFusion. Consummation of the Spin-Off brought new challenges and opportunities, as we transitioned to a new management team, added four new non-management Board members and initiated a number of key programs designed to enhance and refocus our operations and set the stage for future growth.

When we announced plans for the Spin-Off in September 2008, R. Kerry Clark announced his plans to retire as Chairman and Chief Executive Officer following the Spin-Off. At that time, our Board indicated that Mr. Barrett would serve as our Chairman and Chief Executive Officer following Mr. Clark’s retirement. Our practice is to enter into a multi-year employment agreement with our Chief Executive Officer to provide continuity and stability in leadership for the organization, to confirm both the Compensation Committee’s and the executive’s expectations regarding future compensation and to assist in our succession planning. Accordingly, the Compensation Committee evaluated chairman and chief executive officer compensation among the revised Comparator Group companies and, with guidance from its compensation consultant, developed the terms of Mr. Barrett’s compensation, fixing his minimum base salary, target annual incentive and target long-term incentives. The Compensation Committee and Board approved this compensation arrangement in consideration of Mr. Barrett’s experience and skills, his performance since joining us and competitive market compensation data. Our Compensation Committee and Board believe that the terms of the employment agreement with Mr. Barrett are commensurate with his role and responsibilities as Chairman and Chief Executive Officer. We discuss the terms of the employment agreement with Mr. Barrett under “Executive Compensation—Employment Agreements” on page 48.

In anticipation of the Spin-Off, the Compensation Committee revised our Comparator Group to reflect the businesses that would remain following the Spin-Off and the industry in which we compete for executive talent. As discussed under “Our Policies, Guidelines and Practices Related to Executive Compensation—Our Comparator Group and Benchmarking” on page 41, this revised Comparator Group includes our significant customers and a number of direct competitors and companies that are in the healthcare field. Also in anticipation of the Spin-Off, the Compensation Committee reduced the percentile for target total direct compensation (base salary, target annual cash incentive and target long-term incentives) for our named executives for fiscal 2010 to be competitive with (i.e., within 20% of) the 50th percentile of the Comparator Group. The Compensation Committee took this action to align the percentile of target total direct compensation with market practices and our near-term expectations for earnings.

Target total direct compensation for named executive positions decreased significantly in fiscal 2010 as a result of the revised Comparator Group, the reduced percentile of target total direct compensation and four of our five continuing named executives being new to their positions. The following table shows target total direct compensation for named executive positions for fiscal 2010 and 2009 and the percentage change in target total direct compensation in fiscal 2010 for these positions:

Position	Fiscal 2010 Target Total Direct Compensation	Fiscal 2009 Target Total Direct Compensation	Percentage Change in Fiscal 2010
Chairman and Chief Executive Officer	$9,960,000	$13,920,000	(28%)
Chief Financial Officer	$3,640,000	$4,200,000	(13%)
Segment Chief Executive Officer (Average)	$3,068,000	$4,835,000	(37%)
Chief Legal Officer	$1,800,000	$2,557,500	(30%)

Objectives of Our Compensation Program

Our executive compensation program is designed to deliver a competitive package to attract, motivate and retain key executives and align their compensation with our overall business goals, core values and shareholder interests. To this end, the Compensation Committee has established an executive compensation philosophy that includes the following considerations:

•	a “pay-for-performance” orientation that delivers pay based on overall company, segment and individual performance;

•	an emphasis on pay-for-performance in long-term incentives, including stock-based awards, to more closely align our executives’ interests with our shareholders’ interests; and

•	individual wealth accumulation through long-term incentives and deferred compensation, rather than through pensions.

The Design of Our Compensation Program

Compensation during fiscal 2010 for our named executives included base salary, annual cash incentive, long-term incentives (stock options and RSUs), deferred compensation and other benefits and perquisites. With minor variations, we rely on these same compensation elements for our other executive officers. We do not provide pensions or supplemental executive retirement plans, referred to as SERPs.

More than 50% of each named executive’s target total direct compensation is in the form of performance-based compensation. We consider our annual cash incentive and stock options to be performance-based compensation. The chart below shows the fiscal 2010 base salary, target annual cash incentive and target long-term incentives, and performance-based and non-performance-based compensation as a percentage of target total direct compensation for each of our continuing named executives:

Our Fiscal 2010 Compensation Decisions

Base Salary.    Base salary provides the named executive with a base level of income. For fiscal 2010, we based our compensation program design on base salary that is competitive with the 50th percentile of the Comparator Group. In determining base salaries for our named executives, the Compensation Committee generally considers market and competitive data for the executive’s level of responsibility as well as individual performance, experience, skills, historic salary levels and internal pay equity considerations.

Base salary decisions for our named executives for fiscal 2010 were as follows:

•

Effective September 1, 2009, Mr. Barrett became our Chairman and Chief Executive Officer and began to receive an annual base salary of $1,200,000. The Compensation Committee established this amount when setting the terms of Mr. Barrett’s employment agreement, based on data from the Comparator Group and advice from the Compensation Committee’s compensation consultant.

•

At the beginning of fiscal 2010, management recommended to the Compensation Committee that the company should not award annual merit increases to base salary for management employees in fiscal 2010 because of economic conditions and expected company performance. The Compensation Committee concurred with this recommendation. For this reason, the Compensation Committee did not adjust base salaries for Messrs. Henderson, Kaufmann, Lynch or Morford during fiscal 2010, except for a minor increase in Mr. Kaufmann’s base salary in February 2010 based on comparative base salaries for officers of similar responsibility in our Comparator Group at that time and internal pay equity considerations.

•	Mr. Clark continued to receive an annualized base salary of $1,450,000 in accordance with the terms of his employment agreement until he retired on September 1, 2009.

Annual Cash Incentive Compensation.    The Compensation Committee approves annual cash incentive awards under the MIP for our named executives based on overall company, segment, function and individual performance. For fiscal 2010, we generally based our compensation program design on target annual cash incentive compensation that is competitive with the 50th percentile of the Comparator Group.

At the beginning of each fiscal year, the Compensation Committee reviews and approves overall company MIP performance goals. The Compensation Committee established performance goals under the MIP for fiscal 2010 based upon the achievement of specified levels of earnings before interest and taxes (“EBIT”) and tangible capital, each as defined under “Executive Compensation—Compensation Plans—Management Incentive Plan” on page 51. EBIT is linked to other financial benchmarks that we use to measure performance, including operating earnings and segment profit, while tangible capital focuses on the efficient use of capital. The Compensation Committee approved potential payouts based on these performance goals that ranged from 0% to 200% of target annual cash incentive, based on a pay and performance matrix that we designed to be more heavily weighted toward EBIT compared to tangible capital. For fiscal 2010, we changed the performance goal related to capital management from return on tangible capital (which we used in fiscal 2009) to tangible capital. In making this change, the Compensation Committee removed the impact of an earnings component on this element of performance so that employees can more clearly focus on the two distinct performance objectives. In addition, we increased the weighting assigned to EBIT reflecting the Compensation Committee’s determination that EBIT likely has a greater impact on shareholder value.

Our goals for EBIT and tangible capital reflected our belief that fiscal 2010, our first year following the Spin-Off, would be a transition year for us. The Compensation Committee set the MIP performance goals based on planned actions to improve long-term performance as well as expected business challenges. As we discussed in our August 2009 conference call announcing fiscal 2009 earnings, our forecast for fiscal 2010 included the expected impact of announced strategic programs designed to help reposition us for future growth and refocus our operations over the longer term, including the following:

•	rebuilding our sourcing models for generic pharmaceuticals and for medical products;

•	making important investments in key information technology projects, such as transforming several important information technology systems for our Medical segment; and

•	providing an alternative franchise offering to franchisees in our Medicine Shoppe franchise pharmacy business.

In addition to these strategic programs, we expected the following business challenges during fiscal 2010:

•	fewer, high-value generic pharmaceutical launches;

•	margin erosion from previously launched generic products; and

•	the transition by one of our largest pharmaceutical vendors to a fee-for-service model.

The table below shows our performance goals at threshold, target and maximum performance levels and our actual overall company performance for fiscal 2010:

Performance Goal (in millions)	Threshold 40% Performance	Target 100% Performance	Maximum 200% Performance	Actual Performance
EBIT	$1,165	$1,259	$1,555	$1,490
Tangible Capital	N/A	$3,285	N/A	$2,188

Based on actual EBIT adjusted for the significant over-performance in tangible capital during fiscal 2010, the funding level under the MIP pay and performance matrix would have exceeded 190%. However, management recommended and the Compensation Committee approved a MIP funding level of 185% and allocated the remaining amounts for one-time performance awards to employees who are not eligible for annual incentives. In determining the MIP funding level, the Compensation Committee also considered our successes driven by our management team during the fiscal year, including the following:

•	we executed the Spin-Off and successfully transitioned to a new management team;

•	as evidenced by our over-performance on our tangible capital goal, we strengthened our balance sheet through excellent capital management, which, in turn, drove strong cash flow;

•	we stabilized our Pharmaceutical segment with the renewal of several key customer and supplier contracts;

•	we realigned our portfolio by introducing an alternative franchise offering for our Medicine Shoppe franchisees and by divesting the Martindale and Specialty Scripts businesses;

•	we revised our generic pharmaceutical sourcing and selling models; and

•	we made significant investments in our Medical segment’s business transformation project, our Ambulatory Care business and customer-facing information technology solutions.

After determining the overall MIP funding level, the Compensation Committee then considered performance by the business segments and the corporate function and individual performance to determine the actual amounts of the named executives’ annual incentive compensation based on the factors discussed below. The following table shows the fiscal 2010 target annual incentive percentage of base salary, the fiscal 2010 annual incentive target and the actual fiscal 2010 annual incentive award for each of our named executives.

Name	Title	Fiscal 2010 Target Annual Incentive Percentage of Base Salary	Fiscal 2010 Annual Incentive Target Amount	Fiscal 2010 Actual Annual Incentive Compensation
George S. Barrett (1)	Chairman and Chief Executive Officer	130%	$1,511,116	$2,795,565	(2)

Jeffrey W. Henderson	Chief Financial Officer	90%(3)	$630,000	$1,165,500

Michael C. Kaufmann (4)	Chief Executive Officer—Pharmaceutical Segment	90%(3)	$510,707	$970,343

Michael A. Lynch	Chief Executive Officer—Medical Segment	90%(3)	$540,000	$945,000

Craig S. Morford	Chief Legal and Compliance Officer	75%(5)	$337,500	$624,375

(1)

Under the terms of our employment agreement with Mr. Barrett, we agreed to set his target annual incentive at not less than 130% of his annual base salary. The Compensation Committee determined Mr. Barrett’s target annual incentive based on comparative target annual incentives for chairmen and chief executive officers in our Comparator Group. Consistent with his employment agreement, we set Mr. Barrett’s multiplier at 130% of base salary as reported in the Summary Compensation Table (which reflects his pro-rated salary for serving in the capacity of Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services until September 1, 2009 and thereafter as Chairman and Chief Executive Officer).

(2)

At his request, Mr. Barrett received 15% of his fiscal 2010 annual cash incentive in common shares in recognition of fiscal 2010 being a transition year and to further align his interests with those of our shareholders.

(3)

The Compensation Committee set the fiscal 2010 target annual incentive percentage of base salary for each of Messrs. Henderson, Kaufmann and Lynch at 90% due to comparative target annual incentives for officers of similar responsibility in our Comparator Group and internal pay equity considerations. The Compensation Committee reduced Mr. Henderson’s target incentive percentage of base salary from 100% to 90% due to the change in our compensation program design and in our Comparator Group.

(4)	We pro rated Mr. Kaufmann’s annual cash incentive payment with respect to his salary increase during fiscal 2010.

(5)

The Compensation Committee set Mr. Morford’s target annual incentive percentage of base salary at 75% based upon comparative target annual cash incentives for officers of similar responsibility in our Comparator Group and internal pay equity considerations.

The Compensation Committee awarded Mr. Barrett an annual cash incentive equal to 185% of his target based on our consolidated financial performance in line with overall funding of the fiscal 2010 MIP and achievement of non-financial goals, including his successful efforts in leading key strategic programs during fiscal 2010 and guiding us through this transition year following the Spin-Off. At his request, the Compensation Committee awarded Mr. Barrett 15% of his fiscal 2010 annual cash incentive in common shares in recognition of fiscal 2010 being a transition year and to further align his interests with those of our shareholders. Based on our consolidated financial performance and the performance of the Pharmaceutical segment relative to its segment performance goals, the Compensation Committee awarded Mr. Kaufmann an annual cash incentive equal to 190% of his target. Based on our consolidated financial performance and the performance of the Medical segment relative to its segment performance goals, the Compensation Committee awarded Mr. Lynch an annual cash incentive equal to 175% of his target. Based on our consolidated financial performance in line with overall funding of the fiscal 2010 MIP and his efforts associated with the Spin-Off and capital management across the company, the Compensation Committee awarded Mr. Henderson an annual cash incentive equal to 185% of his target. Based on our consolidated financial performance in line with overall funding of the fiscal 2010 MIP and his efforts associated with the Spin-Off and improvement in regulatory compliance programs, the Compensation Committee awarded Mr. Morford an annual cash incentive equal to 185% of his target.

Long-Term Incentive Compensation.    Our long-term incentive compensation program in fiscal 2010 provided grants of stock options and RSUs under our 2005 Long-Term Incentive Plan (“LTIP”). We have designed our stock option and RSU grants to provide our executives with a mix of equity incentives over a number of years. The Committee approved a long-term incentive program for our executive officers for fiscal 2010 weighted 65% in stock options and 35% in RSUs. We believe that the mix of equity awards for fiscal 2010 provides an appropriate balance between retention incentives and the goal of increasing shareholder value associated with our long-term incentive compensation program. The use of equity awards also supports our share ownership guidelines. During fiscal 2010, we terminated our long-term incentive cash program because of the uncertainty in selecting and establishing longer-term performance goals during this transition period, overall economic volatility and uncertainty over the potential effects of legislation on the healthcare market.

The Compensation Committee determined the long-term incentive target multiplier of base salary for each named executive, targeting the 50th percentile of the Comparator Group and considering internal pay equity. Based on this approach, the Compensation Committee established the target long-term incentive multiplier for our Chief Executive Officer at six times base salary and at 2.25 to 3.3 times base salary for our other named executives. While target long-term incentives for each of our named executives are competitive with the 50th percentile of the Comparator Group, we retain flexibility to increase target long-term incentives to the 65th percentile of the Comparator Group for, among other things, retention, individual performance and succession planning. In addition, the Compensation Committee may annually adjust the size of equity grants based upon the individual’s past and expected future performance. The size of equity awards made to an individual in previous years and the amount of stock then owned by a named executive did not affect the Compensation Committee’s determinations in making new equity grants.

The following table provides the annual target long-term incentive compensation and values of annual grants for fiscal 2010 for our named executives. For purposes of the table, we have included the grant date value of stock options and RSUs. For information regarding one-time equity grants made to named executives in addition to the fiscal 2010 annual grants, see “One-Time Equity Grants” below. We have excluded these one-time equity grants in our discussion of our annual compensation decisions to provide you with a clearer understanding of how we made our compensation decisions during fiscal 2010.

Name	Target Long-Term Incentive Compensation	Fiscal 2010 Annual Long-Term Incentive Grants
		Stock Options (1)		RSUs
George S. Barrett	$7,200,000	$4,680,000	(2)	$2,520,000	(2)
Jeffrey W. Henderson	$2,310,000	$1,501,500		$808,500
Michael C. Kaufmann	$1,848,000	$1,201,200		$646,800
Michael A. Lynch	$1,980,000	$1,287,000		$693,000
Craig S. Morford	$1,012,500	$658,125		$354,375

(1)

When valuing stock options for compensation purposes, we assume that the grantee will hold the stock options to term. This assumption results in fewer stock options being awarded than if they had been valued using the assumption for the expected life of stock options used in the Summary Compensation Table and Grants of Plan-Based Awards for Fiscal 2010 table.

(2)	Granted pursuant to the terms of the employment agreement we entered into with Mr. Barrett.

Stock Options.    Stock options are intended to motivate our named executives by providing upside potential, but have more risk to the executive than RSUs. We view stock options as an element of performance-based compensation because a stock option provides no realizable value until a recipient meets the vesting requirements and the trading price of our common shares increases. Vesting periods require a named executive to maintain long-term focus on our overall company performance to realize any value from the exercise of stock options.

RSUs.    RSUs assist us in retaining executives because RSUs have value even if the share price declines or remains flat. RSUs align executives’ financial interests with shareholders, and we use them for wealth accumulation because we do not provide pensions. Our RSU awards generally vest one-third annually over three years. While there is a performance element to RSUs since the value of the award increases as the trading price of our common shares increases, we do not consider RSUs to be performance-based compensation when making our compensation decisions.

Long-Term Incentive Cash Program.    In fiscal 2008 and fiscal 2009, the Compensation Committee established three-year performance cycles for fiscal 2008 to 2010 and fiscal 2009 to 2011, respectively, under our long-term incentive cash program and made awards under these programs to our named executives. In August 2009, the Compensation Committee determined that it was not likely that we would achieve the minimum performance for the three-year period ended June 30, 2010. As a result, the Compensation Committee cancelled awards for this period in connection with the Spin-Off and approved no payouts. With respect to the fiscal 2009 to 2011 performance cycle, which the Compensation Committee terminated as of August 31, 2009, the Compensation Committee determined that it was not likely that we would meet the minimum performance goal, but we did satisfy the Section 162(m) overall company performance criterion. In recognition of the future potential value of the program based on forecasted performance and the remaining length of time in the original three-year performance period, the Compensation Committee in its discretion authorized payments of 15% of the target award for each participant. As a result, Messrs. Barrett, Henderson, Kaufmann, Lynch, Morford and Clark received payments of $121,874, $105,000, $48,469, $46,406, $27,000 and $380,625, respectively.

One-Time Equity Grants. We granted equity awards in addition to the fiscal 2010 annual grants to executives, including our named executives, to reflect their responsibilities in guiding the company and to reinforce the alignment of their interests with those of our shareholders following the Spin-Off. These equity awards consisted of initial equity grants that we had agreed to award to Mr. Barrett in connection with his promotion to Chairman and Chief Executive Officer, one-time supplemental awards to Messrs. Henderson, Kaufmann and Lynch, and a “pull forward” grant of stock options to Mr. Morford and other executives, under which stock options that otherwise would have been granted as part of their fiscal 2011 annual grant were instead awarded in fiscal 2010, as follows:

Name	Fiscal 2010 One-Time Long-Term Incentive Grants
	Stock Options (1)	RSUs
George S. Barrett	$2,250,000	$1,750,000
Jeffrey W. Henderson	$1,500,000	$0
Michael C. Kaufmann	$1,500,000	$0
Michael A. Lynch	$1,500,000	$0
Craig S. Morford	$658,125	$0

(1)

When valuing stock options for compensation purposes, we assume that the grantee will hold the stock options to term. This assumption results in fewer stock options being awarded than if they had been valued using the assumption for the expected life of stock options used in the Summary Compensation Table and Grants of Plan-Based Awards for Fiscal 2010 table.

Voluntary Stock Option Exchange Program.    During fiscal 2010, Messrs. Kaufmann and Lynch exchanged outstanding stock options in a voluntary stock option exchange program approved by our shareholders. Under the program, we offered certain employees, but not our directors or our then named executives, a period in which they could exchange specific outstanding stock options for new stock options covering a lesser number of shares with a lower exercise price. The Compensation Committee determined that the stock option exchange program was critical to our success to retain and motivate key employees throughout our operations and to reinforce the alignment of their interests with those of our shareholders, especially as we and CareFusion prepared to operate as separate public companies following the planned Spin-Off. The Compensation Committee also determined that it would reduce outstanding stock option “overhang” and allow us to recapture value from accounting compensation costs. Because Messrs. Kaufmann and Lynch were not named executives in our 2008 proxy statement, each was eligible to participate in the program. The table on page 53 includes information regarding the stock options exchanged in the program by Messrs. Kaufmann and Lynch.

Deferred Compensation and Savings Plans.    We maintain a 401(k) Savings Plan and a Deferred Compensation Plan (“DCP”), to allow executives to accumulate wealth on a tax-deferred basis and to be competitive in recruiting and retaining executive talent. We do not provide for wealth accumulation for retirement through defined benefit pensions or SERPs. The DCP permits certain management employees to defer payment and taxation of a portion of salary and bonus into any of several investment alternatives. In addition, we make additional matching contributions to participants’ accounts, including the named executives’ accounts, subject to limits discussed under “Executive Compensation—Nonqualified Deferred Compensation in Fiscal 2010” on page 61. In September 2009, we replaced the fixed company contributions to the 401(k) Savings Plan and DCP with a potential contribution by the company only when we exceed pre-established performance goals. Contributions made with respect to our named executives are set forth in the All Other Compensation table on page 47. We also permit our named executives to defer the settlement of RSUs.

Other Benefits and Perquisites.    Named executives are eligible to participate in employee benefit programs generally offered to our other employees. In addition, we provide certain other perquisites to our named executives that are not generally available to our employees. We report these perquisites in the Summary Compensation Table.

Mr. Barrett’s employment agreement provides that he and his family may use our corporate aircraft for personal travel without any tax reimbursement. Any personal use that would cause the amount reported in our annual proxy statement to equal or exceed $100,000 requires advance approval of the Compensation Committee.

The Board has encouraged Mr. Barrett to use corporate aircraft when feasible for safety and security reasons and it believes that personal use of our aircraft provides Mr. Barrett with flexibility and increased travel efficiencies. We have an Aircraft Time Sharing Agreement with Mr. Barrett that requires him to reimburse us for specified costs on occasions when he and his family use the aircraft.

Our Policies, Guidelines and Practices Related to Executive Compensation

Role of the Compensation Committee’s Compensation Consultant.    The Compensation Committee’s compensation consultant attended all seven of the Compensation Committee’s meetings during fiscal 2010 to advise the Compensation Committee on compensation for the named executives, plan design for the annual and long-term incentives and benchmarking data. With input from the Chief Executive Officer and the Chief Human Resources Officer, the Compensation Committee’s compensation consultant also developed and presented recommendations to the Compensation Committee with respect to the changes made to our fiscal 2010 compensation program and the composition of our revised Comparator Group. You can find additional information regarding the compensation consultant under “Board of Directors and Committees of the Board—Committees of the Board of Directors—The Compensation Committee’s Compensation Consultant” on page 22.

Role of Our Executive Officers.    Our Chief Executive Officer, our Chief Human Resources Officer and our General Counsel participate in Compensation Committee meetings to make recommendations as to compensation design and compensation amounts, present performance assessments of the named executive officers and, together with the Chief Financial Officer, to discuss our financial and operational performance. Prior to Compensation Committee meetings, these officers meet with the Chairman of the Compensation Committee to preview and discuss their recommendations and respond to questions.

During fiscal 2010, the Chief Executive Officer presented compensation recommendations to the Compensation Committee for each of the other continuing named executives and participated in discussions regarding their performance. In preparing these compensation recommendations, the Chief Executive Officer received and reviewed market data from the Compensation Committee’s compensation consultant, self-assessments from each of the named executives and financial and non-financial data on performance. The Compensation Committee met in executive session to review and discuss the performance of and compensation for the Chief Executive Officer, including base salary and annual and long-term incentives, as well as to determine the terms of his employment agreement.

With respect to the fiscal 2010 performance goals under the MIP, the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer recommended performance goals to the Compensation Committee in August 2009. The Chief Executive Officer, Chief Financial Officer, Chief Human Resources Officer and General Counsel also participated in discussions with the Compensation Committee regarding the performance goals. The Chief Executive Officer, Chief Human Resources Officer and Chief Financial Officer met with the Compensation Committee to review quantitative and qualitative information regarding overall company, segment and function performance, and following the end of the fiscal year, they presented to and discussed with the Compensation Committee a recommendation with respect to the funding of the MIP.

Our Comparator Group and Benchmarking.    In 2009, the Compensation Committee and its compensation consultant developed a revised compensation Comparator Group that we have used following the Spin-Off. This revised Comparator Group reflects the businesses that remain following the Spin-Off and the industry in which we compete for executive talent. Specifically, the Compensation Committee selected companies that include our significant customers and a number of direct competitors and companies that are in the healthcare field. In evaluating companies meeting these criteria, the Compensation Committee considered the number of employees, revenues, operating earnings, market capitalization, operating margin and five-year total shareholder return of the proposed Comparator Group companies relative to those anticipated for us following the Spin-Off. Taking into account the recommendation from the compensation consultant, the Compensation Committee found that the resulting Comparator Group reflects an appropriate balance between industry-focused and other factors that influence peer group selection. The Comparator Group is composed of the following 27 companies:

Aetna Inc.	Express Scripts, Inc.	Owens & Minor Inc.
Allergan, Inc.	FedEx Corporation	Quest Diagnostics Incorporated
AmerisourceBergen Corporation	Forest Laboratories, Inc.	Schering-Plough Corporation*
Baxter International Inc.	Henry Shein Inc.	Sysco Corporation
Becton, Dickinson and Company	Humana Inc.	Thermo Fisher Scientific Inc.
Boston Scientific Corporation	Kimberly-Clark Corporation	United Parcel Service, Inc.
CIGNA Corporation	Laboratory Corporation of America Holdings	Unitedhealth Group Incorporated
Covidien Ltd.	McKesson Corporation	Walgreen Co.
CVS Caremark Corporation	Medco Health Solutions, Inc.	WellPoint, Inc.

*	Schering-Plough Corporation will not be in our Comparator Group for fiscal 2011 because of its merger with Merck & Co., Inc.

When making compensation determinations for our named executives, our Compensation Committee focuses on target total direct compensation (base salary, target annual cash incentive and target long-term incentives) that is competitive with the 50th percentile of the Comparator Group (i.e., within 20% of the amount of target total direct compensation at such percentile). Each of our named executive’s target total direct compensation falls within this competitive range. At the beginning of fiscal 2010, Messrs. Barrett’s and Morford’s target total direct compensation fell between the 25th and 50th percentiles relative to the Comparator Group, and Messrs. Henderson’s, Kaufmann’s and Lynch’s target total direct compensation fell between the 50th and 75th percentiles relative to the Comparator Group. Each of the named executive’s individual compensation elements was competitive with the 50th percentile of the Comparator Group, except that Messrs. Henderson’s and Lynch’s target annual cash incentives were above the target range for the Comparator Group. The change in our compensation program design and in our Comparator Group resulted in target annual incentives for officers in our Comparator Group serving in similar roles to that of Messrs. Henderson and Lynch being less than in previous years.

Guidelines for Share Ownership and Holding Periods for Equity Awards.    In an effort to link executive officers’ and directors’ financial interests with those of shareholders, we have implemented Guidelines for Share Ownership for executive officers and directors. The Guidelines specify a dollar value of shares that executive officers and directors must accumulate and hold within three years after the later of becoming an executive officer or joining Cardinal Health or the Board. In light of the decline in the our stock price and the equity markets in general and the impact of the Spin-Off on the value of the equity holdings of our executive officers and directors, in May 2009, our Board determined that then-current executive officers and directors should have until June 30, 2012 to satisfy these guidelines. The specific share ownership requirements are:

•	Chairman and Chief Executive Officer—five times base salary

•	Segment Chief Executive Officers and Chief Financial Officer—four times base salary

•	Other Executive Officers—three times base salary

•	Directors—four times annual cash retainer

In addition to the share ownership guidelines, equity award grantees who are executive officers on the grant date must hold (a) in the case of stock options, his or her after-tax net profit in common shares until the earlier of (i) the first anniversary of the stock option exercise or (ii) termination of employment, and (b) in the case of RSUs, the after-tax common shares received at settlement until the earlier of (i) the first anniversary of vesting or (ii) termination of employment.

Potential Impact on Compensation from Executive Misconduct. Under our incentive plans, we have the authority to require repayment or subject outstanding awards to forfeiture in certain instances of executive misconduct. These provisions are designed to prevent detrimental behavior, and permit us to recoup certain benefits in the event an executive has engaged in misconduct. Our employment agreement with Mr. Barrett also includes a right of recoupment in certain circumstances. You can find additional information regarding the potential impact on compensation from executive misconduct under “Executive Compensation—Compensation Plans” on page 51.

Under the recently passed Dodd-Frank Wall Street Reform and Consumer Protection Act, companies listed on a national securities exchange, such as ourselves, will be required to develop, implement and disclose policies with respect to the recovery of incentive-based compensation paid to current or former executive officers following an accounting restatement due to material noncompliance with financial reporting requirements under the securities laws. These rules will apply to incentive-based compensation (including stock options) paid during the three-year period preceding the restatement. The recovery is the amount in excess of what otherwise would have been paid to the officer. We are evaluating this provision and will make any necessary changes to our existing policies and plans to comply with it once the final rules are adopted.

Employment Agreements and Offer Letters.    We have entered into employment agreements or employment offer letters with certain of our named executives in order to attract and retain these qualified individuals to serve as executive officers. Our practice is to enter into a multi-year employment agreement only with our Chief Executive Officer to provide continuity and stability in leadership for the organization, to confirm both the Compensation Committee’s and the executive’s expectations regarding future compensation and to provide an opportunity to identify successors. With our other named executives, we may enter into offer letters in connection with their hiring or promotion to establish initial base salary and target incentive amounts, but do not make commitments to maintain salary and target incentive amounts at or above those initial levels in future years. You can find additional information regarding terms of the employment agreements under “Executive Compensation—Employment Agreements” on page 48.

Severance and Change in Control Benefits.    Our Board has a policy requiring us to obtain shareholder approval before entering into severance agreements with our named executives that provide certain cash severance benefits that exceed 2.99 times base salary and bonus. If the Board determines that it is not practical to obtain shareholder approval in advance, the Board may seek shareholder approval after entering into a severance agreement covered by this policy.

Our long-term incentive compensation plans generally provide that equity awards are “single trigger” awards and vest upon a change of control. This is generally the only benefit obtained automatically upon a change of control. We adopted the single trigger treatment for our long-term incentive compensation plans to be consistent with current market practice and retain key employees in the face of a potential change of control by providing a benefit if they remain with the company through the date of the change of control.

Our employment agreement with Mr. Barrett provides for benefits payable upon certain employment termination events. Under the employment agreement, Mr. Barrett is entitled to cash severance equal to two times the sum of his annual base salary and his target bonus payable in 24 equal monthly installments if we terminate his employment without “cause,” or if he terminates employment with us for “good reason.” He will also be entitled to payment of a pro rata bonus for the year of termination based on actual achievement of certain performance objectives, subsidized medical and dental benefits for a period of two years, and any vested stock options will remain exercisable for a period of two years. If Mr. Barrett receives any payments that are subject to the excise tax imposed on “parachute payments” under the Code because of a transaction occurring before March 1, 2011, we will pay him a gross-up payment so that he retains an amount equal to the excise tax, after payment of all taxes on that gross-up payment. If a transaction occurs after March 1, 2011, Mr. Barrett will not receive any such gross-up payment. The employment agreement limited the period during which we would provide these gross-up payment benefits to Mr. Barrett from the period provided in his previous offer letter. The Compensation Committee agreed to provide this benefit for a limited period in order to incent Mr. Barrett to serve as our Chairman and Chief Executive Officer during the transition of our company following the Spin-Off. Severance payments and benefits are discussed in detail under “Executive Compensation—Potential Payments on Termination or Change of Control of Cardinal Health” on page 63.

We believe that the severance benefits we provide to our Chairman and Chief Executive Officer and the change in control benefits we provide to all of our named executives allow us to attract and retain them. We also believe that change of control benefits align executive and shareholder interests by enabling the named executive to consider corporate transactions that are in the best interests of our shareholders and other constituents without undue concern over whether the transactions may jeopardize the named executive’s own employment.

Equity Grant Practices.    The Compensation Committee expects to make annual grant determinations in August of each year and to set the annual grant date for equity awards on August 15 or the first business day to follow August 15. The Compensation Committee delayed the grant date for fiscal 2010 annual awards of stock options and RSUs until September 15, 2009 because of the Spin-Off. The Compensation Committee expects the annual grant to follow the release of earnings for the fiscal year in early August, without regard to whether we are in possession of material non-public information. In the event of grants related to new hires, promotions or other off-cycle grants, we make the grants on the 15th day of the month or the first business day to follow the 15th day of the month.

Tax Matters.    Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three other most highly paid executive officers (not including our Chief Financial Officer). There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual cash incentives, long-term cash incentives and stock option awards generally are designed to qualify as performance-based compensation meeting those requirements and, as such, to be fully deductible. The Compensation Committee established the overall company performance criteria of an 8% return on shareholders’ equity for our fiscal 2010 annual incentive compensation and an 8% per year average annual return on shareholders’ equity for our fiscal 2009 to 2011 long-term incentive cash program for Section 162(m) purposes. We achieved a 12% return on shareholders’ equity for fiscal 2010 and a 13% per year average annual return on shareholders’ equity from July 1, 2008 to August 31, 2009.

It is the Compensation Committee’s general policy to endeavor to minimize the adverse effect of Section 162(m) on the deductibility of our compensation expense; however, the Compensation Committee maintains flexibility in compensating executive officers in a manner designed to promote varying company goals. In fiscal 2010, since Mr. Barrett received compensation above the $1,000,000 threshold, we cannot deduct a portion of his salary, RSUs and perquisites.

The Compensation Committee also considers the impact of Section 409A of the Code, and the compensation plans, programs and agreements are, in general, designed to comply with the requirements of that section to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

Equity Dilution Policy.    We intend to continue to disclose our capital deployment plans and the dilutive effect of our equity compensation program. Our fiscal 2010 annual equity run rate, which is a measure of dilution that shows how rapidly we are depleting the shares reserved for equity compensation plans, was 1.92% of our outstanding shares. We calculate our equity run rate as the total number of shares subject to grants awarded in the fiscal year under our equity compensation plans, less forfeitures, divided by the weighted average number of our common shares outstanding during the fiscal year. For fiscal 2010, the equity run rate excludes the impact of the stock option exchange program.

EXECUTIVE COMPENSATION

Human Resources and Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

Submitted by the Human Resources and Compensation Committee of the Board.

Gregory B. Kenny, Chairman

Calvin Darden

David W. Raisbeck

Jean G. Spaulding, M.D.

Executive Compensation Tables

We are providing the following information with respect to the persons serving as our Chief Executive Officer and Chief Financial Officer during fiscal 2010 and each of our three other most highly compensated executive officers at June 30, 2010.

Summary Compensation Table

Name and Principal Position*	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compen- sation ($)		Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)	All Other Compensa- tion ($)(4)	Total ($)
George S. Barrett	2010	$1,162,397	$121,874	$4,270,012	(5)	$6,157,544	(5)	$2,795,565	(6)	$0	$194,690	$14,702,082
Chairman and Chief Executive Officer	2009	$975,000	$390,000	$974,978		$1,177,526		$0		$0	$246,052	$3,763,556
	2008	$412,910	$706,455	$5,327,363		$3,096,000		$0		$0	$183,928	$9,726,656
Jeffrey W. Henderson	2010	$700,000	$105,000	$808,494		$2,706,200	(7)	$1,165,500		$0	$37,128	$5,522,322
Chief Financial Officer	2009	$700,000	$280,000	$1,905,439		$1,014,506		$0		$0	$21,958	$3,921,903
	2008	$695,628	$208,689	$890,993		$1,013,229		$0		$0	$30,868	$2,839,407
Michael C. Kaufmann (8)	2010	$567,452	$48,469	$646,800		$2,439,370	(9)	$970,343		$0	$43,605	$4,714,039
Chief Executive Officer— Pharmaceutical Segment

Michael A. Lynch (8)	2010	$600,000	$46,406	$693,002		$2,515,609	(10)	$945,000		$0	$36,728	$4,836,745
Chief Executive Officer—Medical Segment
Craig S. Morford (8)	2010	$450,000	$27,000	$354,388		$1,169,540	(11)	$624,375		$0	$39,620	$2,664,923
Chief Legal and Compliance Officer
R. Kerry Clark (12)	2010	$250,274	$380,625	$0		$0		$0		$0	$8,014,184	$8,645,083
Former Chairman and Chief Executive Officer	2009	$1,450,000	$696,000	$3,044,996		$4,567,413		$0		$0	$216,558	$9,974,967
	2008	$1,441,257	$691,804	$2,941,816		$4,412,858		$0		$0	$246,801	$9,734,536

*	In connection with the Spin-Off, on September 1, 2009, Mr. Clark retired as Chairman and Chief Executive Officer and we appointed Mr. Barrett as Chairman and Chief Executive Officer.

(1)

During fiscal 2010, the Compensation Committee awarded discretionary long-term incentive cash payments in amounts equal to 15% of the target award to all program participants for the fiscal 2009 to 2011 performance cycle under our long-term incentive cash program. Amounts awarded to named executives are included in the “Bonus” column. The Compensation Committee approved no payouts for the fiscal 2008 to 2010 performance cycle under the program. The Compensation Committee awarded discretionary annual incentive payments to our named executives for performance during fiscal 2008 and 2009. These amounts are included in the “Bonus” column.

(2)

These awards consist of RSUs. The amount reported represents the grant date fair value of RSUs granted during the fiscal year. See the Grants of Plans Based Awards for Fiscal 2010 table on page 50 for information on the grant date fair value of each award.

(3)

These awards are non-qualified stock options. The amount reported represents the grant date fair value of stock options granted during the fiscal year and does not represent an amount paid to or realized by the named executive. See the Grants of Plans Based Awards for Fiscal 2010 table on page 50 and accompanying notes for information on the grant date fair value of stock options granted during fiscal 2010 and the assumptions used in determining the grant date fair value. There is no certainty that the named executives will realize any value from these stock options, and to the extent they do, the amounts realized may have no correlation to the amounts reported above.

(4)	The elements of compensation included in the “All Other Compensation” column for fiscal 2010 are set forth in the table below.

(5)

Includes stock options and RSUs with grant date fair values of $4,158,341 and $2,520,013, respectively, that we granted to Mr. Barrett in the fiscal 2010 annual grant. Also includes stock options and RSUs with grant date fair values of $1,999,203 and $1,749,999, respectively, that we granted to Mr. Barrett in connection with his promotion to Chairman and Chief Executive Officer.

(6)

At his request, the Compensation Committee awarded Mr. Barrett 15% of his fiscal 2010 annual cash incentive in common shares in recognition of fiscal 2010 being a transition year and to further align his interests with those of our shareholders. The number of shares was determined by dividing the cash amount by the closing price of our common shares on the NYSE on September 3, 2010, the payment date of the annual incentive.

(7)

Includes stock options with a grant date fair value of $1,334,137 that we granted to Mr. Henderson in the fiscal 2010 annual grant. Also includes stock options with a grant date fair value of $1,372,063 that we granted to Mr. Henderson to reflect his responsibilities in guiding the company and to reinforce the alignment of his interests with those of our shareholders following the Spin-Off.

(8)	Messrs. Kaufmann, Lynch and Morford each joined us prior to fiscal 2009 and first became a named executive for fiscal 2010.

(9)

Includes stock options with a grant date fair value of $1,067,307 that we granted to Mr. Kaufmann in the fiscal 2010 annual grant. Also includes stock options with a grant date fair value of $1,372,063 that we granted to Mr. Kaufmann to reflect his new responsibilities in guiding the company and to reinforce the alignment of his interests with those of our shareholders following the Spin-Off.

(10)

Includes stock options with a grant date fair value of $1,143,546 that we granted to Mr. Lynch in the fiscal 2010 annual grant. Also includes stock options with a grant date fair value of $1,372,063 that we granted to Mr. Lynch to reflect his new responsibilities in guiding the company and to reinforce the alignment of his interests with those of our shareholders following the Spin-Off.

(11)

Includes stock options with a grant date fair value of $584,770 that we granted to Mr. Morford in the fiscal 2010 annual grant. Also includes stock options with a grant date fair value of $584,770 that we granted to Mr. Morford in place of a stock option that otherwise would have been granted as part of his fiscal 2011 annual grant.

(12)

In connection with the Spin-Off, on September 1, 2009, Mr. Clark retired as Chairman and Chief Executive Officer. Pursuant to the terms of his employment agreement, Mr. Clark was entitled to receive severance and other benefits on retirement, as described in more detail below.

The amounts shown for “All Other Compensation” for fiscal 2010 include (a) company contributions to the named executive’s account under our 401(k) Savings Plan earned for fiscal 2010 performance; (b) company contributions to the named executive’s account under our DCP earned for fiscal 2010 performance; (c) perquisites (as described below); (d) tax reimbursements; and (e) severance and payout of accrued paid time off, in the following amounts:

Name	Company 401(k) Savings Plan Contributions	Company Deferred Compensation Plan Contributions	Perquisites (a)	Tax Reimbursements (b)	Severance and Payout of Accrued Paid Time Off (c)	Total
George S. Barrett	$25,128	$12,000	$155,169	$2,393	$0	$194,690
Jeffrey W. Henderson	$25,128	$12,000	—	$0	$0	$37,128
Michael C. Kaufmann	$25,928	$17,677	—	$0	$0	$43,605
Michael A. Lynch	$25,128	$11,600	—	$0	$0	$36,728
Craig S. Morford	$27,620	$12,000	—	$0	$0	$39,620
R. Kerry Clark	$0	$0	—	$402	$8,013,782	$8,014,184

(a)

The amounts shown include the value of perquisites and other personal benefits to a named executive with an aggregate value exceeding $10,000. The value of perquisites and other personal benefits are not included for Messrs. Henderson, Kaufmann, Lynch, Morford or Clark because the aggregate value of the perquisites and other personal benefits that each received was less than $10,000. The value of the following perquisites and other personal benefits provided to Mr. Barrett are included in the “All Other Compensation” column for fiscal 2010: (i) the personal use of our aircraft; (ii) a temporary housing allowance; (iii) legal fees paid with respect to services provided to him in connection with his employment agreement; and (iv) installation and monitoring expenses for a security system at his personal residence. The cost of each perquisite or personal benefit provided to Mr. Barrett did not exceed $25,000, except for (x) the incremental cost to us relating to the personal use of corporate aircraft ($98,745), and (y) legal fees paid with respect to services provided to him in connection with his employment agreement ($50,734).

We own and operate our own aircraft and own fractional interests in aircraft. The Board has encouraged Mr. Barrett to use corporate aircraft when feasible for safety and security reasons and it believes that personal use of our aircraft provides Mr. Barrett with flexibility and increased travel efficiencies. We calculate the incremental cost to the company of any personal use of the corporate aircraft based on the cost of fuel, maintenance, crew travel expenses, landing fees, hangar and parking costs, on-board catering and smaller variable costs, offset by any timeshare payments by the executive. Since we use our aircraft primarily for business travel, we do not include the fixed costs that do not change based on usage, such as depreciation and pilots salaries. Effective November 4, 2009, we entered into an Amended and Restated Aircraft Time Sharing Agreement with Mr. Barrett under which he may reimburse us for the incremental costs of his personal use of corporate aircraft up to an amount equal to 200% of fuel costs plus specific trip-related expenses.

(b)

The tax reimbursements paid to Mr. Barrett included $2,393 for imputed income with respect to relocation expenses incurred prior to August 31, 2009. The tax reimbursements paid to Mr. Clark included $402 with respect to the imputed income for personal use of corporate aircraft.

(c)

The severance benefits provided to Mr. Clark included the following: cash severance ($7,540,000); interest on the cash severance payments ($3,949); target bonus payout ($400,438); interest on the target bonus payout ($1,399); interest on the long-term incentive cash program payout ($1,329); medical benefits for fiscal 2010 through fiscal 2012 ($18,722); and estimated tax reimbursement for medical benefits for fiscal 2010 through fiscal 2012 ($11,696). We paid interest to Mr. Clark because we delayed his severance payments by six months to comply with Section 409A of the Code. The accrued paid time off paid to Mr. Clark was $36,250.

Employment Agreements

Our practice is to enter into a multi-year employment agreement with our Chief Executive Officer to provide continuity and stability in leadership for the organization and to provide the opportunity to identify successors. With our other named executives, we generally enter into offer letters to document employment terms, including initial base salary and target incentive amounts and on-going severance benefits, to attract and retain them. During fiscal 2010, we were a party to employment agreements with Messrs. Barrett and Clark. In addition, Messrs. Barrett, Clark, Kaufmann and Lynch have agreed to (a) comply with non-competition and non-solicitation covenants during the terms of their employment and for a period of two years thereafter as described below under “Potential Payments on Termination or Change of Control of Cardinal Health,” and (b) keep our proprietary information and trade secrets confidential. In addition, our standard equity award agreements also contain certain restrictive covenants as discussed under the “Compensation Plans—Potential Impact on Compensation from Executive Misconduct” on page 53. The employment agreements we have entered into with our named executives provide for payments and other benefits upon various termination events, as discussed under “Potential Payments on Termination or Change of Control of Cardinal Health” on page 63.

Barrett Employment Agreement.    In connection with the Spin-Off and Mr. Barrett’s promotion to Chairman and Chief Executive Officer, we entered into an employment agreement with Mr. Barrett under which he serves as our Chairman and Chief Executive Officer for the period ending on the earlier of (a) the date of our annual meeting of shareholders following June 30, 2012 or (b) December 31, 2012, subject to earlier termination. The employment agreement provides that Mr. Barrett will receive an annual base salary of not less than $1,200,000, subject to discretionary increases, and be eligible for a target annual bonus of not less than 130% of his annual base salary payable based on performance objectives that our Compensation Committee determines in consultation with Mr. Barrett. Mr. Barrett is eligible to receive target long-term incentive awards commencing with fiscal 2010 of no less than 600% of his annual base salary, in the form of stock options, RSUs and other long-term incentives as determined by the Compensation Committee. Mr. Barrett is eligible to participate in our savings and retirement plans, deferred compensation plan, welfare benefit plans and perquisite programs, and receives paid time off, in accordance with plans and policies in effect for our other senior executives. During the employment period, he and his immediate family may use our corporate aircraft for personal travel without any tax reimbursement. If his personal use causes the amount reported in our annual proxy statement to equal or exceed $100,000, our Compensation Committee must approve the personal use in advance. We reimbursed Mr. Barrett on an after-tax basis for all reasonable expenses in connection with his relocation to Ohio. Under the employment agreement, in fiscal 2010 we granted 64,126 RSUs (vesting ratably over three years) and a stock option to purchase 309,954 common shares at an exercise price of $27.29 per share (vesting ratably over three years and expiring seven years from the grant date) in connection with his promotion to Chairman and Chief Executive Officer.

Clark Employment Agreement.    Mr. Clark served as our Chairman and Chief Executive Officer from November 2007 to September 1, 2009, immediately following the effective date of the Spin-Off. In September 2008, in connection with the Board’s plans for the Spin-Off and Mr. Clark’s plans to retire after the Spin-Off, we amended our employment agreement with Mr. Clark. The amendment provided that the Spin-Off would constitute a “good reason” event entitling Mr. Clark to resign (including to retire) and receive severance benefits, as long as the Spin-Off occurred by December 31, 2009 and Mr. Clark resigned within six months following the Spin-Off. As a result, under the amended employment agreement, he will receive cash severance payments in the amount of two times the sum of his annual base salary and target annual cash incentive, full vesting or continued vesting of all of his equity awards and pro rata payments of other cash awards. For a complete discussion of the severance benefits, see “Potential Payment on Termination or Change of Control of Cardinal Health” on page 63.

Grants of Plan-Based Awards for Fiscal 2010

The following table supplements our Summary Compensation Table by providing additional information about our plan-based compensation for fiscal 2010. The exchange options granted to Messrs. Kaufmann and Lynch included in the table were granted before the Spin-Off and do not reflect the equitable adjustments to the number of shares and the exercise price that occurred due to the Spin-Off. These adjustments are discussed under the heading “Adjustments to Equity Awards in the Spin-Off” on page 54. We granted all other equity awards during fiscal 2010 after the Spin-Off.

	Grant Date		Approval Date		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)
					Threshold ($)	Target ($)	Maximum ($)
George S. Barrett
Annual Cash Incentive					$604,446	$1,511,116	$3,022,232
Stock Options (6)	9/15/2009		8/04/2009						309,954	$27.29	$1,999,203
Stock Options	9/15/2009	(7)	8/04/2009						644,704	$27.29	$4,158,341
RSUs (6)	9/15/2009		8/04/2009					64,126			$1,749,999
RSUs	9/15/2009	(7)	8/04/2009					92,342			$2,520,013

Jeffrey W. Henderson
Annual Cash Incentive					$252,000	$630,000	$1,260,000
Stock Options	9/15/2009	(7)	8/04/2009						206,843	$27.29	$1,334,137
Stock Options (8)	9/15/2009		9/11/2009						206,636	$27.29	$1,372,063
RSUs	9/15/2009	(7)	8/04/2009					29,626			$808,494

Michael C. Kaufmann
Annual Cash Incentive					$204,283	$510,707	$1,021,414
Exchange Options (9)	7/20/2009		7/17/2009	(10)					362	$31.27	$0
Exchange Options (9)	7/20/2009		7/17/2009	(10)					1,334	$31.27	$0
Exchange Options (9)	7/20/2009		7/17/2009	(10)					3,043	$31.27	$0
Exchange Options (9)	7/20/2009		7/17/2009	(10)					2,154	$31.27	$0
Exchange Options (9)	7/20/2009		7/17/2009	(10)					8,854	$31.27	$0
Exchange Options (9)	7/20/2009		7/17/2009	(10)					3,465	$31.27	$0
Exchange Options (9)	7/20/2009		7/17/2009	(10)					2,777	$31.27	$0
Exchange Options (9)	7/20/2009		7/17/2009	(10)					720	$31.27	$0
Exchange Options (9)	7/20/2009		7/17/2009	(10)					3,381	$31.27	$0
Stock Options	9/15/2009	(7)	8/04/2009						165,474	$27.29	$1,067,307
Stock Options (8)	9/15/2009		8/17/2009						206,636	$27.29	$1,372,063
RSUs	9/15/2009	(7)	8/04/2009					23,701			$646,800

Michael A. Lynch
Annual Cash Incentive					$216,000	$540,000	$1,080,000
Exchange Options (9)	7/20/2009		7/17/2009	(10)					236	$31.27	$0
Stock Options	9/15/2009	(7)	8/04/2009						177,294	$27.29	$1,143,546
Stock Options (8)	9/15/2009		8/17/2009						206,636	$27.29	$1,372,063
RSUs	9/15/2009	(7)	8/04/2009					25,394			$693,002

Craig S. Morford
Annual Cash Incentive					$135,000	$337,500	$675,000
Stock Options	9/15/2009	(7)	8/04/2009						90,662	$27.29	$584,770
Stock Options (11)	9/15/2009		8/04/2009						90,662	$27.29	$584,770
RSUs	9/15/2009	(7)	8/04/2009					12,986			$354,388

R. Kerry Clark	—		—		—	—	—	—	—	—	—

(1)

This information relates to award opportunities we granted during fiscal 2010 under our MIP with respect to fiscal 2010 performance. See the discussion of this plan at “Compensation Plans—Management Incentive Plan” on page 51.

(2)

Unless otherwise noted, all stock awards (a) are RSUs granted during the fiscal year, (b) are granted under our LTIP, (c) vest ratably over three years, and (d) accrue dividend equivalents that are payable upon vesting of the RSUs.

(3)

Unless otherwise noted, all stock option awards (a) are nonqualified stock options granted during the fiscal year, (b) are granted under our LTIP, (c) vest ratably over three years, and (d) have a term of seven years.

(4)	The stock option awards have an exercise price equal to the closing price of our common shares on the NYSE on the date of grant.

(5)

We valued the RSUs as of the grant date by multiplying the closing price of our common shares on the NYSE on that date by the number of RSUs awarded. For all stock options other than the exchange options granted to Messrs. Kaufmann and Lynch that are discussed in footnote (9) below, we valued the stock options utilizing a lattice model to provide a grant date fair value. The lattice model incorporates the following assumptions that we made to determine the fair value of the stock options granted to our named executives: expected stock option life: 4.93 to 5.20 years; dividend yield: 2.57%; risk-free interest rate: 2.36% to 2.47%; and expected volatility: 32.00%. There is no certainty that the named executives will realize any value from these stock options and to the extent they do, the amounts realized may have no correlation to the amounts reported above.

(6)	We granted these equity awards to Mr. Barrett in connection with his promotion to Chairman and Chief Executive Officer.

(7)

While the Compensation Committee expects to set the annual grant date for equity awards on August 15 or the first business day to follow August 15, the grant date for fiscal 2010 annual awards of stock options and RSUs was delayed until September 15, 2009 due to the Spin-Off.

(8)

We granted these stock options in addition to the fiscal 2010 annual grant to reflect the named executives’ responsibilities in guiding the company and to reinforce the alignment of their interests with those of our shareholders following the Spin-Off. The stock options vest in equal amounts on the second and third anniversaries of the grant date.

(9)

Represents stock options granted in exchange for previously granted stock options as a result of participation in the stock option exchange program discussed under “Compensation Plans—Voluntary Stock Option Exchange Program” on page 52. The grant date fair value of the exchange options is the incremental fair value of the exchange options, which is the difference between the grant date fair value of the exchange options and the grant date fair value of the original stock options calculated as of the grant date. The exchange options granted in the stock option exchange program were subject to equitable adjustments to the number of shares and the exercise price that occurred in connection with the Spin-Off. The exchange options described in the table above reflect the securities underlying stock options and the exercise price for Cardinal Health shares at the time of the stock option exchange and prior to adjustments that were made due to the Spin-Off. The exchange options vest the later of July 20, 2010 and the remaining period of the original vesting term of the stock options for which the exchange options were exchanged. The term of the exchange options is the longer of July 20, 2012 and the remaining term of the stock options for which the exchange options were exchanged.

(10)

We granted these exchange options under the stock option exchange program before the individuals became executive officers. We made the grants on July 20, 2009, the first business day following the end of the tender offer period, under delegated authority.

(11)	This stock option was granted in place of a stock option that otherwise would have been granted as part of Mr. Morford’s fiscal 2011 annual grant.

Compensation Plans

Management Incentive Plan.    Key executive employees, including our named executives, are eligible to receive annual incentive cash awards under the MIP. The Compensation Committee establishes performance criteria during the first three months of each fiscal year and may establish performance goals. For fiscal 2010, the Compensation Committee established the overall company performance criterion of 8% return on shareholders’ equity, which must be satisfied before the named executives receive any payout under the MIP. We designed this performance criterion to allow payments under the MIP to be performance-based compensation under the Code and to be fully tax deductible by us.

The Compensation Committee also established performance goals under the MIP for fiscal 2010 based upon the achievement of specified levels of EBIT and tangible capital. EBIT is calculated as consolidated operating earnings adjusted to exclude restructuring and employee severance expense, acquisition related costs, impairments and (gain)/loss on sale of assets, litigation (credits)/charges, net, and certain other Spin-Off related costs included within distribution, selling, general and administrative expenses. Tangible capital is calculated as total assets less (total liabilities, goodwill and other intangibles, net, cash and equivalents, short-term investments available for sale, our available for sale security investment in CareFusion and assets from businesses held for sale and discontinued operations) plus (current portion of long-term obligations and other short-term borrowings, liabilities from businesses held for sale and discontinued operations, outstanding receivable sales pursuant to our committed receivables sales facility program and long-term obligations, less current portion), adjusted to exclude the after-tax impact on net tangible capital of any other adjustments approved by the Compensation Committee. The Compensation Committee retains discretion to approve adjustments to EBIT and tangible capital for purposes of determining whether we achieved our performance goals.

The Compensation Committee established a matrix of potential cash award percentages based upon achievement of varying EBIT and tangible capital levels for fiscal 2010. The cash award percentage from the pay and performance matrix determines the total pool for cash awards under the MIP. If we do not achieve the minimum performance goals for either EBIT or tangible capital, but we achieve the performance criterion for return on shareholders’ equity, the Compensation Committee may, in its discretion, fund the pool for cash awards and make annual incentive awards to named executives under the MIP.

2005 Long-Term Incentive Plan.    In November 2008, our shareholders approved an amended and restated LTIP. We amended the LTIP during fiscal 2010 to reflect adjustments relating to the Spin-Off. Under the LTIP, we may grant stock options, stock appreciation rights, stock awards, other stock-based awards and cash awards to employees. As set forth in the Grants of Plan-Based Awards for Fiscal 2010 table on page 50, during fiscal 2010, we granted nonqualified stock options and RSUs to our named executives.

In August 2007, the Compensation Committee approved the long-term incentive cash program under the LTIP. We designed this program to reward outstanding performance over a three-year period. At the end of the three-year cycle, potential payouts could range from 0% to 200% of the executive’s aggregate annual incentive target based solely on achievement of the overall company performance goals. The Compensation Committee determines whether we have achieved the performance goals.

In August 2007, the Compensation Committee approved the long-term incentive cash program for the fiscal 2008 to 2010 performance period with goals based on obtaining a specified level of cumulative economic profit (as adjusted). The payout structure under the fiscal 2008 to 2010 performance period included a two-year and a three-year goal, so that we could have made a potential payout of 40% of target at the end of fiscal 2009 and a potential payout of 60% at the end of fiscal 2010. In August 2009, the Compensation Committee determined that cumulative economic profit did not meet the minimum performance goal established for the two-year period ended June 30, 2009, and approved no payouts with respect to this two-year period. The Compensation Committee also determined that it was not likely that we would achieve performance above the minimum performance goal for the three-year period ending June 30, 2010. As a result, the Compensation Committee canceled awards for this three-year period in connection with the Spin-Off and we did not make any payouts.

In August 2008, the Compensation Committee established the fiscal 2009 to 2011 performance period under the long-term incentive cash program with goals based on obtaining a specified level of cumulative EBIT. In September 2008, the Compensation Committee amended the performance period of the fiscal 2009 to 2011 long-term incentive cash program to be July 1, 2008 through the date of the Spin-Off. In September 2009, the Compensation Committee determined that it was not expected that cumulative EBIT would meet the minimum performance goal established for the performance cycle; however, in recognition of the future potential value of the program based on forecasted performance and the remaining length of time in the original three-year performance period, the Compensation Committee in its discretion approved payouts of 15% of the target awards.

In August 2009, the Compensation Committee determined to terminate the long-term incentive cash program.

Voluntary Stock Option Exchange Program.    In June 2009, our shareholders approved a voluntary stock option exchange program recommended by the Board under which we offered certain employees, but not our directors or our executives who were named executives in our 2008 proxy statement, a period in which they could exchange specific outstanding stock options for new stock options covering a lesser number of shares with a lower exercise price. We began the program on June 19, 2009 and completed it on July 17, 2009. We granted the new stock options with an exercise price equal to the closing price of our common shares on the NYSE on July 20, 2009. Messrs. Kaufmann and Lynch were eligible to participate in the program because they were not named executives in our 2008 proxy statement. The stock options were subject to equitable adjustments to the number of shares and exercise price applicable to the stock options due to the Spin-Off. These adjustments are described under the heading “Adjustments to Equity Awards in the Spin-Off” on page 54. The following table includes information regarding the stock options exchanged in the program by Messrs. Kaufmann and Lynch:

Original Stock Option Grants				Exchange Option Grants			Exchange Option Grants After Adjustments in Spin-Off
Number of Securities Underlying Original Stock Options	Grant Date	Exercise Price	Expiration Date	Number of Securities Underlying Exchange Options	Exercise Price	Expiration Date	Number of Securities Underlying Adjusted Exchange Options*	Exercise Price		Expiration Date
Michael C. Kaufmann
19,491	11/20/2000	$66.08	11/20/2010	362	$31.27	7/20/2012	CAH – 356 CFN – 178	$ $	22.90 17.77	7/20/2012 7/20/2012
22,817	11/19/2001	$68.10	11/19/2011	1,334	$31.27	7/20/2012	CAH – 1,312 CFN – 656	$ $	22.90 17.77	7/20/2012 7/20/2012
26,806	11/18/2002	$67.90	11/18/2012	3,043	$31.27	11/18/2012	CAH – 2,994 CFN – 1,497	$ $	22.90 17.77	11/18/2012 11/18/2012
12,000	1/20/2003	$60.00	1/20/2013	2,154	$31.27	1/20/2013	CAH – 2,119 CFN – 1,059	$ $	22.90 17.77	1/20/2013 1/20/2013
44,002	11/17/2003	$61.38	11/17/2013	8,854	$31.27	11/17/2013	CAH – 8,711 CFN – 4,355	$ $	22.90 17.77	11/17/2013 11/17/2013
20,650	9/02/2005	$58.88	9/02/2012	3,465	$31.27	9/02/2012	CAH – 3,409 CFN – 1,704	$ $	22.90 17.77	9/02/2012 9/02/2012
17,524	8/15/2006	$66.34	8/15/2013	2,777	$31.27	8/15/2013	CAH – 2,732 CFN – 1,366	$ $	22.90 17.77	8/15/2013 8/15/2013
4,500	3/15/2007	$70.17	3/15/2014	720	$31.27	3/15/2014	CAH – 708 CFN – 354	$ $	22.90 17.77	3/15/2014 3/15/2014
17,681	8/15/2007	$67.26	8/15/2014	3,381	$31.27	8/15/2014	CAH – 3,326 CFN – 1,663	$ $	22.90 17.77	8/15/2014 8/15/2014

Michael A. Lynch
12,711	11/20/2000	$66.08	11/20/2010	236	$31.27	7/20/2012	CAH – 232 CFN – 116	$ $	22.90 17.77	7/20/2012 7/20/2012

*	“CAH” indicates Cardinal Health stock options and “CFN” indicates CareFusion stock options.

Potential Impact on Compensation from Executive Misconduct.    Under our benefit plans, we have the authority to require repayment or subject outstanding awards to forfeiture in certain instances of executive misconduct. We designed these provisions to prevent detrimental behavior and permit us to recoup certain benefits in the event an executive has engaged in certain misconduct. Under our MIP and LTIP, we may seek to recover cash incentive compensation paid to executive officers when the payment was based on the achievement of certain financial results that we subsequently restated if the executive officer engaged in misconduct that caused or contributed to the need to restate the previously filed financial statements.

Under the employment agreement we entered into with Mr. Barrett, we have the right to recoup any bonus or other compensation paid to him if our financial statements are restated following the Spin-Off, if Mr. Barrett engaged in misconduct that caused or materially contributed to the restatement, and, if based on the financial statements as restated, he otherwise would not have received such compensation. This right of recoupment applies to compensation granted or vesting not later than three years following the date on which we originally filed the subject financial statements with the SEC. The recoupment right is in addition to the other repayment and forfeiture rights described in this section.

Under our standard stock option agreement for fiscal 2010, an unexercised stock option is forfeited if the holder has engaged in specified conduct (as described below) while employed by us or for three years after termination of employment, and we may require the holder to repay the gross stock option gain realized from the exercise of the stock options exercised within three years prior to such conduct. Under our standard RSU agreement for fiscal 2010, the holder forfeits unvested RSUs and deferred RSUs that vested within the look-back period of the RSU agreement if he or she has engaged in specified conduct (as described below) while employed by us or for three years after termination of employment. Moreover, we may require the holder to repay the value of the RSUs settled within three years prior to such conduct. The specified conduct includes:

•	disclosure or use of confidential information;

•	violation of our policies;

•	fraud, gross negligence or willful misconduct, including such conduct that caused or contributed to a material error resulting in a restatement of our financial statements;

•	solicitation of business or our employees;

•	disparagement;

•	breach of any provision of an employment agreement or severance agreement; and

•	competitive actions (during employment and for a period of 12 months following termination).

We may terminate all vested stock options if the executive’s employment terminates for cause.

Under the recently passed Dodd-Frank Wall Street Reform and Consumer Protection Act, companies listed on a national securities exchange, such as ourselves, will be required to develop, implement and disclose policies with respect to the recovery of incentive-based compensation paid to current or former executive officers following an accounting restatement due to material noncompliance with financial reporting requirements under the securities laws. These rules will apply to incentive-based compensation (including stock options) paid during the three-year period preceding the restatement. The recovery is the amount in excess of what otherwise would have been paid to the officer. We are evaluating this provision and will make any necessary changes to our existing policies and plans to comply with it once the final rules are adopted.

Adjustments to Equity Awards in the Spin-Off

Prior to the Spin-Off, we and CareFusion entered into an employee matters agreement that governs our compensation and employee benefit obligations with respect to our current and former employees. The employee matters agreement addressed, among other things, the mechanism for the conversion and adjustment of equity awards (including stock options, restricted shares and RSUs) in connection with the Spin-Off into awards based on our common shares and/or shares of CareFusion common stock, as applicable. We treat continued employment or service with us as continued employment for purposes of our equity awards. Under the employee matters agreement, with respect to our named executives and directors:

•

We converted each of our stock options granted on or prior to September 26, 2007 into an adjusted Cardinal Health stock option and a CareFusion stock option. The exercise price of the adjusted Cardinal Health stock option and the CareFusion stock option and the number of shares subject to these stock options reflected an adjustment designed so that the intrinsic value of the stock options held immediately following the Spin-Off equaled the intrinsic value of the stock options held immediately prior to the Spin-Off.

•

We adjusted the exercise price and number of shares of our stock options granted after September 26, 2007 so that the intrinsic value of the stock options held immediately following the Spin-Off equaled the intrinsic value of the stock options held immediately prior to the Spin-Off.

•

Holders of RSUs or restricted shares granted on or prior to September 26, 2007, or granted on October 15, 2008 in connection with the announcement of plans for the Spin-Off, received CareFusion restricted stock units (“RSUs”) or shares of CareFusion restricted stock in the same ratio as our outstanding common shares in the Spin-Off (0.5 shares of CareFusion common stock for each Cardinal Health common share). We did not adjust the underlying Cardinal Health RSUs and restricted shares.

•

We adjusted (or cancelled and reissued) other Cardinal Health RSUs or restricted shares (i.e., those not described in the bullet above) so that the fair value of the shares subject to the awards held immediately following the Spin-Off equaled the fair value of the awards held immediately prior to the Spin-Off.

•

The adjusted Cardinal Health stock options, RSUs and restricted shares and the CareFusion stock options, RSUs and restricted stock that a holder received are subject to substantially the same terms, vesting conditions and other restrictions, if any, that were applicable prior to the Spin-Off.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2010

Because of the adjustments to equity awards in the Spin-Off described under the heading “Adjustments to Equity Awards in the Spin-Off” on page 54, we present two tables under this heading. The first table relates to Cardinal Health equity awards, and the second table relates to CareFusion equity awards.

The following table shows the number of shares underlying exercisable and unexercisable Cardinal Health stock options and unvested Cardinal Health RSUs and restricted shares held by our named executives on June 30, 2010. All information regarding awards granted before the Spin-Off reflects the equitable adjustments to the number of shares and the exercise price that occurred in connection with the Spin-Off.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
George S. Barrett	195,752	97,877	(2)	$44.16	2/15/2015
	38,261	76,526	(3)	$41.10	8/15/2015
	0	309,954	(4)	$27.29	9/15/2016
	0	644,704	(4)	$27.29	9/15/2016
						206,426	(12)	$6,937,978
Jeffrey W. Henderson	59,035	0		$39.68	4/18/2012
	47,304	0		$39.68	4/18/2015
	54,923	18,309	(5)	$48.58	8/15/2013
	37,337	18,670	(6)	$49.25	8/15/2014
	32,964	65,931	(3)	$41.10	8/15/2015
	0	206,843	(4)	$27.29	9/15/2016
	0	206,636	(7)	$27.29	9/15/2016
						47,667	(13)	$1,602,088
Michael C. Kaufmann	30,429	0		$32.33	8/23/2014
	16,738	33,478	(3)	$41.10	8/15/2015
	0	356	(8)	$22.90	7/20/2012
	0	1,312	(8)	$22.90	7/20/2012
	0	2,994	(8)	$22.90	11/18/2012
	0	2,119	(8)	$22.90	1/20/2013
	0	8,711	(8)	$22.90	11/17/2013
	0	3,409	(8)	$22.90	9/02/2012
	0	2,732	(9)	$22.90	8/15/2013
	0	708	(9)	$22.90	3/15/2014
	0	3,326	(10)	$22.90	8/15/2014
	0	165,474	(4)	$27.29	9/15/2016
	0	206,636	(7)	$27.29	9/15/2016
						31,991	(14)	$1,075,218
Michael A. Lynch	14,704	0		$49.87	11/19/2011
	17,315	0		$49.72	11/18/2012
	18,398	0		$44.95	11/17/2013
	31,941	0		$32.33	8/23/2014
	28,706	0		$43.12	9/02/2012
	19,621	6,541	(5)	$48.58	8/15/2013
	12,729	6,365	(6)	$49.25	8/15/2014
	14,569	29,139	(3)	$41.10	8/15/2015
	0	232	(8)	$22.90	7/20/2012
	0	177,294	(4)	$27.29	9/15/2016
	0	206,636	(7)	$27.29	9/15/2016
						34,589	(15)	$1,162,536
Craig S. Morford	4,708	9,420	(3)	$41.10	8/15/2015
	0	90,662	(4)	$27.29	9/15/2016
	0	90,662	(4)	$27.29	9/15/2016
						19,282	(16)	$648,068
R. Kerry Clark	654,309	0		$51.26	4/17/2013
	114,479	57,240	(6)	$49.25	8/15/2014
	12,803	6,403	(11)	$47.40	10/15/2014
	119,497	238,997	(3)	$41.10	8/15/2015
						61,328	(17)	$2,061,234

(1)	The market value is equal to the product of $33.61, the closing price of our common shares on the NYSE on June 30, 2010, and the number of unvested RSUs and restricted shares.

(2)	We granted these stock options on February 15, 2008. They vest and become exercisable 33% per year on each anniversary of the grant date over three years.

(3)	We granted these stock options on August 15, 2008. They vest and become exercisable 33% per year on each anniversary of the grant date over three years.

(4)	We granted these stock options on September 15, 2009. They vest and become exercisable 33% per year on each anniversary of the grant date over three years.

(5)	We granted these stock options on August 15, 2006. They vested and became exercisable 25% per year on each anniversary of the grant date over four years.

(6)	We granted these stock options on August 15, 2007. They vested and became exercisable 33% per year on each anniversary of the grant date over three years.

(7)	We granted these stock options on September 15, 2009. They vest and become exercisable 50% per year on each anniversary of the grant date in years two and three.

(8)	We granted these stock options in the stock option exchange program. They vested and became exercisable on July 20, 2010.

(9)	We granted these stock options in the stock option exchange program. They vested and became exercisable 75% on July 20, 2010 and 25% on August 15, 2010.

(10)	We granted these stock options in the stock option exchange program. They vested and became exercisable 67% on July 20, 2010 and 33% on August 15, 2010.

(11)	We granted these stock options on October 15, 2007. They vest and become exercisable 33% per year on each anniversary of the grant date over three years.

(12)

These RSUs vest as follows: 7,907 shares on August 15, 2010; 52,155 shares on September 15, 2010; 34,143 shares on February 15, 2011; 7,908 shares on August 15, 2011; 52,156 shares on September 15, 2011; and 52,157 shares on September 15, 2012.

(13)

These RSUs vest as follows: 11,228 shares on August 15, 2010; 9,875 shares on September 15, 2010; 6,813 shares on August 15, 2011; 9,875 shares on September 15, 2011; and 9,876 shares on September 15, 2012.

(14)

These RSUs and restricted shares vest as follows: 4,831 shares on August 15, 2010; 7,900 shares on September 15, 2010; 3,459 shares on August 15, 2011; 7,900 shares on September 15, 2011; and 7,901 shares on September 15, 2012.

(15)

These RSUs and restricted shares vest as follows: 1,667 shares on July 16, 2010; 4,517 shares on August 15, 2010; 8,464 shares on September 15, 2010; 3,011 shares on August 15, 2011; 8,465 shares on September 15, 2011; and 8,465 shares on September 15, 2012.

(16)

These RSUs vest as follows: 2,920 shares on August 15, 2010; 4,328 shares on September 15, 2010; 456 shares on May 15, 2011; 2,920 shares on August 15, 2011; 4,329 shares on September 15, 2011; and 4,329 shares on September 15, 2012.

(17)	These RSUs vest as follows: 36,402 shares on August 15, 2010; 1,407 shares on October 15, 2010; and 23,519 shares on August 15, 2011.

The following table shows the number of shares underlying exercisable and unexercisable CareFusion stock options and unvested CareFusion RSUs and restricted stock held by our named executives on June 30, 2010. The CareFusion equity awards were granted as equitable adjustments for Cardinal Health equity awards.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
George S. Barrett	0	0		—	—	0		$0

Jeffrey W. Henderson	29,517	0		$30.80	4/18/2012
	23,652	0		$30.80	4/18/2015
	27,461	9,155	(2)	$37.70	8/15/2013
	18,668	9,335	(3)	$38.23	8/15/2014
						2,208	(7)	$50,122

Michael C. Kaufmann	15,214	0		$25.09	8/23/2014
	0	178	(4)	$17.77	7/20/2012
	0	656	(4)	$17.77	7/20/2012
	0	1,497	(4)	$17.77	11/18/2012
	0	1,059	(4)	$17.77	1/20/2013
	0	4,355	(4)	$17.77	11/17/2013
	0	1,704	(4)	$17.77	9/02/2012
	0	1,366	(5)	$17.77	8/15/2013
	0	354	(5)	$17.77	3/15/2014
	0	1,663	(6)	$17.77	8/15/2014
						686	(7)	$15,572

Michael A. Lynch	7,352	0		$38.70	11/19/2011
	8,657	0		$38.59	11/18/2012
	9,199	0		$34.88	11/17/2013
	15,970	0		$25.09	8/23/2014
	14,353	0		$33.46	9/02/2012
	9,810	3,271	(2)	$37.70	8/15/2013
	6,364	3,183	(3)	$38.23	8/15/2014
	0	116	(4)	$17.77	7/20/2012
						1,586	(8)	$36,002

Craig S. Morford	0	0		—	—	0		$0

R. Kerry Clark	327,154	0		$39.78	4/17/2013
	57,239	28,620	(3)	$38.23	8/15/2014
						6,441	(7)	$146,211

(1)	The market value is equal to the product of $22.70, the closing price of CareFusion’s common stock on the NYSE on June 30, 2010, and the number of unvested RSUs or shares of restricted stock.

(2)	These stock options relate to Cardinal Health stock options that we granted on August 15, 2006. They vested and became exercisable 25% per year on each anniversary of the grant date over four years.

(3)	These stock options relate to Cardinal Health stock options that we granted on August 15, 2007. They vested and became exercisable 33% per year on each anniversary of the grant date over three years.

(4)	These stock options relate to Cardinal Health stock options that we granted in the stock option exchange program. They vested and became exercisable on July 20, 2010.

(5)	These stock options relate to Cardinal Health stock options that we granted in the stock option exchange program. They vested and became exercisable 75% on July 20, 2010 and 25% on August 15, 2010.

(6)	These stock options relate to Cardinal Health stock options that we granted in the stock option exchange program. They vested and became exercisable 67% on July 20, 2010 and 33% on August 15, 2010.

(7)	The RSUs and restricted stock vested on August 15, 2010.

(8)	The restricted stock vested as follows: 833 shares on July 16, 2010; and 753 shares on August 15, 2010.

Option Exercises and Stock Vested for Fiscal 2010

Because of the adjustments to equity awards in the Spin-Off described under the heading “Adjustments to Equity Awards in the Spin-Off” on page 54, we present two tables under this heading. The first table relates to Cardinal Health equity awards, and the second table relates to CareFusion equity awards.

The table below shows the Cardinal Health stock options that were exercised, and the Cardinal Health RSUs or restricted shares that vested, during fiscal 2010 for each of our named executives. Awards that vested after August 31, 2009 reflect the equitable adjustments to the number of shares that occurred in connection with the Spin-Off.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(2)
George S. Barrett	0	—	39,932		$1,330,151
Jeffrey W. Henderson	0	—	43,706	(3)	$1,459,276
Michael C. Kaufmann	0	—	24,434	(3)	$820,322
Michael A. Lynch	0	—	24,701	(3)	$823,320
Craig S. Morford	0	—	10,618	(3)	$355,850
R. Kerry Clark (4)	0	—	33,097		$1,081,531

(1)

The number of shares acquired on vesting includes the following RSUs deferred at the election of the named executive, net of required withholdings: Mr. Morford—2,034; and Mr. Clark—31,498 (the deferral period with respect to Mr. Clark’s vested RSUs lapsed prior to the end of the fiscal year). The deferral period with respect to Mr. Morford’s deferred RSUs will lapse six months following his separation from service, as described in more detail under “Nonqualified Deferred Compensation in Fiscal 2010” on page 61.

(2)	Value calculated by multiplying the closing price of a common share on the NYSE on the vesting date by the number of shares acquired on vesting before withholding taxes.

(3)

Includes 28,090, 18,860, 18,058 and 8,026 RSUs granted to Messrs. Henderson, Kaufmann, Lynch and Morford, respectively, in October 2008 in connection with the announcement of plans for the Spin-Off. These RSUs vested on the completion of the Spin-Off on August 31, 2009, provided that the holder would forfeit the RSUs if he voluntarily terminated employment prior to February 1, 2010. We delivered the shares on February 1, 2010.

(4)

Mr. Clark ceased to be an employee and officer of Cardinal Health in September 2009. Under the terms of Mr. Clark’s employment agreement (and as adjusted for the Spin-Off), unvested RSUs (an aggregate of 65,915 Cardinal Health RSUs and 6,769 CareFusion RSUs) that were granted to Mr. Clark more than six months prior to the date of his termination will continue to vest in accordance with the terms of the award.

The table below shows the CareFusion stock options that were exercised, and the CareFusion RSUs or restricted stock that vested, during fiscal 2010 for each of our named executives. The CareFusion equity awards were granted as equitable adjustments for Cardinal Health equity awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
George S. Barrett	0	—	0		—
Jeffrey W. Henderson	0	—	14,045	(2)	$365,310
Michael C. Kaufmann	0	—	9,847	(2)	$256,029
Michael A. Lynch	0	—	9,029	(2)	$234,844
Craig S. Morford	0	—	4,013	(2)	$104,378
R. Kerry Clark	0	—	0		—

(1)	Value calculated by multiplying the closing price of a share of CareFusion common stock on the NYSE on the vesting date by the number of shares acquired on vesting before withholding taxes.

(2)

Includes 14,045, 9,430, 9,029 and 4,013 CareFusion RSUs received by Messrs. Henderson, Kaufmann, Lynch and Morford, respectively, due to adjustments to the October 2008 grant of Cardinal Health RSUs issued in connection with the announcement of plans for the Spin-Off. These CareFusion RSUs vested on the completion of the Spin-Off on August 31, 2009, provided that the holder would forfeit the RSUs if he voluntarily terminated employment prior to February 1, 2010. CareFusion delivered the shares on February 1, 2010.

Nonqualified Deferred Compensation in Fiscal 2010

We maintain a nonqualified deferred compensation plan, the DCP, which we describe below. We also allow for deferral of RSUs beyond the vesting date. The following table provides information regarding our named executives’ accounts under each of these arrangements. We do not maintain non-qualified pension plans or SERPs for our named executives. References to deferred RSUs in the table below include both Cardinal Health and CareFusion RSUs.

Name	Executive Contributions in Last FY ($)(1)(2)	Registrant Contributions in Last FY ($)(2)(3)	Aggregate Earnings in Last FY ($)(2)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)(5)
George S. Barrett
DCP Cash	$119,423	$4,000	$20,419	$0	$302,784
Deferred RSUs	$0	$0	$0	$0	$0

Jeffrey W. Henderson
DCP Cash	$72,692	$5,754	$69,675	$0	$438,306
Deferred RSUs	$0	$0	$42,337	$0	$132,092

Michael C. Kaufmann
DCP Cash	$70,121	$9,677	$49,070	$0	$499,624
Deferred RSUs	$0	$0	$0	$0	$0

Michael A. Lynch
DCP Cash	$25,821	$5,446	$71,948	$0	$651,456
Deferred RSUs	$0	$0	$0	$0	$0

Craig S. Morford
DCP Cash	$2,730	$4,000	$2,471	$0	$25,071
Deferred RSUs	$66,919	$0	$26,416	$0	$93,335

R. Kerry Clark
DCP Cash	$64,382	$0	$136,080	$0	$1,138,526
Deferred RSUs	$1,028,436	$0	$2,555,076	$7,220,917	$0

(1)

The DCP cash amounts shown include salary and bonus deferred during fiscal 2010. DCP cash amounts do not include the following amounts deferred under our fiscal 2010 MIP with respect to services performed in fiscal 2010 and paid after June 30, 2010: Mr. Kaufmann—$116,441.

(2)

The following table provides additional detail on amounts that are reported in the Nonqualified Deferred Compensation in Fiscal 2010 table above and that also are reported as compensation in the Summary Compensation Table of this proxy statement:

Name	Amounts Included as Contributions and Earnings in Nonqualified Deferred Compensation in Fiscal 2010 Table and as Fiscal 2010 Compensation in the Summary Compensation Table	Amount Included in Aggregate Balance at June 30, 2010 in Nonqualified Deferred Compensation in Fiscal 2010 Table and Reported in the Summary Compensation Table for Prior Years
George S. Barrett
DCP Cash	$123,423	$162,746
Deferred RSUs	$0	$0

Jeffrey W. Henderson
DCP Cash	$78,446	$256,702
Deferred RSUs	$0	$0	(a)

Michael C. Kaufmann
DCP Cash	$79,798	$0
Deferred RSUs	$0	$0

Michael A. Lynch
DCP Cash	$31,267	$0
Deferred RSUs	$0	$0

Craig S. Morford
DCP Cash	$6,730	$0
Deferred RSUs	$0	$0

R. Kerry Clark
DCP Cash	$64,382	$1,157,949
Deferred RSUs	$0	$0

(a)

Does not include RSUs that were reported in prior year Summary Compensation Tables, due to SEC rule changes regarding the calculation of reported amounts for equity awards in the Summary Compensation Table.

(3)

Does not include Cardinal Health contributions for fiscal 2010 performance paid after June 30, 2010 in the following amounts: Mr. Barrett—$8,000; Mr. Henderson—$8,000; Mr. Kaufmann—$8,000; Mr. Lynch—$8,000; and Mr. Morford—$8,000.

(4)

We calculate the Aggregate Earnings with respect to DCP Cash based upon the change in value of the investment options selected by the executive officer during the year, as described in more detail below. The Aggregate Earnings with respect to Deferred RSUs is calculated based upon the change in total value of Deferred RSUs from the first day of the fiscal year (or the date of the vesting of the Deferred RSUs if they vested during the fiscal year) to the last day of the fiscal year (or the date of the distribution of the Deferred RSUs if they were distributed during the fiscal year).

(5)

The Aggregate Balance has been reduced in the amount of fees paid by the executive in fiscal 2010 pursuant to the DCP in the following amounts: Mr. Barrett—$334; Mr. Henderson—$334; Mr. Kaufmann—$334; Mr. Lynch—$299; Mr. Morford—$299; and Mr. Clark—$334. The Aggregate Balance does not include a portion of the fiscal 2010 MIP awards for fiscal 2010 performance deferred at the election of the named executive and paid after June 30, 2010 and Cardinal Health contributions for fiscal 2010 performance that were paid after June 30, 2010.

DCP Cash.    Our DCP permits our executive officers to defer between 1% and 50% of base salary and between 1% and 100% of incentive compensation. In addition, we may make additional matching or fixed contributions to the deferred balances of participating management employees. In general, we may make matching contributions at the same rate applicable to the person under our 401(k) Savings Plan, up to $245,000.

We may also credit a participant’s account with an additional, non-matching company contribution. In September 2009, we replaced the company fixed contributions to the 401(k) Savings Plan and DCP with a potential contribution by the company only when we exceed pre-established performance goals. The Compensation Committee selected EBIT as the performance goal for fiscal 2010, and we exceeded the EBIT goal for fiscal 2010. Contributions made with respect to our named executives are set forth in the All Other Compensation table on page 47 of this proxy statement.

To measure the amount of our obligation to each participant under the plan, we maintain a separate bookkeeping record for each participant, which we refer to as an “account.” Participants may direct the investment of the portion of the account allocable to that participant in the same manner the participant directs the investment of his or her account under our 401(k) Savings Plan. The notional investment options available under our DCP are substantially the same investment options that are available in our 401(k) Savings Plan. We then credit or debit the participant’s account with earnings or losses based upon the performance results of the notional investment options selected by the participant. The participant may change the allocation of his or her account among the investment alternatives then available under the plan. We do not permit any participant who becomes a reporting person under Section 16 of the Exchange Act to elect to invest contributions in his or her account in our stock fund.

For management employees, we pay deferred balances upon retirement, termination from employment, death or disability. Some contributions made by us and other account credits are subject to vesting provisions requiring that the participant complete three years of service with us. If the participant terminates employment with us due to retirement, death or total disability, or pursuant to a change of control (as defined under “Potential Payments Upon Termination or Change of Control of Cardinal Health” below), all amounts subject to such vesting requirements shall vest. If the participant terminates employment with us for any other reason, he or she forfeits all unvested amounts.

We pay deferred balances in cash. The plan does not qualify under Section 401(a) of the Code and is exempt from many of the provisions of the Employee Retirement Income Security Act of 1974 as a “top hat” plan for a select group of management or highly compensated employees.

Deferred RSUs.    A named executive may defer receipt of common shares that otherwise would be issued on the date that RSUs vest until after the named executive has a separation from service or until a fixed future date. During the deferral period, the named executive is entitled to cash payments in an amount equal to what the executive would have received as dividends if we had issued the shares underlying the RSUs. We accrue cash amounts equal to the dividends declared prior to the date the RSUs vest until the vesting date. We credit dividend equivalent amounts that accrue on deferred RSUs to the participant’s account under the DCP.

Potential Payments on Termination or Change of Control of Cardinal Health

We have entered into agreements and we maintain plans that provide for compensation to our named executives upon certain triggering events that result in termination of employment and in certain cases in connection with a change of control of Cardinal Health. In the tables below, we present compensation that would have been payable to each named executive if a triggering event had occurred as of June 30, 2010, the last day of our last fiscal year, given the named executive’s compensation and service levels as of such date and, if applicable, based on our closing share price on that date. In the following paragraphs, we describe the provisions of our various plans, including our LTIP, Equity Incentive Plan (“EIP”), Broadly-based Equity Incentive Plan (“BEIP”) and MIP, and the benefits under these plans in the event of each triggering event. We collectively refer to the LTIP, EIP and BEIP and the agreements and awards under those plans as the “Equity Plans.” We also describe the assumptions that we used in creating the tables. As discussed below, some of our employment agreements provide for modifications to the standard terms of our plans.

Unless otherwise noted in the footnotes to the tables with respect to specific named executives, the descriptions of the payments or valuations below are applicable to each of the following tables related to potential payments upon termination and/or a change in control.

Non-Competition and Non-Solicitation Agreements.    Messrs. Barrett, Kaufmann and Lynch have entered into non-competition and non-solicitation agreements. In addition, our Equity Plans provide that if the named executive violates the provisions with respect to competitive actions during employment and for a period of one year following termination, then unexercised stock options and unvested RSUs and restricted shares (collectively, “stock awards”) will be forfeited. We also may seek repayment of gains realized or obtained by the named executive from vested equity awards during a look-back period of one year from the violation. If the named execute violates the provisions with respect to confidentiality, non-disparagement or non-solicitation of business or our employees during employment and for a period of three years following termination, or breaches our policies, then he or she will forfeit unexercised stock options and unvested stock awards. We also may seek repayment of gains realized or obtained by the named executive from vested equity awards during a look-back period of three years from the violation and we may bring an action for breach of contract. Under the terms of the MIP, all or a portion of a final award may be subject to an obligation of repayment to us if the named executive violates an applicable non-competition and/or confidentiality covenant.

Termination for Cause.    We discuss the definition of “termination for cause” under the employment agreement with our Chairman and Chief Executive Officer in the relevant table below. A termination for cause under the Equity Plans means termination of employment on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of our assets or the assets of any subsidiary, or the intentional and repeated violation of our written policies or procedures. Under the LTIP, if the named executive has a severance or employment agreement with us that defines “cause,” then termination for cause has the meaning ascribed under that agreement. We may also have the right to cancel unexercised stock options and unvested stock awards, or seek repayment of gains realized or obtained by the named executive from vested equity awards during a look-back period.

Involuntary Termination without Cause and Termination for Good Reason.    The named executive will be entitled to certain benefits described in the tables below if we terminate the named executive’s employment without cause or if the named executive terminates his or her employment for good reason. The definition of “good reason” under the employment agreements with named executives is discussed in the tables below. Under the MIP, if we terminate the employment of a named executive other than for cause during the fourth quarter of a performance period, we prorate the final bonus under the MIP based upon the length of time employed by us during that performance period and the progress toward achievement of the established performance criteria during that portion of the performance period in which the named executive was employed.

Termination Due to Retirement.    Generally, “retirement” means termination of employment (other than by death or disability and other than in the event of termination for cause) after attaining the age of 55 and having at least 10 years of continuous service with us (including service with any of our affiliates prior to the time that such affiliate became our affiliate). Under the Equity Plans, in the event of termination due to retirement, a pro rata portion of all unvested equity awards that have been held for at least six months will vest, and vested stock options will remain exercisable through the remaining term of the stock options. Under the MIP, if a named executive terminates employment due to retirement during the performance period, we prorate the final payout based upon the length of time that we employed the named executive during the performance period. None of the continuing named executives satisfies the standards for retirement, and therefore none is eligible to receive normal retirement benefits.

Termination Due to Disability.    To be considered “disabled” due to an illness or injury, the executive must be: (a) continuously unable to perform substantial and material duties of the executive’s own job; (b) not be gainfully employed in any occupation for which the executive is qualified by education, training or experience; and (c) be under the regular care of a licensed physician. Under the Equity Plans, in the event of termination due to disability, all unvested equity awards will vest, and vested stock options will remain exercisable through the remaining term of the stock options. Under the MIP, if a participant terminates employment due to disability during the performance period, we will prorate the final payout based upon the length of time that we employed the participant during the performance period.

Termination by Death.    Under the Equity Plans, if the named executive’s employment terminates due to death, then all unvested equity awards granted under the plan will vest, and vested stock options will remain exercisable through the remaining term of the stock options. Under the MIP, if employment terminates due to death during the performance period, we will prorate the final payout based upon the length of time that we employed the participant during the performance period.

Definition of Change of Control of Cardinal Health.    Under the Equity Plans, a “change of control” means any of the following:

•

the acquisition by any entity of beneficial ownership of 25% or more of either our outstanding common shares or the combined voting power of our then-outstanding voting securities (other than any acquisition directly from us or any of our affiliates or employee benefit plans and any Non-Control Acquisition, defined below); or

•

a change in a majority of the members of our Board, other than directors approved by a vote of at least a majority of the incumbent directors (other than any director whose initial assumption of office resulted from an actual or threatened election or proxy contest); or

•

a reorganization, merger or consolidation, sale or other disposition of all or substantially all of our assets or our acquisition of assets or shares of another corporation (each, a “Business Combination”) unless such transaction is a Non-Control Acquisition; or

•	our shareholders approve our complete liquidation or dissolution.

A “Non-Control Acquisition” means a Business Combination where: (a) the beneficial owners of our outstanding common shares and voting securities immediately prior to such Business Combination beneficially own more than 50% of the outstanding common shares and the combined voting power of the then-outstanding voting securities of the resulting corporation (including a corporation which as a result of such transaction owns us or all or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination; (b) no person beneficially owns 25% or more of our then-outstanding common shares or combined voting power of the resulting corporation (unless such ownership existed prior to the Business Combination); and (c) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of our Board (who were approved by a vote of at least a majority of the incumbent directors) at the time of the execution of the initial agreement, or the action of our Board, providing for such Business Combination.

Payments on Change of Control of Cardinal Health.    Under the terms of the Equity Plans, on the date a change of control of Cardinal Health occurs, (a) all stock options fully vest, and (b) the restrictions applicable to all stock awards lapse and these awards fully vest. In addition, in the event the named executive’s employment is terminated within two years after a change of control (other than as a result of death, retirement, disability or termination for cause), each stock option that is vested will remain exercisable until the earlier of three years from the date of the termination of employment or the expiration of the term of the stock option. The amount and timing of any payments under the MIP are not affected by a change of control of Cardinal Health.

Additional Assumptions and Valuation Methodology.    For purposes of the tables below, we have assumed the following:

•	the date of termination of employment is June 30, 2010, the end of our fiscal year, for each of the named executives other than Mr. Clark;

•	the price of our common shares on the date of termination is $33.61 per share, the closing price of our common shares reported by the NYSE on June 30, 2010;

•	the price of CareFusion common stock on the date of termination is $22.70 per share, the closing price of CareFusion common stock reported by the NYSE on June 30, 2010; and

•	with respect to Mr. Clark, we have presented the actual benefits provided to him in connection with his termination of employment.

For all named executives, we have valued the accelerated or continued vesting of stock options as the difference between the closing share price on June 30, 2010 of our common shares or CareFusion common stock, as applicable, and the exercise price for each stock option for which vesting accelerated or continued following termination. We have valued accelerated or continued vesting of stock awards by multiplying the closing price of our common shares or CareFusion common stock, as applicable, on June 30, 2010 by the number of stock awards as to which vesting accelerated or continued following termination.

The information in the following tables reflects the equitable adjustments to the number of shares and the exercise price that occurred due to the Spin-Off.

Unless otherwise indicated, with respect to the MIP, we have assumed that we have met the performance goals and the target incentive is paid.

The tables below reflect amounts that would become payable to our named executives under existing plans and employment agreements and arrangements, based on the assumptions set forth above. We have not included benefits that are available to all of our salaried employees on retirement, death or disability, including 401(k) savings plan and other deferred compensation distributions, group and supplemental life insurance benefits and short-term and long-term disability benefits. Under our DCP, some contributions made by us and other account credits are subject to vesting provisions requiring that the participant has completed three years of service with us. If the participant terminates employment with us due to retirement, death or disability or if there has been a change of control, all amounts subject to these vesting requirements will vest. The tables below include only the value of vesting and acceleration under our DCP in connection with the triggering events.

The actual amounts that we would pay upon a named executive’s termination of employment or in connection with a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. In addition, in connection with any actual termination of employment or change in control transaction, we may determine to enter into one or more agreements or to establish arrangements providing additional benefits or amounts, or altering the terms of benefits described below. Other factors that could affect the amounts reported below include the time during the year of any such event, our share price and the named executive’s age and years of continuous service with us.

The following table describes the potential compensation upon termination or a change in control for George S. Barrett, our Chairman and Chief Executive Officer.

				Change of Control (4)
Executive Benefits and Payments Upon Termination (1)	Involuntary Termination Without Cause or by the Executive With Good Reason (2)	Termination Due to Death or Disability (3)		Without Termination	With Involuntary Termination Without Cause or by the Executive With Good Reason (2)
Compensation:
Cash Severance	$5,520,000	$0		$0	$5,520,000
Fiscal 2010 MIP	$1,511,116	$1,511,116		$0	$1,511,116
Long-Term Incentives:
Stock Options (Accelerated Vesting) (5)	$0	$6,033,439		$6,033,439	$6,033,439
RSUs (Accelerated Vesting) (6)	$0	$6,937,978		$6,937,978	$6,937,978
Benefits and Perquisites:
Medical and Dental Benefits (7)	$18,241	$18,241		$0	$18,241
Deferred Compensation (Accelerated Vesting)	$0	$10,947		$10,947	$10,947
Interest on Deferred Payments	$26,038	$5,596	(8)	$0	$5,596
280G Tax Gross-Up (9)	$0	$0		$0	$3,828,189
Total	$7,075,395	$14,517,317		$12,982,364	$23,865,506

(1)

For purposes of this table, we have assumed Mr. Barrett’s compensation to be base salary equal to $1,200,000 and target annual cash incentive under our fiscal 2010 MIP to be $1,511,116 (actual payout under the fiscal 2010 MIP was $2,795,565). Mr. Barrett is bound by the terms of a non-competition covenant in his employment agreement which, among other things, prohibits him from being employed by an entity that competes with us or any of our subsidiaries or affiliates (the “Cardinal Group”) for a period of two years after his termination of employment (the “Barrett Restricted Period”). During the Barrett Restricted Period, Mr. Barrett also is prohibited from soliciting, servicing or accepting on behalf of a competitor of the Cardinal Group the business of any customer of the Cardinal Group at the time of Mr. Barrett’s employment or date of termination, or any potential customer of the Cardinal Group which Mr. Barrett knew to be an identified, prospective purchaser of services or products of the Cardinal Group. Mr. Barrett is also bound by covenants against disclosure of confidential information, disparagement and recruitment of employees of the Cardinal Group contained in his employment agreement and in the equity award agreements we have entered into with him.

(2)

A termination by Mr. Barrett is for “good reason” in the following events: (a) the assignment to Mr. Barrett of any duties materially inconsistent with his position, authority, duties or responsibilities, or any other action by us which results in a material diminution in his position, authority, duties or responsibilities; (b) any failure by us to comply with any of the compensation provisions contained in the employment agreement; (c) we require Mr. Barrett to be based at any office or location more than 35 miles from Dublin, Ohio; (d) any purported termination by us of Mr. Barrett’s employment other than as expressly permitted by the employment agreement; and (e) any failure by us to comply with our obligation to require any successor to us to assume our employment agreement with Mr. Barrett.

Pursuant to Mr. Barrett’s employment agreement, if we terminate Mr. Barrett’s employment without cause or Mr. Barrett terminates his employment for good reason, then Mr. Barrett will receive (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 60 days); (b) a pro rated portion of his annual bonus for the fiscal year of the termination (payable at the time annual bonuses are paid to other executives); (c) two times the sum of his annual base salary and target bonus for the fiscal year of the termination (payable over 24 months); (d) the ability to exercise all vested stock options for two years following termination, or such longer period as provided in the award agreement; and (e) medical and dental benefits for him and his dependents until the second anniversary of the termination.

Pursuant to Mr. Barrett’s employment agreement, if Mr. Barrett terminates his employment without good reason or if we terminate Mr. Barrett’s employment for cause, then Mr. Barrett will receive earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable by us within 30 days). For purposes of Mr. Barrett’s employment agreement, “cause” means: (a) the willful and continued failure of Mr. Barrett to perform substantially his duties for us (other than such failure resulting from incapacity due to physical or mental illness), after a written notice is delivered by us; (b) the willful engaging by Mr. Barrett in illegal conduct or gross misconduct which is materially and demonstrably injurious to us; (c) conviction of a felony or any crime involving dishonesty or moral turpitude or a guilty or nolo contendere plea by Mr. Barrett with respect thereto; or (d) a material breach of the covenants in the employment agreement, including covenants against competition, disclosure of confidential information, recruitment of our employees or disparagement.

(3)

Pursuant to Mr. Barrett’s employment agreement, “disability” means the absence of Mr. Barrett from his duties with us on a full-time basis for 120 consecutive days or longer, or an aggregate period of 180 days or longer, as a result of incapacity due to mental or physical illness which is determined by a physician to be total and permanent.

Pursuant to Mr. Barrett’s employment agreement, if his employment is terminated due to death or disability, he will receive: (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 30 days); (b) a pro rated portion of his target annual bonus for the fiscal year of the termination (payable at the time annual bonuses are paid to our other executives); and (c) medical and dental benefits for him and his dependents until the second anniversary of the termination. For purposes of the table above, in the event of termination of employment due to death, the medical and dental benefits would be reduced to $12,393.

(4)

In the event of a change of control under our Equity Plans discussed above, Mr. Barrett would be entitled to the accelerated vesting of all outstanding equity awards. A change of control of Cardinal Health without termination of employment does not trigger additional cash payments to Mr. Barrett. If we terminate Mr. Barrett’s employment without cause or if he terminates his employment for good reason following a change of control, Mr. Barrett would be entitled to receive the compensation in connection with such termination in the amounts he would otherwise be entitled to receive for the particular termination event.

(5)	Assumes the accelerated vesting of an aggregate of 1,129,061 Cardinal Health stock options per the Equity Plan terms applicable to all participants.

(6)	Assumes the accelerated vesting of an aggregate of 206,426 Cardinal Health RSUs per the Equity Plan terms applicable to all participants.

(7)

Pursuant to Mr. Barrett’s employment agreement, we are required to continue to provide Mr. Barrett and his eligible dependents with the same medical and dental benefits coverage he would have been entitled to receive if he had remained our active employee until the second anniversary of the termination. Our independent consultants used the following assumptions in valuing the medical benefits coverage through June 30, 2012: (a) a discount rate of 2.0% to value the liabilities; (b) annual increases of 8.0% for total medical costs and employee contribution amounts and 6.0% annual increases for dental; (c) spouse is three years younger than the executive; (d) no mortality in regard to non-spousal family members; and (e) mortality assumptions based upon the RP-2000 Mortality Table projected to 2016 with a white-collar adjustment.

(8)

Certain benefits payable upon termination due to disability may be construed as deferred compensation subject to Section 409A of the Code and will be paid, with interest at the applicable federal rate, on a delayed basis under the employment agreement. Interest on deferred payments applies to termination due to disability.

(9)

If any payments made to Mr. Barrett would be subject to the excise tax imposed on “parachute payments” by the Code on account of a transaction occurring before March 1, 2011, we will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest). The estimate of costs of “parachute payment” gross-up payments does not take account of mitigation for payments that we may make in consideration of non-competition agreements or as reasonable compensation. The valuation was performed by our compensation consultant, assuming an excise tax rate of 20.0%, a statutory federal income tax rate of 35.0%, a Medicare tax rate of 1.45%, a state income tax rate of 6.24% and a local income tax rate of 2.0% based upon the amount of severance and other benefits above Mr. Barrett’s average five-year W-2 earnings multiplied by 2.99. Any gross-up payments are required to be paid by us within five days of the later of (a) the date the excise tax is due, or (b) the receipt by an accounting firm of the determination of the amount of the gross-up payment.

The following table describes the potential compensation upon termination or a change in control for Jeffrey W. Henderson, our Chief Financial Officer; Michael C. Kaufmann, our Chief Executive Officer—Pharmaceutical Segment; Michael A. Lynch, our Chief Executive Officer—Medical Segment; and Craig S. Morford, our Chief Legal and Compliance Officer.

Executive Benefits and Payments Upon Termination (1)	Involuntary Termination Without Cause	Termination Due to Death or Disability	Change of Control (2)
			Without Termination	With Involuntary Termination Without Cause
Jeffrey W. Henderson
Compensation:
Cash Severance	$0	$0	$0	$0
Fiscal 2010 MIP	$630,000	$630,000	$0	$630,000
Long-Term Incentives:
Stock Options (Accelerated Vesting) (3)	$0	$2,613,187	$2,613,187	$2,613,187
RSUs (Accelerated Vesting) (4)	$0	$1,652,209	$1,652,209	$1,652,209
Total	$630,000	$4,895,396	$4,265,396	$4,895,396
Michael C. Kaufmann
Compensation:
Cash Severance	$0	$0	$0	$0
Fiscal 2010 MIP	$510,707	$510,707	$0	$510,707
Long-Term Incentives:
Stock Options (Accelerated Vesting) (3)	$0	$2,689,891	$2,689,891	$2,689,891
Restricted Shares/RSUs (Accelerated Vesting) (4)	$0	$1,090,790	$1,090,790	$1,090,790
Total	$510,707	$4,291,388	$3,780,681	$4,291,388
Michael A. Lynch
Compensation:
Cash Severance	$0	$0	$0	$0
Fiscal 2010 MIP	$540,000	$540,000	$0	$540,000
Long-Term Incentives:
Stock Options (Accelerated Vesting) (3)	$0	$2,429,494	$2,429,494	$2,429,494
Restricted Shares/RSUs (Accelerated Vesting) (4)	$0	$1,198,538	$1,198,538	$1,198,538
Total	$540,000	$4,168,032	$3,628,032	$4,168,032
Craig S. Morford
Compensation:
Cash Severance	$0	$0	$0	$0
Fiscal 2010 MIP	$337,500	$337,500	$0	$337,500
Long-Term Incentives:
Stock Options (Accelerated Vesting) (3)	$0	$1,145,968	$1,145,968	$1,145,968
RSUs (Accelerated Vesting) (4)	$0	$648,068	$648,068	$648,068
Benefits:
Deferred Compensation (Accelerated Vesting)	$0	$7,191	$7,191	$7,191
Total	$337,500	$2,138,727	$1,801,227	$2,138,727

(1)

For purposes of this table, we have assumed compensation to be as follows: Mr. Henderson: base salary of $700,000 and target annual cash incentive under our fiscal 2010 MIP of $630,000 (actual payout under the fiscal 2010 MIP was $1,165,500); Mr. Kaufmann: base salary of $567,452 and target annual cash incentive under our fiscal 2010 MIP of $510,707 (actual payout under the fiscal 2010 MIP was $970,343); Mr. Lynch: base salary of $600,000 and target annual cash incentive under our fiscal 2010 MIP of $540,000 (actual payout under the fiscal 2010 MIP was $945,000); and Mr. Morford: base salary equal of $450,000 and target annual cash incentive under our fiscal 2010 MIP of $337,500 (actual payout under the fiscal 2010 MIP was $624,375).

(2)

In the event of a change of control under our Equity Plans discussed above, the named executive would be entitled to the accelerated vesting of all outstanding equity awards. A change of control without termination of employment does not trigger additional cash payments to the named executive. If we terminate the named executive’s employment following a change of control, the named executive would be entitled to receive the compensation in connection with such termination in the amounts he would otherwise be entitled to receive for the particular termination event, as described in this table.

(3)

Assumes the accelerated vesting of stock options per the Equity Plan terms applicable to all participants as follows: Mr. Henderson: 516,389 Cardinal Health stock options and 18,490 CareFusion stock options; Mr. Kaufmann: 431,255 Cardinal Health stock options and 12,832 CareFusion stock options; Mr. Lynch: 426,207 Cardinal Health stock options and 6,570 CareFusion stock options; and Mr. Morford: 190,744 Cardinal Health stock options.

(4)

Assumes the accelerated vesting of RSUs or restricted shares per the Equity Plan terms applicable to all participants as follows: Mr. Henderson: 47,667 Cardinal Health RSUs and 2,208 CareFusion RSUs; Mr. Kaufmann: 31,991 Cardinal Health RSUs/restricted shares and 686 CareFusion RSUs/shares of restricted stock; Mr. Lynch: 34,589 Cardinal Health RSUs/restricted shares and 1,586 CareFusion RSUs/shares of restricted stock; and Mr. Morford: 19,282 Cardinal Health RSUs.

The following table describes the compensation and benefits actually paid or payable to R. Kerry Clark, our former Chairman and Chief Executive Officer, due to his termination of employment.

Executive Benefits and Payments Upon Termination (1)	Amount
Compensation:
Cash Severance (2)(3)	$7,540,000
Target Bonus (3)(4)	$400,438
Long-Term Incentives:
Long-Term Incentive Cash Program (5)	$380,625
Stock Options (Accelerated and Continued Vesting) (6)	$0
RSUs (Continued Vesting) (7)	$2,333,083
Benefits and Perquisites:
Medical and Dental Benefits (3)(8)	$18,722
Deferred Compensation (3)(9)	$0
Interest on Deferred Payments (3)(10)	$6,677
Unused Accrued Paid Time Off (3)	$36,250
Estimated Tax Reimbursements (3)(11)	$11,696
Total	$10,727,491

(1)

In connection with the Spin-Off, on September 1, 2009, Mr. Clark retired as Chairman and Chief Executive Officer. Pursuant to Mr. Clark’s employment agreement, the Spin-Off was a “good reason” event entitling him to resign (including to retire) and receive severance and other benefits (as described in the table above). Mr. Clark is bound by the terms of a non-competition covenant in his employment agreement that, among other things, prohibits him from working at an entity that competes with the Cardinal Group for a period of two years after his termination of employment (the “Clark Restricted Period”). During the Clark Restricted Period, Mr. Clark also is prohibited from soliciting, servicing or accepting on behalf of a competitor of the Cardinal Group the business of any customer of the Cardinal Group at the time of Mr. Clark’s employment or date of termination, or any potential customer of the Cardinal Group which Mr. Clark knew to be an identified, prospective purchaser of services or products of the Cardinal Group. Mr. Clark is also bound by covenants against disclosure of confidential information, disparagement and recruitment of employees of the Cardinal Group contained in his employment agreement and in the equity award agreements we have entered into with him.

(2)

Under the terms of Mr. Clark’s employment agreement, Mr. Clark was entitled to receive severance in the amount of two times his annual base salary and target bonus, payable in 24 monthly installments. Mr. Clark’s annual base salary at the time of termination was $1,450,000 and his target MIP for fiscal 2009 was $2,320,000. The first six monthly installments are payable in a lump sum six months from termination of employment, with interest at the applicable federal rate.

(3)	We report these amounts in the “All Other Compensation” column of the Summary Compensation Table on page 46.

(4)

Under the terms of Mr. Clark’s employment agreement, Mr. Clark was entitled to receive a pro rata portion of his target bonus for fiscal 2010 (determined based upon his target bonus for fiscal 2009), payable in a lump sum six months from termination of employment, with interest at the applicable federal rate.

(5)

During fiscal 2010, the Compensation Committee awarded discretionary payments in amounts equal to 15% of the target award to our named executives with respect to the fiscal 2009 to 2011 performance cycle under our long-term incentive cash program. The Compensation Committee awarded the payments following Mr. Clark’s termination of employment with respect to performance periods during which we employed him. As a result, the Compensation Committee awarded to Mr. Clark, and we paid him, $380,625 in a lump sum six months from termination of employment, with interest at the applicable federal rate. We report this amount in the “Bonus” column of the Summary Compensation Table on page 46.

(6)

Under the terms of Mr. Clark’s employment agreement, the unvested portion of the stock options that we granted to him when he was hired (an aggregate of 163,578 Cardinal Health stock options and 81,789 CareFusion stock options) vested in full on his termination date. In addition, all remaining unvested stock options (an aggregate of 309,042 Cardinal Health stock options and 28,620 CareFusion stock options) that we granted to Mr. Clark more than six months prior to the date of his termination will continue to vest in accordance with the terms of the awards.

(7)

Under the terms of Mr. Clark’s employment agreement, all unvested RSUs (an aggregate of 65,915 Cardinal Health RSUs and 6,769 CareFusion RSUs) that we granted to Mr. Clark more than six months prior to the date of his termination will continue to vest in accordance with the terms of the awards.

(8)

Under the terms of Mr. Clark’s employment agreement, Mr. Clark and his eligible dependents are entitled to receive medical and dental benefits (at our expense) as if we employed him, for a period of two years following termination. We are providing the benefits as a taxable benefit and are providing a reimbursement for the estimated taxes associated with the medical and dental benefits.

(9)	We are not required to make increased payments nor accelerate vesting or any other provisions under the DCP due to Mr. Clark’s termination.

(10)

Interest accrued at the applicable federal rate (0.84% per year) for payments due within the first six months of termination of employment that were deferred for six months to comply with Section 409A of the Code.

(11)	Estimated tax reimbursements for medical and dental benefits for fiscal 2010 through fiscal 2012 for Mr. Clark and his eligible dependents.

DIRECTOR COMPENSATION

Compensation Philosophy

Our Compensation Committee receives comparative market data and recommendations from its compensation consultant with regard to the structure of our non-management director compensation and the amounts paid to our non-management directors. Effective November 1, 2009, the Compensation Committee changed the stock-based awards for non-management directors to solely RSUs, consistent with market practices.

Compensation Arrangements

The table below shows the elements and amount of compensation that we pay to our non-management directors:

Compensation Element	July 1, 2009 through October 31, 2009	November 1, 2009 through June 30, 2010
Annual Retainer	$75,000	$75,000
Equity Grants (1):
RSUs	$42,000	$120,000
Stock Options	$78,000	$0
Committee Chairperson Annual Retainers:
Audit Committee	$18,000	$18,000
Compensation Committee	$10,000	$10,000
Nominating and Governance Committee	$10,000	$10,000
Audit Committee Member Annual Retainer	$2,000	$2,000
Presiding Director Annual Retainer:
Cash	$20,000	$20,000
Annual RSUs	$0	$20,000
Excess Meeting Fees (2):
Full Day Special Meeting	$1,500	$1,500
Half Day Special Meeting	$750	$750

(1)

Each new non-management director receives an equity award grant upon initially being appointed or elected to the Board and an annual equity award grant on the date of our annual meeting of shareholders. Until October 31, 2009, the equity award grant was comprised of a stock option to acquire common shares with a value of $78,000 and a RSU grant with a value of $42,000. After November 1, 2009, the equity award grant consists only of a RSU grant with a value of $120,000, based on the closing share price on the grant date. The equity award grants vest in full one year from the grant date. The stock options were granted with an exercise price equal to the closing price on the NYSE of a common share on the grant date and are exercisable for seven years from the grant date. RSUs are settled in common shares. Directors must hold (a) in the case of stock options, his or her net profit in common shares until the earlier of (i) the first anniversary of the stock option exercise, or (ii) termination of board service, and (b) in the case of RSUs, the common shares received at settlement until the earlier of (i) the first anniversary of vesting, or (ii) termination of board service. We accrue dividend equivalents on RSUs and pay the accumulated cash dividend equivalents on vesting of the RSUs.

(2)

“Excess meetings” are those meetings attended, during the year following each annual meeting of shareholders, after the director has attended a number of meetings equal to the number of regular quarterly board meetings and regular committee meetings associated with regular quarterly board meetings plus two, and excludes meetings attended by a non-committee member and written actions. Excess meeting fees will not exceed $25,000 in any year. Prior to payment, excess meeting fees must be approved by the Compensation Committee.

The above cash retainer amounts are paid quarterly.

When a special committee is formed to address a specific issue, the Board will determine an annual retainer to be paid to the committee members based upon the expected effort required, up to a maximum of $25,000 per project in any fiscal year. In August 2009, as a result of the ongoing work of members of the Special Committee on Strategy that was formed during fiscal 2009 (the “Special Committee”), the Board approved a second retainer of $10,000 for the members of the Special Committee and a second supplemental retainer of $5,000 for the Chair of the Special Committee. In August 2009, the Board also approved a retainer of $20,000 for Mr. Notebaert, who was not a member of the Special Committee, but participated in the Special Committee’s process.

We granted stock option and RSU awards during fiscal 2010 under our 2007 Nonemployee Directors Equity Incentive Plan (the “2007 Directors EIP”). Our shareholders approved the 2007 Directors EIP in November 2007. We amended the 2007 Directors EIP during fiscal 2010 to reflect adjustments relating to the Spin-Off. The 2007 Directors EIP provides for grants in the form of nonqualified stock options and RSUs to members of the Board who are not our employees. Under the 2007 Directors EIP, all unvested stock options and RSUs become fully vested upon a “change of control” (as defined under “Potential Payment Upon Termination or Change of Control of Cardinal Health” on page 63).

As described under “Executive Compensation—Adjustments to Equity Awards in the Spin-Off” on page 54, outstanding stock options and RSUs held by directors were adjusted in connection with the Spin-Off.

Directors may receive additional compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of directors or Committee members.

Directors may elect to defer payment of their fees into our DCP, one of the investment alternatives for which is the Cardinal Health stock fund. Deferrals into our stock fund are valued as if each deferral was invested in common shares as of the deferral date. For directors, deferred balances under the DCP are paid upon termination from board service, death or disability. In all cases, payments commence at least six months after the event triggering the payment. A director may also defer receipt of common shares that otherwise would be issued on the date that RSUs vest until after termination from board service. During the deferral period, the director is entitled to cash payments in an amount equal to what the director would have received as dividends if we had issued the shares underlying the RSUs. We accrue cash amounts equal to the dividends declared prior to the date that the RSUs vest until the vesting date. We credit dividend equivalent amounts that accrue on deferred RSUs to the participant’s account under the DCP.

We provide transportation or reimburse directors for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board and Committee meetings, director education programs and other Board related activities. Under our policy, a director may be reimbursed for use of a non-commercial flight option for such attendance, including a reimbursement for associated taxes, up to the equivalent cost of a refundable first class ticket from the director’s city of origin to the airport proximate to the meeting location.

Our directors may participate in our matching gift program, which is available to all employees. Under this program, the Cardinal Health Foundation (our philanthropic affiliate) will match contributions to eligible non-profit organizations, up to a maximum of $1,000 annually. Directors receive no financial benefit from the matching gift program, and all charitable deductions belong to us.

Director Compensation Table

The members of our Board received the following compensation during fiscal 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Colleen F. Arnold	$79,178	$119,986				$199,164
Glenn A. Britt (3)	$57,750	$161,999	$66,523	$2,285	(8)	$288,557
Carrie S. Cox (4)	$44,701	$120,005				$164,706
Calvin Darden	$79,500	$119,986				$199,486
Bruce L. Downey (3)	$64,236	$161,992	$64,116			$290,344
John F. Finn	$127,348	$139,999				$267,347
Philip L. Francis (5)	$26,723					$26,723
Gregory B. Kenny	$101,000	$119,986		$1,000	(9)	$221,986
J. Michael Losh (5)(6)	$20,505					$20,505
John B. McCoy (7)	$3,750					$3,750
James J. Mongan (4)	$34,008	$120,015				$154,023
Richard C. Notebaert	$103,620	$119,986		$1,000	(9)	$224,606
Michael D. O’Halleran (5)	$14,473					$14,473
David W. Raisbeck	$89,095	$119,986				$209,081
Jean G. Spaulding	$78,000	$119,986				$197,986

(1)

These awards are RSUs granted under the 2007 Directors EIP. We valued the RSUs as of the grant date by multiplying the closing price of the common shares on the NYSE on that date by the number of RSUs awarded. At June 30, 2010, the aggregate number of Cardinal Health and CareFusion RSUs outstanding and held by each director was as follows:

Name	Cardinal Health RSUs	CareFusion RSUs
Colleen F. Arnold	6,960	217
Glenn A. Britt	5,705	0
Carrie S. Cox	3,697	0
Calvin Darden	6,999	236
Bruce L. Downey	5,778	0
John F. Finn	7,686	236
Philip L. Francis	0	13,761
Gregory B. Kenny	6,975	224
J. Michael Losh	0	13,761
John B. McCoy	0	0
James J. Mongan	3,754	0
Richard C. Notebaert	6,999	236
Michael D. O’Halleran	0	13,761
David W. Raisbeck	6,999	236
Jean G. Spaulding	6,999	236

(2)

These awards are non-qualified stock options granted under the 2007 Directors EIP. For stock options granted to Messrs. Britt and Downey that are discussed in footnote (3) below, we valued the stock options utilizing a lattice model to provide a grant date fair value of the stock options. The lattice model incorporates the following assumptions that we made to determine the fair value of the stock options granted to these directors: expected stock option life: 4.26 to 4.40 years; dividend yield: 2.02% to 2.64%; risk-free interest rate: 1.93% to 2.19%; and expected volatility: 32.00%. At June 30, 2010, the aggregate number of Cardinal Health and CareFusion stock option awards outstanding and held by each director was as follows:

Name	Cardinal Health Stock Options	CareFusion Stock Options
Colleen F. Arnold	18,071	1,494
Glenn A. Britt	11,391	0
Carrie S. Cox	0	0
Calvin Darden	25,023	4,969
Bruce L. Downey	10,652	0
John F. Finn	42,634	13,773
Philip L. Francis	6,508	22,690
Gregory B. Kenny	18,175	1,546
J. Michael Losh	228,729	133,798
John B. McCoy	32,833	13,773
James J. Mongan	0	0
Richard C. Notebaert	42,636	13,774
Michael D. O’Halleran	27,552	33,210
David W. Raisbeck	39,147	12,030
Jean G. Spaulding	39,138	12,025

(3)

Messrs. Downey and Britt were elected to the Board on August 31, 2009 and October 1, 2009, respectively, and each received equity award grants upon initially being elected to the Board comprised of a stock option to acquire common shares with a value of $78,000 and a RSU grant with a value of $42,000, based on the closing share price on the grant date, as discussed above.

(4)

Ms. Cox and Dr. Mongan were elected to the Board on December 1, 2009 and January 22, 2010, respectively, and each received a RSU grant upon initially being elected to the Board with a value of $120,000, based on the closing share price on the grant date, as discussed above.

(5)

In connection with the Spin-Off on August 31, 2009, Messrs. Francis, Losh and O’Halleran ceased to be directors of Cardinal Health and became directors of CareFusion. At the time of the Spin-Off, all unvested stock options and RSUs held by Messrs. Francis, Losh and O’Halleran (in each case, 7,177 stock options and 1,068 RSUs) were converted into CareFusion equity awards and immediately vested.

(6)

During fiscal 2005, we entered into an employment agreement with Mr. Losh pursuant to which we agreed to employ Mr. Losh as Chief Financial Officer on an interim basis commencing in July 2004 and ending in May 2005. As compensation for the services rendered thereunder, and as adjusted in the Spin-Off, Mr. Losh received a Cardinal Health stock option to purchase 206,623 common shares at an exercise price of $32.22 per share and a CareFusion stock option to purchase 103,311 shares of CareFusion common stock at $25.01 per share. The options are currently exercisable in full.

(7)	Mr. McCoy retired from the Board on July 1, 2009.

(8)

Represents tax reimbursement during the fiscal year for the payment of taxes to Mr. Britt for use of his employer’s corporate aircraft for travel to our Board and Committee meetings during fiscal 2010. At the request of the Board of Mr. Britt’s employer, Mr. Britt uses his employer-owned or leased aircraft for business and personal travel under most circumstances. Under our policy, a director may be reimbursed for use of a non-commercial flight option for attendance at Board and Committee meetings, including a reimbursement for associated taxes, up to the equivalent cost of a refundable first class ticket from the director’s city of origin to the airport proximate to the meeting location.

(9)	Represents a company match attributable to a charitable contribution by a director under our matching gift program, as discussed above.

FUTURE SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal for inclusion in the proxy statement and form of proxy relating to our 2011 annual meeting of shareholders under Exchange Act Rule 14a-8 is advised that the proposal must be received by us at our principal executive office not later than the close of business (5:00 p.m. Eastern Time) on May 18, 2011 and sent to the attention of our Corporate Secretary, facsimile number (614) 757-7047. We will not be required to include in our proxy statement or form of proxy a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by SEC regulations.

A shareholder who intends to present a nomination for election to the Board of Directors or a proposal for other business at our 2011 annual meeting of shareholders (other than any such proposal included in our proxy statement and form of proxy pursuant to Exchange Act Rule 14a-8) must comply with the notice requirements set forth in our Regulations and such business must otherwise be a proper matter for shareholder action. Among other requirements, the shareholder must deliver proper written notice to our Corporate Secretary at our principal executive office not later than the close of business on the 70th day nor earlier than the close of business on the 130th day prior to the first anniversary of the preceding year’s annual meeting. Accordingly, written notice of nominations or proposals for other business for the 2011 annual meeting must be delivered to our Corporate Secretary at our principal executive office no later than August 25, 2011 and no earlier than June 26, 2011. If the date of the 2011 annual meeting is more than 30 days before or more than 60 days after November 3, 2011, written notice must be delivered not earlier than the close of business on the 130th day prior to the 2011 annual meeting and not later than the close of business on the later of the 70th day prior to the 2011 annual meeting or the 10th day following the day on which we first make a public announcement of the date of the 2011 annual meeting.

OTHER MATTERS

This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by us. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees in person or by telephone or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained Georgeson Inc. at an estimated cost of $12,500, plus reimbursement of expenses, to assist in our solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements also will be made by us with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and we will reimburse these persons for reasonable expenses incurred in connection therewith.

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement unless contrary to your instructions. This practice is known as “householding,” and is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive, now or in the future, a separate annual report and proxy statement, he or she may write to our Investor Relations department at 7000 Cardinal Place, Dublin, Ohio 43017, or call the Investor Relations Line at (614) 757-4757. We will promptly deliver a separate copy (free of charge) upon request. If shareholders at the same mailing address are currently receiving multiple copies of annual reports and proxy statements, and wish to receive a single annual report or proxy statement, they should contact their broker or bank.

By Order of the Board of Directors.

/s/ Stephen T. Falk
STEPHEN T. FALK
Executive Vice President, General Counsel and Corporate Secretary

September 15, 2010

Admission Ticket

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on November 3, 2010.
Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/CAH
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	‚	VALIDATION DETAILS FOR INTERNET AND TELEPHONE VOTING ARE LOCATED IMMEDIATELY BELOW.	‚

‚ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of directors:

		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Colleen F. Arnold	☐	☐	☐	02 - George S. Barrett	☐	☐	☐	03 - Glenn A. Britt	☐	☐	☐

	04 - Carrie S. Cox	☐	☐	☐	05 - Calvin Darden	☐	☐	☐	06 - Bruce L. Downey	☐	☐	☐

	07 - John F. Finn	☐	☐	☐	08 - Gregory B. Kenny	☐	☐	☐	09 - James J. Mongan, M.D.	☐	☐	☐

	10 - Richard C. Notebaert	☐	☐	☐	11 - David W. Raisbeck	☐	☐	☐	12 - Jean G. Spaulding, M.D.	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011.	☐	☐	☐	3.	Proposal to approve an amendment to the Company’s Restated Code of Regulations allowing the Board of Directors to amend the Restated Code of Regulations.	☐	☐	☐

	Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 4, 5 and 6.

		For	Against	Abstain			For	Against	Abstain

4.	Shareholder proposal regarding performance-based stock options.	☐	☐	☐	5.	Shareholder proposal to amend the Restated Code of Regulations to require that the Chairman of the Board be an independent director.	☐	☐	☐

		For	Against	Abstain

6.	Shareholder proposal regarding special shareowner meetings.	☐	☐	☐	7.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTION D.

C 1234567890 JNT	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1 U P X 1 0 1 8 4 7 1

2010 Annual Meeting Admission Ticket

2010 Annual Meeting of

Cardinal Health, Inc. Shareholders

November 3, 2010 at 2:00 pm Local Time

7000 Cardinal Place

Dublin, OH 43017

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2010 Annual Meeting of Shareholders

7000 Cardinal Place, Dublin, OH 43017

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints George S. Barrett, Stephen T. Falk and Craig S. Morford, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned at the close of business on September 7, 2010, at the annual meeting of shareholders to be held on November 3, 2010, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in item 1 on the reverse side, FOR proposal 2, FOR proposal 3, AGAINST proposal 4, AGAINST proposal 5, and AGAINST proposal 6 and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.

(Items to be voted appear on reverse side.)

Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTION D.